     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 13, 1996



                                                       REGISTRATION NO. 333-3431

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                              SENDX MEDICAL, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                          3845                  33-0441316
(State or other jurisdiction of   (Primary Standard Industrial   (I.R.S. Employer
 incorporation or organization)   Classification Code Number)   Identification No.)

               1945 PALOMAR OAKS WAY, CARLSBAD, CALIFORNIA 92009
                                 (619) 930-6300
    (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                               DOUGLAS R. HILLIER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              SENDX MEDICAL, INC.
               1945 PALOMAR OAKS WAY, CARLSBAD, CALIFORNIA 92009
                                 (619) 930-6300
(Name, address, including zip code and telephone number, including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

        Lawrence B. Cohn, Esq.                     David J. Segre, Esq.
        Michael E. Flynn, Esq.                     Nevan C. Elam, Esq.
        Jeffrey B. Coyne, Esq.                   Robert M. Tarkoff, Esq.
  Stradling, Yocca, Carlson & Rauth          Wilson Sonsini Goodrich & Rosati
      a Professional Corporation                 Professional Corporation
 660 Newport Center Drive, Suite 1600               650 Page Mill Road
   Newport Beach, California 92660             Palo Alto, California 94304
            (714) 725-4000                            (415) 493-9300

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                              SENDX MEDICAL, INC.
                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

FORM S-1 ITEM NUMBER AND CAPTION            PROSPECTUS LOCATION OR CAPTION
- ----------------------------------------  -----------------------------------
 1.  Forepart of the Registration
      Statement and Outside Front Cover
      Page of Prospectus................  Facing Page; Cross Reference Sheet;
                                          Outside Front Cover Page of
                                           Prospectus
 2.  Inside of Front and Outside Back
      Cover Pages of Prospectus.........  Inside Front Page of Prospectus;
                                          Additional Information
 3.  Summary Information, Risk Factors
      and Ratio of Earnings to Fixed
      Charges...........................  Prospectus Summary; Risk Factors
 4.  Use of Proceeds....................  Prospectus Summary; Use of Proceeds
 5.  Determination of Offering Price....  Outside Front Cover Page of
                                          Prospectus; Underwriting
 6.  Dilution...........................  Dilution
 7.  Selling Security Holders...........  Not Applicable
 8.  Plan of Distribution...............  Outside Front Cover Page of
                                          Prospectus; Underwriting
 9.  Description of Securities to Be
      Registered........................  Prospectus Summary; Dividend
                                          Policy; Capitalization; Description
                                           of Capital Stock
10.  Interest of Named Experts and
      Counsel...........................  Legal Matters
11.  Information with Respect to
      Registrant........................  Prospectus Summary; Risk Factors;
                                          The Company; Use of Proceeds;
                                           Dividend Policy; Capitalization;
                                           Dilution; Selected Financial Data;
                                           Management's Discussion and
                                           Analysis of Financial Condition
                                           and Results of Operations;
                                           Business; Management; Certain
                                           Transactions; Principal
                                           Stockholders; Description of
                                           Capital Stock; Shares Eligible for
                                           Future Sale; Financial Statements
12.  Disclosure of Commission Position
      on Indemnification for Securities
      Act Liabilities...................  Not Applicable

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION, DATED JUNE 13, 1996


                                2,400,000 Shares

                                    [SENDX]

                                  Common Stock
                               ($.001 PAR VALUE)

                                 --------------

ALL OF THE SHARES OF COMMON STOCK (THE "COMMON STOCK") OF SENDX MEDICAL, INC. ("SENDX" OR THE "COMPANY") OFFERED HEREBY (THE "OFFERING") ARE BEING SOLD BY
 SENDX. PRIOR  TO THIS  OFFERING, THERE  HAS BEEN  NO PUBLIC  MARKET FOR  THE
   COMMON STOCK. IT IS CURRENTLY ESTIMATED THAT THE INITIAL PUBLIC OFFERING PRICE OF THE COMMON STOCK WILL BE BETWEEN $11.50 AND $13.50 PER SHARE.
     FOR  INFORMATION RELATING TO  THE  FACTORS  CONSIDERED IN DETERMINING
         THE INITIAL OFFERING PRICE TO THE PUBLIC, SEE "UNDERWRITING."


  THE COMMON STOCK HAS BEEN APPROVED FOR QUOTATION ON THE NASDAQ STOCK MARKET
    NATIONAL MARKET UNDER THE SYMBOL "SNDX," SUBJECT TO NOTICE OF ISSUANCE.


                                 --------------

THE SHARES OF COMMON  STOCK OFFERED HEREBY  INVOLVE A HIGH  DEGREE OF RISK.  SEE
         "RISK                          FACTORS" BEGINNING ON PAGE 6.

                                 --------------

THESE  SECURITIES  HAVE  NOT  BEEN APPROVED  OR  DISAPPROVED  BY  THE SECURITIES
   AND  EXCHANGE   COMMISSION  OR   ANY  STATE   SECURITIES  COMMISSION   NOR
     HAS   THE   SECURITIES   AND   EXCHANGE   COMMISSION   OR   ANY  STATE
        SECURITIES  COMMISSION   PASSED  UPON   THE  ACCURACY   OR   AD-
            EQUACY    OF   THIS   PROSPECTUS.   ANY   REPRESENTATION
                       TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                            UNDERWRITING
                                                          PRICE TO         DISCOUNTS AND        PROCEEDS TO
                                                           PUBLIC           COMMISSIONS         COMPANY (1)
                                                     ------------------  ------------------  ------------------

PER SHARE..........................................          $                   $                   $
TOTAL (2)..........................................          $                   $                   $

(1)  BEFORE  DEDUCTION  OF  EXPENSES  PAYABLE  BY  THE  COMPANY,  ESTIMATED   AT
    $               .

(2) THE COMPANY HAS GRANTED THE UNDERWRITERS AN OPTION, EXERCISABLE FOR 30 DAYS FROM THE DATE OF THIS PROSPECTUS, TO PURCHASE A MAXIMUM OF 360,000 ADDITIONAL SHARES TO COVER OVER-ALLOTMENTS OF SHARES. IF THE OPTION IS
    EXERCISED IN FULL, THE TOTAL  PRICE TO PUBLIC WILL  BE $                   ,
    UNDERWRITING  DISCOUNTS AND  COMMISSIONS WILL BE  $                    , AND
    PROCEEDS TO COMPANY WILL BE $               .

                                 --------------

    THE SHARES OF COMMON STOCK ARE OFFERED BY THE SEVERAL UNDERWRITERS, WHEN, AS AND IF ISSUED BY THE COMPANY, DELIVERED TO AND ACCEPTED BY THE UNDERWRITERS AND SUBJECT TO THEIR RIGHT TO REJECT ORDERS IN WHOLE OR IN PART. IT IS EXPECTED THAT
THE SHARES WILL BE READY FOR DELIVERY ON OR ABOUT                , 1996, AGAINST
PAYMENT IN IMMEDIATELY AVAILABLE FUNDS.

CS First Boston

                            J.P. Morgan & Co.

                                                         Needham & Company, Inc.

             THE DATE OF THIS PROSPECTUS IS                , 1996.

                                                   Clinicians in critical care
                                                   areas, including intensive
                                                   care units, operating rooms
                                                   and emergency departments,
                                                   require frequent and timely
                                                   analysis of key blood
                                                   parameters on acutely-ill
                                                   patients.


The SenDx 100 has just conducted a
panel of seven tests on a single
blood sample and then automatically
flushed and recalibrated the sensor
cassette, and recorded, displayed
and printed the results, all within
90 seconds. It is now immediately
available for analysis of the next
sample, using the same multi-use
sensor cassette.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ STOCK MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    DURING THIS OFFERING, CERTAIN PERSONS AFFILIATED WITH PERSONS PARTICIPATING IN THE DISTRIBUTION MAY ENGAGE IN TRANSACTIONS FOR THEIR OWN ACCOUNTS OR FOR THE ACCOUNTS OF OTHERS IN THE COMMON STOCK PURSUANT TO EXEMPTIONS FROM RULES 10B-6, 10B-7 AND 10B-8 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING SUMMARY AND CERTAIN PORTIONS OF THIS PROSPECTUS INCLUDE FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS PREDICTED BY SUCH FORWARD-LOOKING STATEMENTS DUE TO VARIOUS FACTORS, INCLUDING BUT NOT LIMITED TO THOSE DISCUSSED IN "RISK FACTORS." EXCEPT AS OTHERWISE SPECIFIED, ALL INFORMATION IN THIS PROSPECTUS REFLECTS (I) THE REINCORPORATION OF THE COMPANY IN DELAWARE, (II) THE AUTOMATIC CONVERSION OF EACH OUTSTANDING SHARE OF PREFERRED STOCK INTO COMMON STOCK UPON THE CLOSING OF THIS OFFERING, (III) NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION AND (IV) A ONE-FOR-THREE REVERSE SPLIT OF THE COMMON STOCK OF THE COMPANY EFFECTED PRIOR TO THE EFFECTIVE DATE OF THIS OFFERING.


    SenDx Medical, Inc. ("SenDx" or the "Company") develops, manufactures and markets blood analysis systems that provide cost-effective measurement of critical diagnostic parameters at the point-of-care ("POC"). POC devices are used by attending clinicians in the patient setting to obtain rapid test results. The Company's SenDx 100 is a portable system which utilizes a single multi-use disposable sensor cassette to accurately and simultaneously measure any combination of seven blood tests frequently ordered for critical care patients in a simple, less than 90 second procedure. The panel of tests performed by the SenDx 100 includes blood gases (oxygen, carbon dioxide and pH), electrolytes (sodium, potassium and ionized calcium) and hematocrit. The Company estimates that the worldwide market for blood gas and electrolyte tests exceeds $1 billion per year. The Company believes that the list prices of the disposable elements for comparable test panels from POC competitors range from $4 to $18, and is positioning the SenDx 100 to offer per test panel prices at or below the low end of this range. The Company believes the combination of low per test pricing and other features, such as ease-of-use, multi-use disposables and extensive data management, all in a portable self-contained unit, differentiate the SenDx 100 from competing POC blood analyzers.



    Clinicians in the critical care areas of hospitals, including intensive care units, operating rooms and emergency departments, require frequent and timely analysis of key blood parameters on acutely-ill patients to facilitate appropriate therapeutic intervention. When the first blood gas test instruments were introduced in the 1960's, the tests were performed exclusively in hospital central laboratories. The clinical need for faster turnaround times resulted in establishment during the 1970's of smaller specialized laboratories, called satellite or "stat" laboratories, located closer to the patient. While this has generally decreased turnaround times for blood analyses compared to the central laboratory, delays can still occur. In addition, the per test cost in stat laboratories is significantly higher than in central laboratories, as stat laboratories generally have lower testing volumes but require duplication of expensive, maintenance-intensive equipment and skilled operating personnel. The need for faster turnaround times and lower per test costs has led to commercial introduction of specialized diagnostic equipment for use by attending clinicians at the POC. However, these devices have had certain limitations, including relatively high costs per test, technique-dependent operation and limited data management capabilities.



    The SenDx 100 utilizes proprietary sensor and calibration technologies that will enable clinicians to easily perform commonly required blood chemistry analyses on a whole blood sample of approximately 170 microliters (less than three drops). The SenDx 100 automatically aspirates the blood sample directly from the sampling syringe into the sensor cassette, performs the analysis, flushes and recalibrates, and records, displays and prints the data, all in less than 90 seconds. The SenDx 100 is comprised of a modular electronic base instrument and multi-use disposables, consisting of a sensor cassette and calibrant pack, both of which are easily inserted into the instrument and can be used for up to one hundred test panels. The multi-use disposables enable a broad measurement capability at a low per test cost. Additional features of the SenDx 100 include ease-of-use, broad data management capability and enhanced compliance with the Clinical Laboratory Improvement Amendments of 1988 ("CLIA '88"), which are federal statutes regulating medical laboratory practice.

    The Company received U.S. Food and Drug Administration ("FDA") clearance for the SenDx 100 in December 1995, 68 days from the date of submission of its 510(k) premarket notification. The notification was supported by test data obtained at five hospitals, including nationally recognized teaching hospitals, which compared the SenDx 100 to commonly used central laboratory instruments. The SenDx 100 was first exhibited at the annual meeting of the American Association of Critical Care Nurses in May 1996 and the Company currently expects to commence commercial shipments of the SenDx 100 during the fourth quarter of 1996.



    The Company is the successor to the Medical Sensors business unit of PPG Industries, Inc. ("PPG"). The Medical Sensors unit was founded in 1988 to develop POC blood analysis systems for the critical care segments of the worldwide hospital market. In 1992, Medical Sensors introduced the StatPal II, one of the first portable instruments for measurement of blood gases at the patient's bedside. The StatPal II, like other competing products, requires multi-step operation, has a limited test menu and limited data management capabilities, and has a relatively high per test cost. Due partly to these factors, the StatPal II and competing products have not captured a significant share of the blood analysis market. The SenDx 100 has been designed to address these factors. The Company has gained significant knowledge and experience from the StatPal II with respect to sensor and calibrant technology, manufacturing techniques, regulatory matters and the needs of the blood analysis market in general, which facilitated development of the SenDx 100.



    The Company's goal is to become the leading global supplier addressing POC blood analysis needs of the critical care market with a cost-effective, easy-to-use system. In the United States, the Company is initially marketing the SenDx 100 to the critical care departments in the 2,000 largest hospitals, which conduct over 70% of the blood gas tests, by deploying a direct sales force of experienced medical sales professionals. The Company is arranging to place SenDx 100 units at selected leading medical centers in the United States and Europe which will serve as reference centers to increase market awareness of the SenDx
100. The Company also plans to seek multi-year agreements with major proprietary hospital chains, group purchasing organizations and managed healthcare delivery networks. Internationally, the Company plans to market the SenDx 100 through strategic partnerships and distributors.


                                  THE OFFERING


Common Stock offered..............  2,400,000 shares
Common Stock outstanding after the
 Offering.........................  8,638,978 shares (1)
Use of Proceeds...................  To  finance increased sales and marketing activities, to repay debt, to fund  increased research and  development
                                    activities,   and  for   working  capital   and  general
                                    corporate purposes.
Proposed Nasdaq National Market
 Symbol...........................  SNDX


- ------------------------

(1) Excludes (i) 1,448,365 shares of Common Stock issuable upon exercise of outstanding warrants and stock options as of May 31, 1996, and (ii) up to 35,812 additional shares of Common Stock which would be issuable to CIBC Wood Gundy Ventures, Inc. in the event the public offering price is less than $11.81 per share. See "Capitalization," "Management -- Executive Compensation," "Certain Transactions" and Note 7 of Notes to Financial Statements.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                      THREE MONTHS ENDED
                                                            YEARS ENDED DECEMBER 31,                      MARCH 31,
                                              -----------------------------------------------------  --------------------
                                                1991       1992       1993       1994       1995       1995       1996
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Statement of Operations Data:
  Net sales.................................  $      29  $     258  $     190  $     154  $   1,251  $     377  $     826
  Cost of goods sold........................         10        146        127         76      3,320        786        902
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Gross profit (loss).......................         19        112         63         78     (2,069)      (409)       (76)
  Operating expenses:.......................
    Research and development................        516        665        877        814      2,219        585        618
    Write-off of acquired in-process
     technology.............................         --         --         --      3,362         --         --         --
    General and administrative..............        468        691        810        962      1,615        369        361
    Sales and marketing.....................         56        224        139        100      1,039        339        366
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total operating expenses..............      1,040      1,580      1,826      5,238      4,873      1,293      1,345
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Loss from operations......................     (1,021)    (1,468)    (1,763)    (5,160)    (6,941)    (1,702)    (1,421)
  Interest expense, net.....................        (20)        23        (77)      (139)      (871)      (228)      (189)
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net loss..................................  $  (1,041) $  (1,445) $  (1,839) $  (5,299) $  (7,813) $  (1,930) $  (1,610)
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Pro forma net loss per share (1)..........                                              $   (1.59)            $   (0.32)
                                                                                          ---------             ---------
                                                                                          ---------             ---------
  Pro forma shares used in
   per share computations...................                                                  4,919                 4,967
                                                                                          ---------             ---------
                                                                                          ---------             ---------


                                                                                                 MARCH 31, 1996
                                                                                            ------------------------
                                                                                                            AS
                                                                                             ACTUAL    ADJUSTED (2)
                                                                                            ---------  -------------
Balance Sheet Data:
  Cash and cash equivalents...............................................................  $   9,252    $  29,110
  Working capital.........................................................................      5,960       29,062
  Total assets............................................................................     13,948       33,806
  Notes payable and current portion of long-term debt, including accrued interest.........      3,244           --
  Long-term debt, including accrued interest..............................................      5,522          893
  Total stockholders' equity..............................................................      4,259       31,990


- ------------------------

(1) See Note 1 of Notes to Financial Statements for a description of the computation of pro forma net loss per share. In addition to the pro forma net loss per share described in Note 1, assuming the Company had used a portion of the proceeds of this Offering to repay debt, supplemental pro forma loss per share would have been $(1.25) and $(.25), for the periods ended December 31, 1995 and March 31, 1996, respectively. Supplemental pro forma loss per share shows what the loss per share would have been if the retirement of debt in the amount of $7,873,000 had taken place at the beginning of the respective periods. The number of additional shares issued is based on the related proceeds used to retire the debt and are included in this calculation.


(2) Adjusted to reflect the (i) sale of the 2,400,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $12.50 per share after deducting underwriting discounts and estimated offering expenses, (ii) the automatic conversion of all outstanding shares of the Company's Preferred Stock into Common Stock upon the closing of this Offering and (iii) the repayment of short-term debt obligations of $3,244,000 and of long-term debt obligations payable to PPG of $4,629,000 ($4,348,000 after a 5% prepayment discount on amounts payable to PPG). See "Use of Proceeds," "Capitalization" and Note 4 of Notes to Financial Statements.

                                  RISK FACTORS

    AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING PRINCIPAL RISK FACTORS IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS. THIS PROSPECTUS INCLUDES FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE
RESULTS PREDICTED BY SUCH FORWARD-LOOKING STATEMENTS DUE TO VARIOUS FACTORS, INCLUDING BUT NOT LIMITED TO THOSE WHICH ARE DISCUSSED BELOW.

EARLY STAGE OF COMMERCIALIZATION OF THE SENDX 100; UNCERTAIN MARKET ACCEPTANCE; PRODUCT CONCENTRATION


    The Company does not expect to commence commercial sales of the SenDx 100 until the fourth quarter of fiscal 1996. The Company is arranging to place SenDx 100 units at selected leading medical centers in the United States and Europe; however, the SenDx 100 has not yet been operated in actual clinical practice. Successful commercialization of the SenDx 100 will depend upon the Company's ability to demonstrate the accuracy, ease-of-use, reliability and cost-effectiveness of the SenDx 100 in the clinical setting. There can be no assurance that the SenDx 100 will adequately demonstrate these features or that the Company will be able to expand the testing capabilities of the SenDx 100 to any additional analytes that may be desired by customers. In addition, the Company's success will depend on its ability to establish its reputation for advanced technology, product innovation, technical competence, customer support and responsiveness to customer needs. Successful commercialization of the SenDx 100 will also require the Company to satisfactorily address the needs of various decision makers in the hospitals that constitute the target market for the product and to address potential resistance to change in existing laboratory methods. Such efforts may extend the sales cycle for the SenDx 100 and delay commercial sales and market acceptance. If the Company is unable to gain market acceptance of the SenDx 100, the Company's business, operating results and financial condition would be materially adversely affected.



    Substantially all of the Company's net revenues will depend on market acceptance of the SenDx 100. No assurance can be given that the POC market will grow or that the Company will gain market acceptance for the SenDx 100 on a timely basis, or at all. Many hospitals have historically invested in and relied upon complex bench top blood testing equipment in their central and stat laboratories and may be reluctant to change blood testing methodologies or to incur additional expenses for new blood analysis equipment such as the SenDx
100. Changes in hospital procedures, such as the use of pneumatic sample delivery systems from the POC, may decrease turnaround times associated with analyses in central laboratories, thereby reducing demand for POC analyzers. In addition, continued development and acceptance of non-invasive techniques to measure certain diagnostic parameters, including the use of pulse oximetry to measure blood oxygen saturation and the measurement of end-tidal carbon dioxide as a monitor of blood carbon dioxide levels, may decrease demand for the tests performed by the Company's products. See "Business -- Products" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


LIMITED OPERATING HISTORY; ABSENCE OF PROFITABILITY

    From its inception in 1990 through March 31, 1996, the Company incurred cumulative losses of approximately $19.1 million. The Medical Sensors business unit of PPG was organized in 1988 and the Company acquired substantially all of the assets of such unit from PPG effective December 31, 1994. To date, the Company has generated limited revenues from sales of the StatPal II system,
introduced  by   Medical  Sensors   in  1992.   The  StatPal   II,  like   other
first-generation portable instruments for measurement of blood gases, requires a technique-dependent, multi-step operation and has a limited test menu and limited data management capabilities. Partly as a result of these factors, the Company did not capture a significant share of the POC blood analysis market with the StatPal II. The Company expects to incur additional losses as it expands its marketing, manufacturing and research and development efforts in connection with the SenDx 100, and there can be no assurance that the Company will ever achieve significant sales of the SenDx 100 or that such sales will lead to profitability. There can be no assurance that the Company will not encounter substantial delays or incur unexpected expenses related to the introduction of the SenDx 100, or to future products, research, development, manufacturing and marketing or other unforeseen difficulties. See "Business
- --Products" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

INTENSE COMPETITION


    The medical device industry is characterized by intense competition. The Company competes with manufacturers of both bench top analyzers used in hospital central and stat laboratories, and portable POC analyzers. The Company is aware of certain other commercially available portable POC blood analysis systems, manufactured and marketed by i-STAT Corporation ("i-STAT"), Diametrics Medical, Inc. ("Diametrics"), and Mallinckrodt Medical Inc., ("Mallinckrodt"), among others, one of which provides broader test capabilities than the SenDx 100. In addition, Optical Sensors, Inc. ("Optical Sensors") recently introduced an on-demand, patient-connected blood gas-only product and Via Medical Corporation introduced an on-demand, patient-connected glucose monitor. The Company expects that manufacturers of central and stat laboratory testing equipment, including Ciba Corning Diagnostics Corp. ("Ciba Corning"), Instrumentation Laboratory and Radiometer, may also compete with the Company to maintain their respective revenues and market share. Many companies in the medical device industry, including manufacturers of POC analyzers and central and stat laboratory equipment have substantially greater installed customer bases, capital resources, marketing and management resources, research and development staffs and facilities than the Company. Such entities have developed, may be developing or could in the future attempt to develop additional products competitive with the SenDx 100. Ciba Corning has announced that it is developing a portable POC blood analyzer. There can be no assurance that the Company's competitors will not succeed in developing or marketing technologies and products that will be more effective or less expensive than those being marketed by the Company or that would render the Company's technology and products obsolete or noncompetitive. In addition, earlier entrants in the market often obtain and maintain significant market share relative to later entrants. The Company may experience competitive pricing pressures that may adversely affect unit prices, sales levels and profitability. See "Business -- Competition."


RAPID TECHNOLOGICAL CHANGE; NEW PRODUCT DEVELOPMENT


    The market for the Company's products is characterized by rapidly changing technology and new product introductions and enhancements. In addition to the risks associated with market acceptance of the SenDx 100, the Company's success will depend in part upon its ability to enhance and expand the capabilities of the SenDx 100 and to develop and introduce innovative new products that gain market acceptance. There can be no assurance that new technologies or new products developed by others will not reduce demand for the Company's products. There can also be no assurances that the Company's research and development programs to improve its product offerings will be successful or that other companies will not develop and commercialize products based on new technologies that are superior in either performance or cost-effectiveness to the Company's products. There also can be no assurance that the Company will be successful in developing, manufacturing and marketing new products or enhancing its existing products on a timely or cost-effective basis. Moreover, the Company may encounter technical problems in connection with its product development that could delay introduction of new products or product enhancements. Failure to develop or introduce new products or product enhancements on a timely basis that achieve market acceptance could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Research and Development."



NEED FOR EXPANSION OF MANUFACTURING AND MARKETING ACTIVITIES; LACK OF
DISTRIBUTION



    The Company's experience in manufacturing and marketing its diagnostic products has been primarily limited to production of relatively small numbers of its StatPal II analyzers and related disposables for commercial sales. The Company has manufactured only prototypes and pilot run units of the SenDx 100 analyzer and related disposables. It may be necessary to expand the Company's manufacturing capacity in the event of increased demands for the SenDx 100. In particular, the Company will need to increase its calibrant pack manufacturing capacity. Such expansion may require the commitment of capital resources for additional tooling and equipment and for leasehold improvements. Several of the components of the SenDx 100 are sole-sourced or custom-manufactured by a limited number of outside vendors. Certain of such components require substantial lead time from order to delivery, and there can be no assurance that the Company will be able to expand its capacity or find necessary qualified third-party manufacturers or vendors in a timely manner to respond to increased demands. Any delay or inabilities to obtain the necessary components could adversely affect the Company's manufacturing ability, financial condition and operating results. See "Risk Factors -- Dependence on Sole Source Suppliers."

    In addition, the Company has only recently begun limited marketing of the SenDx 100, which will require substantially more marketing effort and resources than the StatPal II. The Company's sales force consists of 10 persons, eight of whom have been with the Company for a limited time and the Company believes it will have to substantially increase the number of sales personnel to adequately address its markets. There can be no assurance that the Company will be able to attract qualified sales personnel and successfully train and motivate its sales force. The Company intends to market and sell its products outside the United States through distributors; however, the Company does not yet have any international distribution agreements for the SenDx 100. The Company's current exclusive European distributor of the StatPal II, Medlink Europe B.V. ("Medlink") has notified the Company that it believes it is also entitled to exclusively distribute the SenDx 100 in Europe. The Company has not come to an agreement with Medlink with respect to distribution of the SenDx 100 in Europe. The Company's current agreement with Medlink is terminable on January 1, 1997, if Medlink fails to meet certain annual sales requirements for 1996, and terminates in May 1997 by its own terms. The Company intends to seek a new distributor in Europe for the SenDx 100. The Company's ability to market the SenDx 100 in certain markets may depend on distribution agreements or strategic alliances with marketing partners. There can be no assurance that the Company will be able to enter into distribution agreements on favorable terms or at all, or that such agreements will be successful in developing the Company's marketing capabilities. Such failure could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Products
- -- SenDx 100 Marketing and Distribution."


DEPENDENCE ON PATENTS AND PROPRIETARY TECHNOLOGY


    The success of the Company will depend, in part, on its ability to obtain and maintain patent protection for its products, to preserve its trade secrets and to operate without infringing upon the proprietary rights of others. The patent position of a medical device company can involve complex legal and factual issues. The Company has rights to certain issued U.S. patents and their foreign counterparts with respect to the StatPal II analyzer. All of these patents are currently exclusively licensed by the Company from PPG, pursuant to a License Agreement (the "PPG License") and which will be assigned to the Company upon payment by the Company of amounts due PPG. See "Use of Proceeds." Certain of the issued and pending patents under the PPG License are subject to a covenant by PPG not to sue Diametrics, and three current or former employees of Diametrics, for infringement of such patent rights. This covenant was entered into in connection with the settlement of a lawsuit by PPG against Diametrics, and such individuals, for alleged misappropriation of trade secrets, unfair competition and infringement of a PPG design patent. The PPG License provides for such covenant not to sue to also be binding upon the Company. Such covenant has no applicability to patent applications which may be filed by the Company or any patents that may issue therefrom. The Company has filed 12 additional patent applications on various aspects of the SenDx 100, including certain aspects of its sensor and calibration technology. There can be no assurance that issued patents will provide significant proprietary protection, that pending patents will be issued, or that products incorporating the technology in issued patents or pending applications will be free of challenge from competitors. The Company also relies on trade secrets to protect its proprietary technology, and no assurance can be given that others will not independently develop or otherwise acquire equivalent technology or that the Company can maintain such technology or trade secrets. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as the laws of the United States. The failure of the Company to protect its intellectual property rights could have a material adverse effect on its business, operating results and financial condition.



    The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights. There can be no assurance that infringement, invalidity, right to use or ownership claims by third parties will not be asserted against the Company in the future. Costs associated with entering into licensing or other arrangements to settle potential disputes, could be substantial and there can be no assurance that necessary licenses would be available to the Company on satisfactory terms or at all. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing and selling its products, which would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, should the Company decide to litigate such claims, such litigation could be expensive and time consuming, could divert management's attention from other matters, and could have a material adverse effect on the Company's business, operating results and financial condition, regardless of the outcome of the litigation. See "Business
- -- Patent and Proprietary Rights."

DEPENDENCE ON SOLE SOURCE SUPPLIERS; INDEPENDENT CONTRACT MANUFACTURERS; INVENTORY MANAGEMENT


    The Company purchases the components used in its products including video displays, printed circuit board assemblies and certain calibrant chemicals, from third parties. The Company's dependence on third-party suppliers involves several risks, including limited control over pricing, availability, quality and delivery schedules. The Company is dependent on sole-source suppliers for certain critical components used in its products. Any delays or shortages of such components could cause delays in the shipment of the Company's systems, which could cause the Company's operating results to be adversely affected. The Company's sole-sourced components are generally purchased pursuant to purchase orders placed in the ordinary course of business and the Company has no guaranteed supply arrangements with any of its sole-source suppliers. Because of the Company's reliance on these vendors, the Company may also be subject to increases in component costs which could have a material adverse effect on its business, operating results and financial condition. There can be no assurance that the Company will not experience quality control problems, supply shortages or price increases with respect to one or more of these components in the future. Any quality control problems, interruptions in supply or component price increases with respect to one or more components could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Manufacturing."


    The Company relies on independent contract manufacturers for the manufacture and/or assembly of certain of its products and components. Reliance on independent contract manufacturers involves several risks, including the potential inadequacy of capacity and reduced control over product quality, delivery schedules, manufacturing yields and costs. Certain electronic assemblies manufactured by outside vendors require substantial lead time, and there can be no assurance that the Company will be able to accurately predict its needs to maintain sufficient inventory of such components. In addition, the Company's calibrant packs, used in the SenDx 100, currently have a limited shelf life after manufacture and, as a result, the Company must manufacture the packs near to the time of shipment and is unable to maintain substantial inventory of furnished calibrant packs. Shortages of raw materials, production capacity constraints or delays by the Company's contract manufacturers could negatively affect the Company's ability to meet its production obligations and result in increased prices for affected parts. Any such reduction, constraint or delay may result in delays in shipments of the Company's products or increases in the prices of components, either of which could have a material adverse effect on the Company's business, operating results, financial condition, and customer relations. The Company has no supply agreements with its current contract manufacturers and orders through purchase orders which are subject to supplier acceptance. There can be no assurance that current or future independent contract manufacturers will be able to meet the Company's requirements for manufactured products. The unanticipated loss of any of the Company's contract manufacturers could cause delays in the Company's ability to deliver product while the Company identifies and qualifies a replacement manufacturer. Such an event would have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Manufacturing."

RISKS ASSOCIATED WITH INTERNATIONAL SALES


    For the year ended December 31, 1995, and for the three months ended March 31, 1996, 20% and 8%, respectively, of the Company's net revenues were derived from international sales. The Company believes that its future performance is dependent in part upon its ability to increase net revenues through sales in international markets. Although the perceived demand for POC blood analyzers is lower outside the U.S., the Company intends to continue to expand its international marketing efforts and to enter additional international markets, which will require significant management attention and financial resources. There can be no assurance, however, that the Company will be able to successfully maintain or expand its international sales. The Company's success in the international market will also depend on its ability to establish and maintain agreements with distributors. The limited shelf life of the calibrant pack may also impair international sales as unexpected delays in shipment could result in customers receiving products with an insufficient shelf life.

    Furthermore, international sales in general are subject to inherent risks, including unexpected changes in regulatory requirements, tariffs and other barriers, fluctuating exchange rates, difficulties in staffing and managing foreign sales and support operations, additional working capital requirements, customs, duties, tariff regulations, export license requirements, political and economic instability in foreign countries and potentially limited intellectual property protection and difficulties with foreign distributors. In addition, sales and distribution of the Company's products outside the U.S. are subject to extensive foreign government regulation. There can be no assurance that the Company will be able to continue to sell its products in U.S. dollars to minimize risks from fluctuating exchange rates. In addition, increases in the value of the dollar against foreign currencies could render the Company's products less price competitive in foreign markets. There can be no assurance that any of these factors will not have a material adverse effect on the Company's future international sales and, consequently, on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."


GOVERNMENT REGULATION


    The development, testing, manufacturing and marketing of the Company's products in the United States are regulated principally by the U.S. Food and Drug Administration ("FDA") as well as various state agencies. The FDA generally requires governmental clearance of such products before they are marketed. The process of obtaining FDA and other required regulatory clearances is lengthy, expensive and uncertain. Moreover, regulatory clearance, if granted, may include significant limitations on the indicated uses for which a product may be marketed. Failure to comply with applicable regulatory requirements can result in, among other things, fines, suspensions of approvals, product seizures, injunctions, recalls of products, operating restrictions, and criminal prosecutions. The Company's StatPal II and SenDx 100 required the submission of information to the FDA in the form of a 510(k) premarket notification to substantiate label claims and to demonstrate "substantial equivalence" to medical devices legally marketed prior to 1976. Although the Company has received FDA clearance for these products, there can be no assurance that the Company will be able to obtain the necessary regulatory clearance for the manufacture and marketing of enhancements to its existing products or future products either in the United States or in foreign markets on a timely basis or at all. In addition, the Company's manufacturing operations are subject to the Good Manufacturing Practices ("GMP") regulations regarding the manufacture, testing, labeling, record keeping, and storage of diagnostic devices. Delays in receipt of or failure to receive clearances to market products, or loss of previously received clearances, may materially adversely affect the marketing of the Company's products and the Company's business, operating results and financial condition.


    The  Company's  products  are  also  affected  by  the  Clinical  Laboratory
Improvement Amendments of 1988 ("CLIA '88") and related federal and state regulations, which set forth quality assurance, proficiency testing and personnel standards for clinical laboratories and diagnostic products. Some states restrict the use of blood gas and electrolyte analyzers to physicians and certain licensed technicians. Such restrictions on use may impair the Company's ability to market the SenDx 100 in these states.

    Commercial distribution in most foreign countries also is subject to varying government regulations which may delay or restrict marketing of the Company's products. Any inability or delay in obtaining approvals would adversely affect the Company's business, financial condition and results of operations. In addition, federal, state and international government regulations regarding the manufacture and sale of healthcare products and diagnostic devices are subject to future change, and additional regulations may be adopted which may prevent the Company from obtaining, or affect the timing of, future regulatory clearances and may adversely affect the Company.


    The Company's manufacturing processes are also subject to stringent federal, state and local regulations governing the use, generation, manufacture, storage, handling and disposal of certain materials and wastes and similar foreign regulations, as well as GMP regulations. The Company is subject to periodic inspection to ensure its continued compliance with such laws and regulations. There can be no assurance that the Company will not be required to incur significant costs in the future in complying with manufacturing and environmental regulations, or that the Company will not be required to cease operations in the event of its continued failure to effect compliance. See "Business -- Government Regulation."

UNCERTAINTY RELATED TO THIRD-PARTY REIMBURSEMENT


    In the United States, healthcare providers such as physicians and hospitals that purchase medical devices such as the Company's products generally rely on third-party payors, principally federal Medicare, state Medicaid and private health insurance plans, to reimburse all or part of the cost of therapeutic and diagnostic procedures. With the implementation of Medicare's Prospective Payment System for hospital inpatient care (Diagnosis Related Groups or "DRGs"), in the 1980's, public and private payors began to reimburse providers on a fixed payment schedule for patients depending on the nature and severity of the illness. Many tests and procedures that would have been performed under cost-plus reimbursement formulas are subject to scrutiny and must be justified in terms of their impact on patient outcomes. The percentage of blood gas and electrolyte tests for which hospitals receive direct reimbursement is declining in favor of reimbursement on a per procedure basis, including diagnosis and treatment, or through capitated charges. As a result, the incentives are now to test only for those parameters and on a frequency that will result in cost-effective care. In addition, Medicare DRG reimbursement originally allowed a pass-through of some of the capital cost of equipment. This pass-through is now being phased out, making non-purchase acquisition of capital equipment more attractive. Broad acceptance of the Company's products will require offering attractive acquisition alternatives that are economically viable for the hospitals and for the Company.

    Market acceptance of the Company's products in international markets may be dependent in part upon reimbursement within prevailing healthcare payment systems. Healthcare payment systems in international markets vary significantly by country. The main types of healthcare payment systems in international markets are government sponsored healthcare and private insurance. Countries with government sponsored healthcare, such as the United Kingdom, have a centralized, nationalized healthcare system. New devices are brought into the system through negotiations between departments at individual hospitals at the time of budgeting. Although not as prevalent as in the United States, health maintenance organizations are emerging in certain European countries.


    The Company could be adversely affected by changes in reimbursement policies of governmental or private healthcare payors to the extent any such changes affect reimbursement for procedures in which the Company's products are used. Adverse changes in governmental and private third party payors' policies toward reimbursement for such procedures would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business
- -- Reimbursement."


POSSIBLE NEED FOR ADDITIONAL FUNDS; UNCERTAINTY OF ADDITIONAL FINANCING

    The Company's operations to date have consumed substantial amounts of cash, and the Company expects its capital and operating expenditures to increase in the next few years. The Company believes that its existing capital resources and anticipated cash flow from planned operations, together with the net proceeds of this Offering and the interest earned thereon, should be adequate to satisfy its capital requirements at least through 1998. There can be no assurance, however, that the Company will not need additional capital before such time. The Company's need for additional financing will depend upon numerous factors, including, but not limited to, the extent and duration of the Company's future operating losses, the level and timing of future revenues and expenditures, market acceptance of new products, the results and scope of ongoing research and development projects, competing technologies, and market and regulatory developments. The Company currently has no committed external sources of funds. To the extent that existing resources are insufficient to fund the Company's activities, the Company will need to raise additional funds through public or private financings. There can be no assurances that additional financing will be available or, if available, that it will be available on acceptable terms. If additional funds are raised by issuing equity securities, further dilution to then existing stockholders may result. If adequate funds are not available, the Company's results of operations may be adversely affected. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business."


BROAD DISCRETION OF MANAGEMENT TO ALLOCATE OFFERING PROCEEDS



    The Company expects that the proceeds of this offering will be used for sales and marketing activities, repayment of debt, research and development, working capital and general corporate purposes. The Company is not currently able to estimate precisely the allocation of the proceeds among such uses, and the timing and amount of expenditures will vary depending upon numerous factors. The Company's management will have broad discretion to allocate the proceeds of this offering and to determine the timing of expenditures. See "Use of Proceeds."


RISK OF PRODUCT LIABILITY CLAIMS

    The nature of the Company's business exposes it to risk from product liability claims. The Company currently maintains product liability insurance for its diagnostic products, with limits of $1.0 million per occurrence and in the aggregate per year, and an excess liability insurance policy with limits of $4.0 million per occurrence and in the aggregate per year. However, such coverage is becoming increasingly expensive and there can be no assurance that the Company's insurance will be adequate to cover future product liability claims, or that the Company will be successful in maintaining adequate product liability insurance at acceptable rates. Any losses that the Company may suffer from any liability claims, and the effect that any product liability litigation may have upon the reputation and marketability of the Company's products, may divert management's attention from other matters and may have a material adverse effect on the Company's business, financial condition and results of operations.

LEGAL PROCEEDINGS


    In late December 1995, the Company moved from leased facilities in La Jolla, California, at the termination of the lease term. On January 31, 1996, the Company's former landlord filed a complaint, against both the Company and PPG in San Diego County Superior Court, which was amended in April, 1996. The complaint, as amended, alleges, breach of sublease (for allegedly failing to restore leased premises to their original condition at the termination of the sublease); fraud (for allegedly making false representations regarding restoration of the premises); trespass (for allegedly damaging the premises); conversion (for allegedly damaging the premises); nuisance (for allegedly leaving items on the premises); tortious interference with prospective economic advantage (for allegedly interfering with the plaintiff's ability to relet the premises); and negligence (for allegedly leaving supplies and products exposed to possible tampering by outsiders). The landlord seeks at least $860,000 in damages, plus exemplary and punitive damages. The Company is vigorously defending this action. There can, however, be no assurances that such action would not be decided against the Company, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Legal Proceedings."


DEPENDENCE ON KEY PERSONNEL

    The Company is dependent upon its key management and technical personnel, and its future success will depend partially upon its ability to retain these persons and recruit additional qualified personnel. The Company must compete with other companies, universities, research entities and other organizations in order to attract and retain highly qualified personnel. The loss of the services of one or more members of the management group or the inability to hire additional qualified personnel may have an adverse affect on the Company. See "Management."

NO PRIOR TRADING MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

    Prior to this Offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or, if one does develop, that it will be maintained. The initial public offering price, which has been established by negotiations between the Company and the Underwriters, may not be indicative of prices that will prevail in the trading market. See "Underwriting" for information relating to the method of determining the initial public offering price. The market price of shares of Common Stock is likely to be volatile. Announcements of technological innovations for new commercial products by the Company or its competitors, healthcare reforms and developments concerning proprietary rights or governmental regulation or general conditions in the medical device industry may have a significant effect on the Company's business and on the market price of the Company's Common Stock. In addition, the stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. The securities of medical device companies have experienced extreme price and volume fluctuations, which have often been unrelated to the companies' operating performance. Sales of a substantial number of shares of Common Stock by existing security holders could also have an adverse effect on the market price of the Company's securities. See "Shares Eligible for Future Sale."

CONTROL BY MANAGEMENT AND EXISTING STOCKHOLDERS; EFFECT OF ANTITAKEOVER
PROVISIONS

    Upon consummation of this Offering, the present directors and executive officers of the Company and their affiliates will, in the aggregate, beneficially own 38.1% of the outstanding Common Stock (36.7%, if the Underwriters' over-allotment option is exercised in full). These stockholders, acting together, will have the ability to control the election of the Company's directors and most other stockholders' actions and, as a result, direct the Company's affairs and business. Such concentration may have the effect of delaying or preventing a change of control of the Company. See "Principal Stockholders."

    The Board of Directors has authority to issue up to 10,000,000 shares of Preferred Stock, $.001 par value, and to fix the rights, preferences, privileges and restrictions, including voting rights, of those shares without any future vote or action by the stockholders. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, thereby delaying, deferring or preventing a change in control of the Company. Furthermore, such Preferred Stock may have other rights, including economic rights senior to the Common Stock, and, as a result, the issuance thereof could have a material adverse effect on the market value of the Common Stock. The Company has no present plans to issue shares of Preferred Stock.


    Further, Section 203 of the General Corporation Law of Delaware prohibits the Company from engaging in certain business combinations with interested stockholders. This and other provisions of Delaware law, and certain provisions of the Company's Amended and Restated Certificate of Incorporation and Bylaws, may have the effect of delaying or preventing change in control of the Company without action by the stockholders and therefore could adversely affect the price of the Company's Common Stock. See "Description of Capital Stock."



ADVERSE IMPACT OF SHARES ELIGIBLE FOR FUTURE SALE; OUTSTANDING WARRANTS; REGISTRATION RIGHTS



    Sales of substantial amounts of Common Stock (including shares issued upon the exercise of outstanding options or warrants) in the public market after this Offering could materially adversely affect the market price of the Common Stock. Such sales also might make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that the Company deems appropriate. In addition to the 2,400,000 shares of Common Stock offered hereby, upon completion of this Offering, the Company will have 6,238,978 shares of Common Stock outstanding, all of which are restricted shares ("Restricted Shares") under the Securities Act of 1933, as amended (the "Securities Act"). The number of outstanding shares that will be available for sale, subject in certain circumstances to volume and manner of sale restrictions, in the public market, after giving effect to the lock-up agreements, will be as follows (assuming no exercise after May 31, 1996 of the approximately 1,448,365 shares issuable pursuant to outstanding options or warrants, approximately 785,807 of which were then exercisable): (i) 240,073 shares of Common Stock will be eligible for sale as of the Effective Date of this Offering, (ii) 270,906 shares of Common Stock will be eligible for sale beginning 90 days after the Effective Date of this Offering and (iii) 2,325,142 shares of Common Stock will be eligible for sale beginning 180 days after the Effective Date of this Offering. The approximately 3,913,836 remaining Restricted Shares will be eligible for sale pursuant to Rule 144 upon the expiration of their respective two year holding periods. In addition, following the closing of this Offering, the holders of Restricted Shares (including shares issuable upon the exercise of the Company's outstanding warrants) will be entitled to certain rights with respect to registration of such shares for sale in the public market.


SUBSTANTIAL AND IMMEDIATE DILUTION; ABSENCE OF DIVIDENDS

    Purchasers of the Shares offered hereby will incur immediate dilution of approximately $9.00 per share in net tangible book value (assuming an initial public offering price of $12.50). The exercise of existing options and warrants may also have a dilutive effect on the interests of the investors in this Offering. See "Dilution." The Company has not paid any dividends on its Common Stock since its inception and does not contemplate or anticipate paying any dividends upon its Common Stock in the foreseeable future. It is currently anticipated that earnings, if any, will be used to finance the development and expansion of the Company's business. See "Dividend Policy" and "Dilution."

                                  THE COMPANY

    The Company was incorporated in California in December 1990 as "UniFET, Incorporated." Effective December 31, 1994, the Company acquired the assets of the Medical Sensors business unit of PPG, which PPG founded in 1988 to develop point-of-care diagnostic systems for the critical care segments of the worldwide hospital market. The Company was subsequently renamed "SenDx Medical, Inc." and will be reincorporated in Delaware prior to the effectiveness of this Offering. As used in this Prospectus, references to "Company" and "SenDx" refer to SenDx Medical, Inc. after giving effect to the reincorporation and to its predecessor entity to the extent appropriate. The principal executive offices of the Company are located at 1945 Palomar Oaks Way, Carlsbad, California 92009, and the Company's telephone number is (619) 930-6300.


    SenDx-Registered Trademark- and StatPal-Registered Trademark- are registered trademarks, and SenDx 100-TM- is a trademark, of the Company. This Prospectus also includes trademarks of other companies.


                                USE OF PROCEEDS


    The net proceeds to the Company from the sale of the 2,400,000 shares of Common Stock in this Offering (2,760,000 if the Underwriters' over-allotment option is exercised in full) at an assumed initial public offering price of $12.50 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company, are estimated to be approximately $27,450,000 ($31,635,000 if the Underwriters' over-allotment option is exercised in full).



    Of the net proceeds of this Offering, the Company expects to use approximately $8.3 million to increase sales and marketing activities, approximately $8.1 million to repay debt and related interest, approximately $4.5 million to fund increased research and development activities, and the balance to provide funds for working capital and general corporate purposes. Of such $8.1 million of the proceeds to be used to repay debt immediately following the closing of the Offering, the Company will utilize approximately $2.2 million to repay amounts due under the Company's promissory note issued to Instrumentation Laboratory, which is due in July 1996, and which bears interest at the rate of 10% per annum and $100,000 to repay in full a demand note payable, which bears interest at prime plus 2%. In addition, the Company will utilize approximately $5.8 million of the proceeds to prepay amounts outstanding, including accrued interest, under the Company's secured promissory note issued to PPG (after a 5% prepayment discount, see Note 4 of Notes to Financial Statements), which is due in part in December 1996 and in full in December 1997, and which bears interest at a rate per annum equal to the prime rate plus 2%. The Company also plans to utilize a portion of the proceeds for capital expenditures. A portion of the net proceeds may also be used for strategic acquisitions of businesses, products or technologies complementary to those of the Company; however, the Company is not currently a party to any commitments or agreements and is not currently involved in any negotiations with respect to any acquisitions. Except as stated above, the Company has not determined the amounts it plans to expend with respect to each of the listed uses or the timing of such expenditures. The amounts actually expended for each use may vary significantly depending on a number of factors, including future revenue growth, if any, the amount of cash generated or used by the Company's operations, the progress of the Company's product development efforts, technological advances, the status of competitive products and acquisition opportunities presented to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Pending such uses, the Company intends to invest the net proceeds of this offering in short-term, interest bearing, investment-grade securities.


                                DIVIDEND POLICY

    The Company has never paid any cash dividends on the shares of its Common Stock and currently intends to retain future earnings to fund the development and growth of its business.

                                    DILUTION

    The net tangible book value of the Company's Common Stock at March 31, 1996 was $2,268,000, or $0.37 per share. "Net tangible book value per share" represents the amount of the Company's total tangible assets less total liabilities divided by the number of shares of Common Stock outstanding after giving effect to the automatic conversion of each outstanding share of Preferred Stock into Common Stock upon the closing of this Offering. Without taking into account any other changes in net tangible book value after March 31, 1996, other than to give effect to the sale by the Company of the 2,400,000 shares offered hereby at an assumed initial public offering price of $12.50 per share and after deduction of underwriting discounts and commissions and estimated offering expenses, net tangible book value of the Company at March 31, 1996 would have been approximately $29,999,000, or $3.50 per share of Common Stock. This represents an immediate increase in the net tangible book value of $3.13 per share of Common Stock to existing stockholders and an immediate dilution of $9.00 per share to new investors, as illustrated by the following table:

Assumed initial public offering price per share......................             $   12.50
  Net tangible book value per share before this Offering.............  $    0.37
  Increase per share attributable to new investors...................       3.13
                                                                       ---------
Net tangible book value per share after this Offering................                  3.50
                                                                                  ---------
Dilution per share to new investors                                               $    9.00
                                                                                  ---------
                                                                                  ---------

    The following table summarizes, on a pro forma basis as of March 31, 1996, the difference between the number of shares of Common Stock purchased from the Company, the total cash consideration paid and the average cash price per share paid by the existing stockholders and by the investors purchasing shares of Common Stock in this Offering:

                                                     SHARES PURCHASED         TOTAL CONSIDERATION
                                                  -----------------------  --------------------------  AVERAGE PRICE
                                                    NUMBER      PERCENT       AMOUNT        PERCENT      PER SHARE
                                                  ----------  -----------  -------------  -----------  -------------
Existing Stockholders...........................   6,170,246       72.0%   $  23,350,054       43.8%     $    3.78
New Investors...................................   2,400,000       28.0       30,000,000       56.2          12.50
                                                  ----------      -----    -------------      -----
    Total.......................................   8,570,246      100.0%   $  53,350,054      100.0%
                                                  ----------      -----    -------------      -----
                                                  ----------      -----    -------------      -----


    The foregoing tables and calculations assume no exercise of outstanding options or warrants and exclude up to 35,812 additional shares of Common Stock which would be issuable to CIBC Wood Gundy Ventures, Inc. in the event the initial public offering price is less than $11.81 per share. At March 31, 1996, 465,973 shares of Common Stock were subject to outstanding warrants at a weighted average exercise price of $4.08 per share and 872,161 shares of Common Stock were subject to outstanding options at a weighted average exercise price of $1.32 per share. Subsequent to March 31, 1996, the Company granted options to purchase 197,796 shares of Common Stock, options to purchase an aggregate of 68,765 shares were exercised and options to purchase an aggregate of 18,833 shares were cancelled, which activity is also not reflected in the foregoing tables and calculations. To the extent options and warrants are exercised, there will be further dilution to new investors. See "Management -- Executive Compensation," "Certain Transactions," "Description of Capital Stock" and Note 7 of Notes to Financial Statements.

                                 CAPITALIZATION


    The following table sets forth (i) the actual capitalization of the Company as of March 31, 1996, (ii) the pro forma capitalization of the Company, giving effect to the conversion of all outstanding shares of Preferred Stock into Common Stock upon the closing of this Offering, (iii) the capitalization of the Company as adjusted to give effect to the sale of the 2,400,000 shares of Common Stock offered by the Company hereby (at an assumed initial public offering price of $12.50 per share, after deduction of underwriting discounts and commissions and estimated offering expenses) and (iv) the repayment of $4,629,000 of certain long-term obligations and the repayment of $3,244,000 of short-term debt obligations.



                                                                                         MARCH 31, 1996
                                                                              ------------------------------------
                                                                                ACTUAL     PRO FORMA   AS ADJUSTED
                                                                              ----------  -----------  -----------
                                                                                         (IN THOUSANDS)
Notes payable and current portion of long-term debt, including accrued
 interest...................................................................  $    3,244   $   3,244    $  --
Long-term debt, including accrued interest..................................       5,522       5,522          893
Stockholders' equity:
  Convertible Preferred Stock, no par value ($0.001 par value pro forma and as adjusted), 100,000,000 shares (10,000,000 pro forma and as adjusted)
   authorized; 16,690,253 shares outstanding; no shares outstanding pro
   forma and as adjusted....................................................      23,277          --           --
  Common Stock, no par value ($0.001 par value pro forma and as adjusted),
   50,000,000 shares authorized 606,828 shares outstanding; 6,170,246 shares outstanding, pro forma; 8,570,246 shares outstanding, as adjusted
   (1)(2)...................................................................          73           6            9
  Additional paid-in capital................................................          --      23,344       50,791
  Accumulated deficit.......................................................     (19,091)    (19,091)     (18,810)
                                                                              ----------  -----------  -----------
    Total stockholders' equity..............................................       4,259       4,259       31,990
                                                                              ----------  -----------  -----------
      Total capitalization..................................................  $    9,781   $   9,781    $  32,883
                                                                              ----------  -----------  -----------
                                                                              ----------  -----------  -----------


- ------------------------

(1) Excludes 872,161 shares of Common Stock issuable upon exercise of outstanding stock options as of May 31, 1996 at a weighted average exercise price of $1.32 per share, of which 339,992 were then exercisable, and excludes 465,973 shares of Common Stock issuable upon exercise of outstanding warrants as of March 31, 1996 at a weighted average exercise price of $4.08 per share. Also excludes a total of 11,393 additional shares of Common Stock reserved for future issuance under the Company's 1991 Stock Option Plan (the "1991 Plan"), and 900,000 additional shares of Common Stock reserved for future issuance under its 1996 Stock Incentive Plan (the "1996 Plan") and its 1996 Employee Stock Purchase Plan (the "Employee Stock Purchase Plan"). See "Management -- 1991 Stock Option Plan," "-- 1996 Stock Incentive Plan" and "-- Employee Stock Purchase Plan."



(2) Excludes stock option activity between April 1, 1996 and May 31, 1996, as follows: (i) options to purchase 197,796 shares of Common Stock were granted; (ii) options for 68,765 shares were exercised; and (iii) options for 18,833 shares were cancelled.

                            SELECTED FINANCIAL DATA

    The selected financial data set forth below with respect to the Company's statement of operations data for each of the three years in the period ended December 31, 1995, and with respect to the balance sheet data at December 31, 1993, 1994 and 1995, are derived from the financial statements and Notes thereto that have been audited by Ernst & Young LLP, independent auditors. The financial statements at December 31, 1994 and 1995 and for each of three years in the period ended December 31, 1995 are included elsewhere in this Prospectus. The selected financial data as of and for the years ended December 31, 1991 and 1992 are derived from the Company's unaudited financial statements not included in this Prospectus. The selected financial data as of and for the three-month periods ended March 31, 1995 and 1996 are derived from unaudited financial statements which, in the opinion of management, reflect all adjustments (which are of a normal recurring nature) necessary for a fair presentation of the results of operations for such periods. The results of interim periods are not necessarily indicative of the results of a full year. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto included elsewhere in this Prospectus.


                                                                                                   THREE MONTHS ENDED
                                                         YEARS ENDED DECEMBER 31,                      MARCH 31,
                                           -----------------------------------------------------  --------------------
                                             1991       1992       1993       1994      1995(1)    1995(1)     1996
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Statement of Operations Data:
  Net sales..............................  $      29  $     258  $     190  $     154  $   1,251  $     377  $     826
  Cost of goods sold.....................         10        146        127         76      3,320        786        902
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Gross profit (loss)....................         19        112         63         78     (2,069)      (409)       (76)
  Operating expenses:
    Research and development.............        516        665        877        814      2,219        585        618
    Write-off of acquired in-process
     technology..........................         --         --         --      3,362         --         --         --
    General and administrative...........        468        691        810        962      1,615        369        361
    Sales and marketing..................         56        224        139        100      1,039        339        366
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total operating expenses...........      1,040      1,580      1,826      5,238      4,873      1,293      1,345
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Loss from operations.....................     (1,021)    (1,468)    (1,763)    (5,160)    (6,941)    (1,702)    (1,421)
Interest income (expense), net...........        (20)        23        (77)      (139)      (871)      (228)      (189)
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net loss.................................  $  (1,041) $  (1,445) $  (1,839) $  (5,299) $  (7,813) $  (1,930) $  (1,610)
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Pro forma net loss per share (1).........                                              $   (1.59)            $   (0.32)
                                                                                       ---------             ---------
                                                                                       ---------             ---------
Pro forma shares used in per share
 computations............................                                                  4,919                 4,967
                                                                                       ---------             ---------
                                                                                       ---------             ---------



                                                                              DECEMBER 31,
                                                          -----------------------------------------------------   MARCH 31,
                                                            1991       1992       1993       1994       1995        1996
                                                          ---------  ---------  ---------  ---------  ---------  -----------
                                                                                    (IN THOUSANDS)
Balance Sheet Data:
  Cash and cash equivalents.............................  $      88  $     128  $     137  $     120  $     564   $   9,252
  Working capital (deficit).............................        (27)        57     (1,043)    (2,055)    (3,242)      5,960
  Total assets..........................................        711        734        553      4,772      4,940      13,948
  Notes payable and current portion of long-term debt,
   including accrued interest...........................         --         --      1,078      2,562      3,191       3,244
  Long-term debt, including accrued interest............         --         --        560      6,588      5,380       5,522
  Total stockholders' equity (deficit)..................        478        503     (1,314)    (4,982)    (4,937)      4,259


- --------------------------

(1) Revenues and expenses increased substantially in 1995 due to the acquisition of certain assets and liabilities of Medical Sensors, a business unit of PPG, Industries, Inc. in December 1994. See Note 1 of Notes to Financial Statements.



(2) See Note 1 of Notes to Financial Statements for a description of the computation of pro forma net loss per share. In addition to the pro forma net loss per share described in Note 1, assuming the Company had used a portion of the proceeds of this Offering to repay debt, supplemental pro forma loss per share would have been $(1.25) and $(.25), for the periods ended December 31, 1995 and March 31, 1996, respectively. Supplemental pro forma loss per share shows what the loss per share would have been if the retirement of debt in the amount of $7,873,000 had taken place at the beginning of the respective periods. The number of additional shares issued is based on the related proceeds used to retire the debt and are included in this calculation.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    The Company was incorporated in December 1990, and has primarily been engaged in research and development of highly advanced sensors for medical, laboratory and industrial applications since its inception. Effective December 31, 1994, the Company acquired certain assets and liabilities of Medical Sensors, a business unit of PPG Industries, Inc. ("PPG"), for $7.6 million and a warrant to purchase Common Stock of the Company. Because the acquisition of Medical Sensors was accounted for as a purchase, the financial operating results of Medical Sensors prior to 1995 are not included in the Company's financial results. The Medical Sensors acquisition has had a significant effect on the Company's financial results for periods subsequent to 1994. See Note 2 of Notes to Financial Statements.


    As consideration for the net assets acquired, the Company paid PPG $500,000 in cash in both December 1994 and January 1995 and issued PPG a $1.6 million secured promissory note and a $5.0 million secured promissory note. Additionally, the Company issued PPG a warrant to purchase 166,667 shares of the Company's Common Stock at a price of $4.50 per share, expiring December 31, 1999. The $1.6 million secured promissory note was repaid in 1995 and the $5.0 million secured promissory note is due December 31, 1997. The Company is required to pay principal and accrued interest of $1.0 million on December 31, 1996. The outstanding note payable is secured by substantially all of the assets of the Company. In addition, PPG has retained title to certain patents and has granted the Company an exclusive royalty-free license for their use. The proceeds of this Offering will be used to prepay the note in full, as a result of which the patents will then be transferred to the Company. See Notes 2 and 4 to Notes to Financial Statements.



    Prior to the acquisition of Medical Sensors, the Company developed pH measurement systems for laboratory and industrial use. During 1993 and 1994, the pH measurement systems were manufactured and marketed on a limited basis. In 1995, the Company completed the development of pH measurement systems that are currently being sold to industrial markets through an OEM agreement with Beckman Instruments, Inc. ("Beckman").


    Medical Sensors' StatPal II product, introduced in 1992, was one of the first portable systems for measuring blood gases at the patient's bedside. Experience gained in developing and marketing this product served as a basis for the Company's rapid development of the SenDx 100. The Company's current activities consist of completing development, manufacturing and market introduction of the SenDx 100 system, continuing research and development and supporting the StatPal II and pH measurement system products.

    To date, the Company's limited revenues have consisted primarily of sales of the pH measurement systems and the StatPal II. The Company has incurred net operating losses since inception. As of March 31, 1996, the Company had an accumulated deficit of $19.1 million. Through 1996, the Company expects to incur substantial expenses in development and commercialization of the SenDx 100, including costs relating to initial production, increasing the Company's sales personnel, product introduction, technical seminars and ongoing administrative activities, including regulatory and quality assurance programs and continuing applications for patent protection for proprietary aspects of its technology.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 1996 AND 1995


    The Company had net sales of $826,000 for the three months ended March 31, 1996 compared to $377,000 for the corresponding period in 1995. The increase was primarily due to an increase in sales of the pH measurement systems, which resulted from filling a temporary backlog of orders from Beckman. The Company posted negative gross profits of $76,000 for the three months ended March 31, 1996 and $409,000 for the corresponding period in 1995. This reduction in negative gross profit resulted from stronger sales of the more profitable pH measurement systems, improved pricing for StatPal II disposables, and larger sales volumes to cover fixed manufacturing costs.

    Research and development expenses increased to $618,000 for the three months ended March 31, 1996 from $585,000 for the corresponding period in 1995, due to an increase in activity related to the development of the SenDx 100. General and administrative expenses of $361,000 and sales and marketing expenses of $366,000 for the three-month period ended March 31, 1996 did not fluctuate significantly from the corresponding period in 1995. With the commercialization of the SenDx 100, the Company anticipates increases in sales and marketing expenses. In addition, the Company also anticipates increases in research and development expenses related to continued development activities for the SenDx 100 and increased general and administrative expenses related to increased financial reporting, investor relations and other activities associated with being a public company.

YEARS ENDED DECEMBER 31, 1995 AND 1994

    Certain categories of the Company's revenues and expenses increased substantially in 1995 due to the acquisition of Medical Sensors in December 1994, and, as a result, year-to-year comparisons are not necessarily meaningful.

    Net sales increased to $1,251,000 in 1995 compared to $154,000 in 1994, due to the inclusion of $1,081,000 in 1995 sales of the StatPal II product acquired with the Medical Sensors business. Gross margin decreased to a loss of $2,069,000 in 1995 compared to a profit of $78,000 in 1994. The negative gross profit in 1995 was primarily due to low sales volumes of the StatPal II that did not cover fixed manufacturing costs.

    Research and development expenses increased to $2,219,000 in 1995 from $814,000 in 1994, primarily reflecting the SenDx 100 product development efforts. General and administrative expenses increased to $1,615,000 in 1995 from $962,000 in 1994, reflecting the increased level of operations and amortization of intangibles associated with the acquisition of Medical Sensors. Sales and marketing expenses increased to $1,039,000 in 1995 from $100,000 in 1994, reflecting sales and marketing expenses related to the StatPal II, which were nevertheless scaled back in 1995 from previous levels in the Medical Sensors business. In 1994, the Company wrote-off $3,362,000 for in-process technology related to the acquisition of the Medical Sensors business. See Note 2 of Notes to Financial Statements.

    Net interest expense increased to $871,000 in 1995 from $139,000 in 1994, primarily due to debt obligations issued to PPG in connection with the Medical Sensors acquisition.

YEARS ENDED DECEMBER 31, 1994 AND 1993

    Net sales decreased to $154,000 in 1994 compared to $190,000 in 1993, due to lower sales of pH measurement systems, which were partially offset by contract revenues received from Beckman for the development of products to meet Beckman's specifications. Gross profit increased to $78,000 in 1994 compared to $63,000 in 1993, primarily due to Beckman contract revenues received in 1994.

    Research and development expenses decreased to $814,000 in 1994 compared to $877,000 in 1993, primarily due to financial resource constraints. General and administrative expenses increased to $962,000 in 1994 compared to $810,000 in 1993, primarily due to the hiring of new management. Sales and marketing expenses decreased slightly to $100,000 in 1994 from $139,000 in 1993, primarily as a result of decreased sales activity and limited availability of financial resources.

    Net interest expense in 1994 increased to $139,000 compared to $77,000 in 1993, due primarily to issuance of debt obligations to private investors to meet working capital needs.

LIQUIDITY AND CAPITAL RESOURCES

    At March 31, 1996, the Company had working capital of $5,960,000. The Company has financed its operations since inception through private sales of equity and debt securities and short-term loans. Since 1990, the Company has raised approximately $23,350,000 from the sale of equity securities. At March 31, 1996, the Company had short-term notes payable and current portion of long-term debt outstanding of $3,244,000 and long-term obligations of $5,522,000. The short-term debt obligations of $3,244,000 and the $4,629,000 of long-term obligation due PPG, plus accrued interest, will be repaid with proceeds from this Offering. If the Company prepays the amounts due PPG before August 31, 1996, it will receive a 5% discount on the principal and related accrued interest due. See Note 4 of Notes to Financial Statements.

    For the years ended December 31, 1995, 1994 and 1993 and the three months ended March 31, 1996, the Company used cash of $5,647,000, $1,437,000, $1,524,000, and $1,401,000, respectively, for operating activities. For the year ended December 31, 1995 and the three months ended March 31, 1996, the Company used cash of $453,000 and $717,000, respectively, to purchase equipment and for leasehold improvements. For the years ended December 31, 1995 and 1994 and the three months ended March 31, 1996, cash of $5,172,000, $763,000 and $9,895,000, respectively, was provided from the issuance of convertible preferred stock. For the years ended December 31, 1995, 1994 and 1993, net cash of $1,853,000, $1,161,000, $1,560,000, respectively, and $911,000 for the three months ended March 31, 1996, was provided from the issuance of notes payable, net of principal repayments.


    The Company has had net losses since inception and therefore has not been subject to state or federal income taxes. At December 31, 1995, the Company had federal and California net operating tax loss carryforwards ("NOL") of approximately $12,900,000  and  $4,900,000, respectively,  available  to  reduce future income taxes. The difference between the federal and California NOL is primarily attributable to the capitalization of research and development expenses for California income tax purposes and to the fifty-percent limitation on California loss carryforwards. The federal and California tax loss carryforwards begin expiring in 2006 and 1998, respectively, unless previously utilized. Pursuant to the Internal Revenue Code, use of the Company's NOL and credit carryforwards may be limited because of cumulative changes in ownership of more than 50%, which occurred in 1992 and 1996. Although the Company does not believe such changes will have a material impact upon the utilization of the NOL and credits over the respective carryforward periods, the changes will have an impact on the timing of such utilization. See Note 5 of Notes to Financial Statements.


    The Company believes that the net proceeds from this public offering combined with the Company's current resources will be sufficient to repay short-term notes payable, prepay the debt obligation due PPG and fund its operations at least through 1998. However, the Company's working capital and capital needs may increase depending upon numerous factors, including the success of its product marketing activities, the progress in product development, technological developments and competitive conditions.

                                    BUSINESS

OVERVIEW


    SenDx Medical, Inc. ("SenDx" or the "Company") develops, manufactures and markets blood analysis systems that provide cost-effective measurement of critical diagnostic parameters at the POC. POC devices are used by attending clinicians in the patient setting to obtain rapid test results. The Company's SenDx 100 is a portable system which utilizes a single multi-use disposable sensor cassette to accurately and simultaneously measure any combination of seven blood tests frequently ordered for critical care patients in a simple, less than 90 second procedure. The panel of tests performed by the SenDx 100 includes blood gases (oxygen, carbon dioxide and pH), electrolytes (sodium, potassium and ionized calcium) and hematocrit. The Company believes that the list prices of the disposable elements for comparable test panels from POC competitors range from $4 to $18, and is positioning the SenDx 100 to offer per test panel prices at or below the low end of this range. The Company believes the combination of low per test pricing and other features, such as ease-of-use, multi-use disposables and extensive data management, all in a portable self-contained unit, differentiate the SenDx 100 from competing POC blood analyzers.



    The Company's goal is to become the leading global supplier addressing POC blood analysis needs of the critical care market with a cost-effective, easy-to-use system. In the United States, the Company is initially marketing the SenDx 100 to the critical care departments in the 2,000 largest hospitals, which conduct over 70% of the blood gas tests, by deploying a direct sales force of experienced medical sales professionals. The Company is arranging to place SenDx 100 units at selected leading medical centers in the United States and Europe which will serve as reference centers to increase market awareness of the SenDx
100. The Company also plans to seek multi-year agreements with major proprietary hospital chains, group purchasing organizations and managed healthcare delivery networks. Internationally, the Company plans to market the SenDx 100 through strategic partnerships and distributors.


BLOOD GAS AND ELECTROLYTE ANALYSIS MARKET

    The analysis of blood gas and electrolyte levels is an integral part of the diagnosis and treatment of critically ill patients, and access to timely and accurate results is vital to effective patient care. The Company estimates that the worldwide market for blood gas and electrolyte tests exceeds $1 billion per year. Most blood gas and electrolyte tests are performed on patients in hospital critical care units, operating rooms and emergency departments. Tests for blood gas levels provide clinicians with key indices of the patient's cardio-pulmonary status, useful for diagnosis and treatment of conditions such as congestive heart failure, multi-system organ failure, emphysema, respiratory distress syndrome and pulmonary edema. Blood electrolyte levels are key to the diagnosis of conditions such as cardiac disorders, renal failure and hypertension. Measurement of electrolyte levels is important in monitoring intravenous fluid therapy for these conditions as well as in other applications such as surgery. Hematocrit tests measure the volume of red blood cells and provide a key indicator for patient conditions such as dehydration, anemia or severe blood loss.


    Historically, obtaining a blood analysis has been a time consuming process performed by a skilled operator on complex, bulky, maintenance-intensive and expensive bench top equipment located in the hospital central laboratory. Tests performed at high volume central hospital laboratories are cost effective, but may involve long delays before the blood analysis results are made available to the clinicians, due to transport time to the central laboratory, testing backlog and transport time for results from the central laboratory to the clinician. Such delays may be detrimental to patients undergoing major surgeries or suffering from critical illnesses or severe injuries. As a result of the large throughput volume at central laboratories, the Company believes that the fully-burdened cost per test sample, which includes labor, direct equipment-related supplies and facilities and maintenance overhead, is typically less than $10. To improve the turnaround time for blood analyses, many large hospitals have established satellite laboratories ("stat laboratories") closer to critically ill patients. While this has generally decreased turnaround times for blood analyses as compared to the central laboratory, delays can still occur. In addition, the per test cost in stat laboratories is significantly higher than in central laboratories, as stat laboratories generally have lower testing volumes but require duplication of expensive, maintenance-intensive equipment and skilled operating personnel.

    In addition to the clinical requirements for rapid, accurate information to improve patient outcomes, healthcare providers are under significant pressure in today's managed care environment to understand, track and reduce costs. In response, healthcare providers increasingly search for techniques that control costs and improve patient care. One such method is providing services at or near the patient, or the "point-of-care". POC blood gas and electrolyte analysis provides clinicians with rapid, accurate data that enables hospitals to reduce costs by streamlining the process of collecting, transporting and processing blood samples and documenting test results. A POC blood analysis system may allow nurses, doctors and other hospital staff to conduct various blood tests near the patient, at the bedside, at the central nurse's station or in the operating room, providing test turnaround times faster than or equal to those provided by stat laboratories, while at the same time enabling hospitals to reduce expenses by eliminating costly stat laboratories, which are labor and capital intensive. The Company also believes that the rapid turnaround of blood gas and electrolyte analyses will enable physicians to respond quickly with therapeutic measures, potentially enabling faster transfer of patients out of expensive critical care settings.


    Growth of POC testing for blood gas and electrolytes has been limited, in part, by the lack of availability of cost effective, easy-to-use systems. The Company believes that the POC blood analysis systems currently available, while able to meet the goal of rapid analysis, have certain limitations, including high price per test, limited quality control and data management capabilities, and technique-dependent operation. As a result, over 90% of blood gas and electrolyte analyses are still performed on complex bench top systems, in stat or central laboratories, requiring full-time, skilled operators. The Company believes that as these limitations are overcome the proportion of blood gas and electrolyte tests performed at the POC will increase significantly.


    In the international market, the Company believes that blood gas and electrolyte testing outside the central laboratory is less developed than in the United States. The Company believes that this is due to less available capital, greater cost consciousness and relatively lower reimbursement rates in many international healthcare systems. These cost pressures have resulted in a majority of blood analyses being performed in central laboratories at large hospitals. Many small and mid-size hospitals have not installed expensive, maintenance-intensive laboratory equipment, and have instead relied on outsourced laboratory testing.


COMPANY STRATEGY

    The Company's goal is to become the leading global supplier addressing the POC blood analysis needs of the critical care market. To accomplish this, the Company intends to:

    PROVIDE A LOW COST POC ALTERNATIVE -- The Company will continue to emphasize cost effectiveness in product design and manufacturing, through a multi-use disposable sensor and calibrant set targeted at making the SenDx 100 and future product offerings the lowest cost, POC alternative. For example, the Company is working to increase the test capacity and to extend the shelf life and use life of the disposable set. The Company believes that as healthcare providers continue to face increasing pressure to control costs, the price/value relationship will be an increasingly important competitive factor in the blood analysis market. The Company also believes that its multi-use disposable approach will allow it to respond to competitive market pricing pressures.


    TARGET HIGH VOLUME CRITICAL CARE CENTERS IN THE U.S. MARKET -- Initially, the Company will target critical care departments in the 2,000 largest hospitals in the United States, by deploying a direct sales force of experienced medical sales professionals. These hospitals collectively account for approximately 70% of the blood gas analyses performed in the United States. The Company intends to increase its penetration of this market by offering several flexible pricing plans that accommodate customer needs. The Company is arranging to place SenDx 100 units at several selected leading medical centers which will serve as reference centers to increase market awareness of the SenDx 100. The Company also plans to seek multi-year agreements with major proprietary hospital chains, group purchasing organizations and managed healthcare delivery networks.



    PENETRATE INTERNATIONAL MARKETS -- The Company plans to continue to develop distribution and clinical relationships in Europe and Asia to target small to mid-size hospitals. The Company believes that while

    POC testing needs are less developed internationally, there are substantial opportunities to provide small to mid-size hospitals, many of which do not currently have their own blood analysis equipment, with expanded diagnostic capabilities by offering the SenDx 100 as a low cost, easy-to-use, low maintenance alternative.


    EXPAND PRODUCT CAPABILITIES AND DEVELOP NEW PRODUCTS -- In the near term, the Company intends to continue to focus on further enhancements of the SenDx 100. The modular design of the SenDx 100 allows for expansion of diagnostic capabilities of the system through addition of analyte-specific sensors and expanded data management. For example, the Company intends to add chloride, glucose and blood urea nitrogen ("BUN") analysis capabilities to the SenDx 100. In addition, the Company intends to add a radio frequency link to permit wireless transfer of test data to the central laboratory or to patient monitors, to augment current hardwire and floppy disk transfer capabilities. Over the longer term, the Company plans to leverage its technology and expertise in sensor development to create additional related products for the measurement of critical blood parameters.



    While the Company intends to implement this strategy, there can be no assurance that the Company will become the leading global supplier addressing the POC blood analysis needs of the critical care market.


PRODUCTS


    The Company is the successor to the Medical Sensors business unit of PPG Industries, Inc. ("PPG"). The Medical Sensors unit was founded in 1988 to develop POC blood analysis systems for critical care segments of the worldwide hospital market. In 1992, Medical Sensors introduced the StatPal II, one of the first portable instruments for measurement of blood gases at the patient's bedside. The StatPal II, like other competing products, requires multi-step operation, has a limited test menu and limited data management capabilities, and has a relatively high per test cost. Due partly to these factors, the StatPal II and competing products have not captured a significant share of the blood analysis market. The SenDx 100 has been designed to address these factors. The Company has gained significant knowledge and experience from the StatPal II with respect to sensor and calibrant technology, manufacturing techniques, regulatory matters and the needs of the blood analysis market in general, which facilitated development of the SenDx 100.


THE SENDX 100


    The SenDx 100 is designed to provide fully automated analysis of any combination of the seven most commonly ordered critical care blood tests: oxygen, carbon dioxide, pH, sodium, potassium, ionized calcium and hematocrit, in a simple, less than 90 second procedure at the POC. The SenDx 100 consists of a microprocessor-controlled analyzer, a pre-packaged disposable calibrant pack, and a disposable, multi-use sensor cassette. The Company has demonstrated in clinical settings that the SenDx 100 offers accuracy comparable to that of commonly-used bench top systems. The Company believes that the SenDx 100 will provide a reportable patient test result, including required quality control tests, at a price per test lower than or equal to currently available POC analyzers. The Company also believes that the costs of conducting blood analyses with the SenDx 100 will be less than the costs in stat laboratories, and competitive with the costs of central laboratory analyses. The Company plans to expand the SenDx 100 test menu beyond the seven initial critical tests to include chloride, glucose, BUN, and other analytes applicable to the critical care market.


    The SenDx 100 is designed for easy operation by clinical personnel with minimal training. After obtaining a blood sample in the customary manner, the clinician enters a user and patient ID on the touch screen, selects any combination of the seven analytes to be measured, introduces the syringe containing the sample of whole blood directly to the aspirating port and presses the "Aspirate" option on the display. The instrument automatically aspirates approximately 170 microliters (less than three drops) of blood from the sample syringe into the sensor cassette. The blood sample is analyzed and the test results and other identifying information are displayed, printed, stored and available for electronic transfer to hospital billing, record keeping and quality control centers.

    The entire blood analysis process, including a one-point calibration, takes less than 90 seconds and the SenDx 100 is then immediately ready for another sample. Additionally, the SenDx 100 automatically performs a two minute, two-point calibration every two hours to ensure optimum system accuracy and to promote compliance with federal clinical laboratory regulations.


    The sensor cassette and calibrant pack must be replaced every 15 days or 100 patient tests, whichever comes first. The sensor cassette snaps easily into place, and the calibrant pack simply slides into the top of the unit. Following a two minute initialization period after introduction of the new sensor and calibrant set, the system is ready to analyze blood or quality control samples. In addition, the system's modular design enables hospital personnel to easily remove any portion for quick replacement.

KEY FEATURES OF THE SENDX 100 SYSTEM


    The SenDx 100 is designed to provide features and benefits which, the Company believes, will demonstrate the superiority of the system over other POC blood gas and electrolyte analysis methodologies.



    LOW PRICE PER TEST PANEL -- Because the disposable elements can be used for 100 blood test panels, the price per test panel, with no additional cost for the required quality control tests, will be less than or equal to the low end of the current pricing range for other POC systems, which typically utilize single-use disposables and require additional costs for quality control. The Company believes that the list prices of the disposable elements for comparable test panels from POC competitors range from $4 to $18. The Company believes that the cost per test for the SenDx 100 will be lower than costs incurred for stat laboratory analyses and competitive with central laboratories' testing costs.



    EASY-TO-USE TESTING FORMAT -- The testing process is designed for simple operation by clinical users. The clinician enters user and patient identification data, selects any combination of the seven analytes to be measured, presents the sample of whole blood in the sampling syringe to the aspirating port, touches the "Aspirate" option on the display, and interface with the system is complete. The sample is analyzed and the test results are displayed, printed and stored for archiving. The SenDx 100 eliminates the need for a specialized technician to perform the analysis. The design of the SenDx 100 also permits easy performance of quality control tests and replacement of disposable components.


    EXTENSIVE ON-BOARD DATA MANAGEMENT -- The SenDx 100 incorporates a microprocessor which allows extensive data management within the analyzer either in a pre-configured format or in a format that can be custom-designed by the laboratory supervisor. The system archives, tabulates and transmits patient data for record keeping and billing purposes, and quality control and calibration data for regulatory compliance purposes. Unlike some competitive products, there is no need to transport the analyzer to a base station to download data. The Company believes the SenDx 100 will offer more advanced data management capabilities than currently available POC products.


    COMPLIANCE WITH CLIA '88 REQUIREMENTS -- The SenDx 100 is designed to meet key requirements of the Clinical Laboratory Improvement Amendments of 1988 ("CLIA '88"), which is a federal statute regulating medical laboratory practice. The SenDx 100 facilitates compliance with CLIA '88 by providing automatic one-point calibration, using a single calibration solution with known concentrations of analytes, with each test and automatic two-point calibration, using two different calibration solutions with known concentrations of analytes, every two hours, and by permitting quality control analyses at prescribed intervals. Consistent with established laboratory practice, the system is designed to perform calibration and quality control tests on the same sensors used for patient blood tests. Compliance with such quality control requirements is important, as failure to comply with CLIA '88 can result in loss of reimbursement revenue, fines or certain other penalties.


    ADVANCED QUALITY CONTROL CAPABILITIES -- The system software permits the laboratory supervisor to maintain control over the performance of quality control tests required by CLIA '88. The supervisor can set the frequency of quality control tests and the SenDx 100 will alert the user to perform such tests at the designated times. If such tests are not performed within the time period set by the supervisor, the SenDx 100 can be set to automatically "lock out" users until the required quality control tests are completed. In addition, if such quality control tests do not produce results within the range specified by the laboratory, the SenDx 100 can be programmed to become inoperative and alert the user to contact the supervisor. The Company believes that these features enable laboratory supervisors to more effectively monitor quality control at the POC.

    BROAD ARRAY OF CRITICAL ANALYTES -- The SenDx 100 system simultaneously performs the seven most commonly ordered critical care blood tests on a single blood sample. The user can select any subset of these seven analytes for testing. The Company plans to expand the SenDx 100 test menu to include chloride, glucose, BUN, and other analytes applicable to the critical care market.

    RAPID RESULTS -- The SenDx 100 system provides results within 90 seconds of sample introduction. Test results are then immediately displayed and printed providing the clinician with data to facilitate rapid diagnostic and therapeutic decisions.

SENDX 100 TECHNOLOGY

    The SenDx 100 consists of the analyzer and related software and a multi-use disposable sensor cassette and calibrant pack.

    SENDX 100 ANALYZER

    The SenDx 100 analyzer is a compact, lightweight, portable, modular instrument featuring a microprocessor-based computer, color display and touch screen control. Other components of the analyzer include: floppy disk drive, modem card, integral thermal printer, fluidics module, serial port interface and bar code scanner. It is line-and battery-powered, with the ability to operate on battery power for approximately 30 tests before recharging. The complete system, including batteries, weighs less than 14 pounds, has a nine inch by nine inch footprint and is easily portable to the POC.


    The SenDx 100 analyzer has extensive software for patient, quality control and calibration data management. The system can be customized to meet laboratory and user needs including user and patient ID requirements, automatic quality control lock-out and archiving of quality control, calibration and patient data. The analyzer can store up to 350 patient test results and 350 quality control test results internally for later access, while a larger number of results can be stored on a floppy disk using the integral disk drive. In addition, the system can be programmed to alert the user in the event that test results fall outside selected ranges. The analyzer can be interfaced to external data management systems via serial port or modem. Software upgrades for additional analytes or enhanced data management, which the Company intends to produce in the future, can be easily uploaded to the analyzer from a floppy disk.


    SENDX 100 MULTI-USE DISPOSABLE SENSOR AND CALIBRANT SET


    The disposable components of the SenDx 100 consist of a multi-use disposable sensor casette and calibrant pack. The disposables can be used for up to 100 tests or 15 days, are changed simultaneously, and require little effort or skill to install and remove. The Company is currently developing disposables with extended shelf and use lives in addition to increasing the number of blood samples that can be analyzed with a disposable set.


    MULTI-USE SENSOR CASSETTE

    The sensor used in the SenDx 100 contains seven micro-electrodes arrayed on a single chip with each electrode selectively sensitive to a particular blood parameter. For example, one micro-electrode is sensitive to oxygen while a second is sensitive to sodium. These proprietary sensors are manufactured by the Company using thick film technology that was successfully developed and initially used in the StatPal II instrument for oxygen, carbon dioxide and pH measurements. Thick film technology enables the development of small, reliable, accurate, rugged sensors with high manufacturing yields.

    The Company manufactures sensors by "screening" successive layers of materials on a ceramic substrate and depositing permeable membranes over each electrode in the array to give the required selectivity. An electrical signal, related to the concentration of each analyte, is produced by each electrode in the array, and amplified and processed by the SenDx 100 analyzer for display and storage. The seven micro-electrodes are contained in a low-volume flow-through cell into which the blood samples, calibration fluids or quality control materials are introduced.

    CALIBRANT PACK


    The analyzer also accommodates a multi-use, disposable calibrant pack that is a companion disposable to the sensor cassette. Each proprietary calibrant pack contains two gas-tight, polylaminate foil pouches containing solutions with different concentrations of electrolytes and gases, which are stable at room temperature for two months. A third bag inside the pack is a waste reservoir into which the samples and calibrant solutions are pumped upon completion of the tests. The self-contained calibrant pack eliminates the need for cumbersome gas tanks, buffer bottles and separate waste containers normally used with conventional bench top blood analysis systems. The appropriate calibration fluid is automatically routed to the sensor cassette by the fluidics module in the analyzer without operator intervention. The system automatically calibrates with each blood sample and performs an automatic two-point calibration every two hours, facilitating compliance with CLIA '88. When the disposables are replaced, the sealed calibrant pack containing the waste reservoir is removed for disposal, reducing operator exposure to blood or other waste products. A new calibrant pack is then slipped into the analyzer and the system is ready to use after a two minute initiation cycle.


STATUS OF THE SENDX 100


    The Company received FDA clearance for the SenDx 100 in December 1995, 68 days from the date of submission of its 510(k) premarket notification. The notification was supported by test data obtained at five hospitals, including nationally recognized teaching hospitals, which compared the SenDx 100 to commonly used central laboratory instruments. The SenDx 100 was first exhibited at the annual meeting of the American Association of Critical Care Nurses in May 1996, and the Company currently expects to commence commercial shipments of the SenDx 100 during the fourth quarter of 1996.



    The Company has applied for UL listing of the SenDx 100 by Underwriters' Laboratories, Inc. and for certification of the SenDx 100 by TUV Product Service, a European notified body, in order to affix a CE mark to the product, a certification required for distribution in the European Community by mid-1998. The Company has completed all tooling necessary for full-scale production and is currently manufacturing the SenDx 100 on a pilot scale. The Company is arranging to place SenDx 100 units at selected leading medical centers in the United States and Europe to serve as reference centers and to increase market awareness of the SenDx 100 and its features.


SENDX 100 MARKETING AND DISTRIBUTION


    In the United States, the Company is initially targeting the SenDx 100 for the critical care departments in the 2,000 largest hospitals, which conduct over 70% of the blood gas tests. Critical care departments generally include intensive care units, operating rooms and emergency departments, where the highest volume of stat blood tests are performed. The Company has designed the SenDx 100 to address key issues relating to adoption of a POC analyzer for blood gas, electrolyte and hematocrit testing. These issues include the need for low cost per test panel, easy operation by clinical users, regulatory and quality control compliance, extensive data management and availability of a broad testing array suitable for diagnosis of critical care patients. The priority of these issues varies among key individuals who influence a hospital's buying decision, which may include hospital administrators, laboratory directors, physicians, critical care nurses and respiratory care professionals.


    The Company's longer-term marketing objective is to penetrate the complete spectrum of blood gas and electrolyte testing sites by developing application-specific models for use in large and small hospitals and alternate-site markets, such as sub-acute care nursing facilities, outpatient clinics, pulmonary physicians' offices, home healthcare agencies and emergency medical services.

    The Company is establishing its own direct sales organization to promote and distribute the SenDx 100 in the United States. The Company currently employs a 10 person sales force, with individuals located in major cities throughout the country. Each of these sales professionals has several years of experience in the critical care environment and in marketing to hospital decision makers through the committee process. The Company plans to utilize clinical education consultants for in-service training and educating the medical community on the potential benefits of POC blood analysis. The Company plans to expand its sales force and clinical support to meet market demand. The Company has also engaged an outside consulting firm to assist in securing purchase agreements with major proprietary hospital chains and key group purchasing organizations. The Company may consider additional distribution channels, including joint ventures and OEM and licensing arrangements with strategically positioned corporate partners.

    The Company plans to price the SenDx 100 analyzer below $10,000 and the disposable sensor and calibrant set, usable for up to 100 patient test panels, and related quality control tests, below $500. The actual pricing will depend upon purchase volumes and other factors. In addition, the Company is planning to market the SenDx 100 through a variety of innovative pricing strategies designed to meet customer needs. The Company believes that the list prices of the disposable elements for comparable test panels from POC competitors range from $4 to $18. The Company further believes that its price per test will be at or below the low end of this range.


    The Company expects to market and distribute its products outside the United States through third party distributors strategically positioned to access targeted foreign markets, such as Japan and selected countries in Europe. The Company is currently identifying and negotiating with distributors in such markets. The Company's current exclusive European distributor of the StatPal II, Medlink Europe B.V. ("Medlink") has notified the Company that it believes it is also entitled to exclusively distribute the SenDx 100 in Europe. The Company has not come to an agreement with Medlink with respect to distribution of the SenDx 100 in Europe. The Company's current agreement with Medlink is terminable on January 1, 1997, if Medlink fails to meet certain annual sales requirements for 1996, and terminates in May 1997 by its own terms. The Company intends to seek a new distributor in Europe for the SenDx 100. Internationally, the POC market is not as developed as in the United States. Initially, the Company plans to position the SenDx 100 to meet the diagnostic testing needs of mid-size and smaller hospitals in such countries, many of which currently out-source blood gas analysis, by offering a low-cost, full-featured analyzer which is easy to use and requires minimal maintenance. Among other means, the Company will attempt to develop the POC concept internationally through clinical education programs and the establishment of reference centers.


STATPAL II

    The Company's StatPal II product, introduced in 1992, was one of the first commercially available portable instruments for measurement of blood gases at the POC. The Company sells the StatPal II in Europe, Latin America and Asia through distributors, and on a limited basis in the United States. The StatPal II is marketed primarily to certain low volume niche markets.

INDUSTRIAL PH BUSINESS

    The Company currently manufactures a pH meter and an ion-selective field effect transistor (ISFET)-based pH measuring probe which the Company sells to Beckman Instruments, Inc. ("Beckman"), a manufacturer of scientific and laboratory instruments, on an OEM private label basis. Its primary application is the measurement of acidity/alkalinity of liquids in industrial chemical laboratories. The Company currently sells the pH meters and probes to Beckman pursuant to an agreement whereby the Company has agreed to supply Beckman with such products through June 2002. This agreement is subject to termination by Beckman at any time upon 30 days prior notice, and by the Company upon six months prior notice to Beckman, in the event Beckman fails to meet certain minimum purchase requirements.

MANUFACTURING


    The Company currently manufactures the StatPal II, including its related disposables, and the pH meters and probes at its facility in Carlsbad, California. The Company has manufactured prototypes and pilot run units of the SenDx 100 analyzer and related disposables at this facility. Manufacture of the SenDx 100 analyzer will involve the assembly and test of custom and commercially available components. The Company anticipates that it may be necessary to expand its manufacturing capacity in the event of increased demand for the SenDx 100. In particular, the Company will need to increase its calibrant pack manufacturing capacity. Such expansion may require the early commitment of capital resources for additional tooling and equipment and for leasehold improvements. Several of the components of the SenDx 100 are sole-sourced or custom-manufactured by a limited number of outside vendors. Although the Company believes such components could be obtained from alternate vendors, certain custom electronic components require a substantial lead time from order to delivery. There can be no assurance that the Company will be able to expand its capacity or find necessary qualified third party manufacturers or vendors in a timely manner to respond to increased demand. Any delay or inability to obtain required components could adversely affect the Company's marketing ability, financial condition and operating results.

    The Company purchases custom components, including the sensor interface board and portions of the fluidics module, from suppliers. Molded parts are created using tooling designed for and owned by the Company, and are purchased from qualified vendors with experience in medical device components. The proprietary software for the SenDx 100 analyzer is maintained by the Company and downloaded to the analyzer during assembly. The disposable sensors used in the SenDx 100 utilize a technology platform similar to that of the Company's StatPal II sensor module, incorporating equipment and processes previously developed by the Company. Close collaboration between development and production personnel enhances high reliability and yields, while facilitating rapid development of new and improved sensors. Through the development and manufacture of StatPal II, the Company has gained experience in the manufacture of calibration materials for POC instrumentation. Calibrant solutions are packaged in gas tight polylaminate foil pouches using proprietary filling, sealing, and sampling techniques. Depending upon demand and sales levels, the Company may need to either expand calibrant manufacturing internally, requiring capital expenditures, or out-source to third-party manufacturers. There can be no assurance that the Company will be able to increase capacity or find suitable sources in a timely manner.


    All manufacturing and assembly is performed in the Company's 39,000 square foot facility. This leased facility includes approximately 12,000 square feet of environmentally controlled assembly and packaging space. The Company expects this facility to be sufficient to meet the anticipated demand for the Company's products for the next several years. The Company maintains a comprehensive quality assurance and quality control program, which includes documentation of material specifications, operating procedures, maintenance and equipment calibration procedures, training programs and quality control test methods. To control the quality of its finished product, the Company utilizes ongoing statistical process control systems during the manufacturing process and performance testing of finished goods. The Company believes that its commercial medical device manufacturing operations are conducted in accordance with the GMP requirements of the FDA. The Company's manufacturing facilities and its operations are subject to periodic inspections conducted by the FDA and similar inspections conducted by State of California officials for compliance with applicable manufacturing practices regulations. See "Business -- Government Regulation."


RESEARCH AND DEVELOPMENT


    The Company's research and development efforts are focused on expanding the capabilities of the SenDx 100. The Company plans to expand its test menu to include additional analytes, such as chloride, glucose and BUN, and plans to reduce blood sample volume requirements. The planned reduction in sample volume requirements will make the product more attractive for certain neonatal testing procedures. Additionally, reducing the volume of the flow-through cell would enable increased test capacity per calibrant pack. The Company is also working to extend the shelf life, use life, and test capacity of the disposables. The Company is working to extend the shelf life of the disposables to six months from two months, the use life to 30 days from 15 days and the test capacity to 300 tests from 100 tests per disposable. The Company intends to add a radio frequency link to permit wireless transfer of test data to the central laboratory or to patient monitors, to augment current hardwire or floppy disk transfer capabilities. Over the longer term, the Company plans to leverage its technology and expertise in sensor development to create additional related products for the measurement of critical blood parameters.


    The Company has assembled a technical staff with experience in electrochemistry, mechanical and electrical engineering, membrane fabrication and software development. The Company's research and development staff consists of 19 full-time employees, of whom five hold advanced degrees in chemistry, engineering and related disciplines. The Company expects to utilize a portion of the proceeds of this Offering to expand its research and development staff and programs.

    In each of the three years ended December 31, 1993, 1994 and 1995, the Company incurred approximately $877,000, $814,000 and $2.2 million, respectively, in research and development expenses. On a pro forma basis, combining the Company's and Medical Sensors' research and development expenses prior to the acquisition effective December 31, 1994, research and development expenses would have been approximately $2.6 million and $1.8 million for the years ended December 31, 1993 and 1994, respectively.

PATENT AND PROPRIETARY RIGHTS
    The Company's policy is to pursue patent protection, both in the United States and in foreign countries, for key technological inventions embodied in its products.

    The Company currently has rights to 11 U.S. patents and their foreign filed counterparts with respect to several aspects of its StatPal II analyzer, including certain sensor and calibration technologies, some of which the Company believes to be applicable to the SenDx 100. All of these patents are currently exclusively licensed from PPG pursuant to a License Agreement dated January 17, 1995, and were filed in connection with development of the StatPal II (the "PPG License"). Pursuant to such License Agreement, upon payment of all amounts due under a promissory note to PPG, PPG will assign all of such patent rights to SenDx. The Company will use a portion of the proceeds from this Offering to prepay such promissory note. See "Use of Proceeds."


    In addition to the patents which the Company holds relating to its StatPal II analyzer, the Company has filed 12 additional U.S. patent applications on aspects of the SenDx 100 system, including various aspects of the sensor, sensor cartridge, method of packaging the disposable calibrants, and various algorithms and circuit designs.



    There can be no assurance that any of these patent applications will result in patents being issued, or that, if issued, such patents will provide significant proprietary protection, or that products incorporating the technology in issued patents or pending applications will be free of challenge from competitors. The issuance of a patent is not conclusive as to its validity or enforceability, nor does it provide the patent holder with freedom to operate without infringing the patent rights of others. A patent could be challenged by litigation and, if the outcome of such litigation were adverse to the patent holder, competitors could be free to use the subject matter covered by the patent, or the patent holder may license the technology to others in settlement of such litigation. The invalidation of key patents owned by the Company or denial of pending patent applications could create increased competition, with potential adverse effects on the Company and its business prospects. In addition, there can be no assurance that any application of the Company's technology will not infringe patents or proprietary rights of others or that, as a result of such infringement, licenses that might be required for the Company's processes or products would be available on commercially reasonable terms, if at all. Certain of the issued U.S. and pending foreign patents licensed by PPG to SenDx are subject to a covenant by PPG not to sue Diametrics and three current or former employees of Diametrics for infringement of such patent rights. This covenant was entered into in connection with the settlement of a lawsuit by PPG against Diametrics and such individuals for alleged misappropriation of trade secrets, unfair competition and infringement of a PPG design patent. The PPG License provides for such covenant not to sue to also be binding upon SenDx; however, such covenant has no applicability to patent applications filed by SenDx or any patents that may issue therefrom.


    Because of the uncertainty concerning patent protection, the Company also relies upon trade secrets, know-how and continuing technological innovation. The Company maintains a policy requiring all employees and consultants to sign confidentiality agreements under which they agree not to use or disclose the Company's confidential information as long as that information remains proprietary or, in some cases, for fixed time periods. There can be no assurance, however, that such proprietary technology will not be independently developed or that secrecy will not be breached. Under Company policy, all technical employees are required to assign to the Company all rights to any inventions made during their employment or relating to the Company's activities. There can be no assurance that such employees will not breach such agreements.

    The Company is aware that substantial research efforts in sensor technology are taking place at universities, government laboratories and other corporations around the world and that numerous patent applications have been filed, and that patents have been issued, relating to fundamental technologies and to specific biosensor products and processes. If patents that cover the technologies, products or processes utilized by the Company are issued to third parties, the Company may have to obtain licenses under such patents. There can be no assurance that such licenses would be available on commercially reasonably terms, if at all.

COMPETITION
    The key competitive factors in the blood gas and electrolyte testing market are accuracy, cost per test, breadth of analyte menu, turnaround time for results, ease of use, quality control compliance, data management capability and customer support. In this market, the Company will compete against manufacturers of bench top instruments and more recently introduced POC analyzers. The Company believes that currently, over 90% of all blood gas and electrolyte analyses performed in hospitals are done using bench top instruments requiring skilled laboratory technicians. Major manufacturers of the traditional bench top systems include Ciba Corning Diagnostics Corp. ("Ciba Corning"), Instrumentation Laboratory and Radiometer, which collectively accounted for a majority of all sales of blood analyzers during 1995. However, the Company believes that over the next several years, demands of users for faster results, coupled with continued pressures on healthcare providers to reduce costs, will result in a significantly increased number of blood analyses being performed at the POC.


    Several other companies have developed POC analyzers. i-STAT and Diametrics both offer portable instruments, utilizing single-use disposables, with limited data management capability. Mallinckrodt Medical offers a 30-pound, line-powered, near-patient device, used primarily in cardiac surgery suites. AVL Scientific recently launched an optical-based POC system, analyzing only blood gases. Recently, Optical Sensors introduced an on-demand, patient-connected blood gas-only product, and Via Medical Corporation introduced an on-demand, patient-connected glucose-only monitor. In addition, continued development and acceptance of non-invasive techniques to measure certain diagnostic parameters, including the use of pulse oximetry to measure blood oxygen saturation, and the measurement of end-tidal carbon dioxide as a monitor of blood carbon dioxide levels, may decrease demand for the tests performed by the Company's products.


    Many companies in the medical diagnostics industry have substantially greater capital resources, installed customer bases, marketing and management resources, research and development staffs and facilities than the Company. Such companies may be developing or could in the future attempt to develop additional products competitive with the SenDx 100. Many of these companies also have substantially greater experience than the Company in research and development, obtaining regulatory approvals, manufacturing and marketing, and may therefore represent significant competition for the Company. Ciba Corning has announced that it is developing a portable POC blood analyzer. There can be no assurance that the Company's competitors will not succeed in developing or marketing technologies and products that will be more effective or less expensive than those being marketed by the Company or that would render the Company's technology and products obsolete or noncompetitive.

    The Company's StatPal II product is marketed primarily toward certain low volume niche markets, and also competes against the POC analyzers marketed by companies such as Diametrics. While the StatPal II offers a multiple use disposable as opposed to the single use disposables typically used by its competitors, it is a blood gas-only analyzer, whereas certain of the products with which it competes offer both blood gas and electrolyte testing.

    Over the past few years, several companies have invested in the development of optical-based sensors that would be positioned within patients' arteries and provide continuous, real time monitoring of blood oxygen, carbon dioxide and pH. While offering the attractiveness of continuous real time monitoring with no blood loss, the technical hurdles, primarily stability, low cost and adverse interaction with the body, have been formidable and most efforts have achieved limited commercial success. Some competitors that have pursued this area have included Pfizer, Inc., Optex Biomedical, Inc., and Puritan-Bennett, Inc.

    In the industrial pH testing market, there are numerous manufacturers of pH meters and probes that compete with Beckman for the sale of such products. The key competitive factors in this market are price, accuracy of testing and product quality.

GOVERNMENT REGULATION

    The manufacturing, testing, labeling, distribution, marketing, advertising and promotion of the Company's diagnostic products are subject to extensive and rigorous regulation by the FDA and, to varying degrees of regulation, by state and foreign regulatory agencies. The Company's products are regulated by the FDA under the Federal Food, Drug, and Cosmetic Act. The testing for, preparation of and subsequent FDA and foreign regulatory review of requirements could result in civil monetary penalties or criminal sanctions, restrictions on or injunction against marketing of the Company's products as well as seizure or recall of the Company's products, or other regulatory action. There can be no assurance that the Company will be able to obtain necessary regulatory approvals or clearances on a timely basis or at all, and delays in receipt of or failure to receive such approvals or clearances, the loss or limitation of previously received approvals or clearances, adoption of future regulations which may further restrict the production or sales of the Company's products, or failure to comply with existing or future regulatory requirements would have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company's StatPal II and SenDx 100 systems received FDA clearance after filing of 510(k) premarket notifications ("510(k) Notification"). The Company received FDA clearance to market the StatPal II in November 1992 for POC measurement of blood gases, and received similar FDA clearance for the SenDx 100 system in December 1995 for POC measurement of oxygen, carbon dioxide, pH, sodium, potassium, ionized calcium and hematocrit.


    Prior to marketing future products, the Company may be required to provide a 510(k) Notification to the FDA and to await the FDA's determination that the product may be marketed. In any 510(k) Notification, the Company must, among other things, demonstrate that the product to be marketed is of "substantial equivalence" to another legally marketed device in terms of safety, performance, design and intended use. Test data from clinical trials may be required to demonstrate "substantial equivalence" and that the product is safe and effective, which may delay the 510(k) Notification review period. Following submission of a 510(k) Notification, a company may not market the device for clinical use until receipt of FDA clearance. The FDA has no specific time limit by which it must respond to a 510(k) Notification. The FDA, however, may (i) determine that the new device does not meet the "substantial equivalence" test and require a more extensive and time-consuming premarket approval application ("PMA") be filed, or (ii) require further information, such as additional test data, including data from clinical studies, before it is able to make a determination regarding "substantial equivalence." There can be no assurance that the FDA will act favorably or quickly in its review of the test data once submitted, and significant difficulties or costs may be encountered by the Company in its efforts to obtain FDA clearances. Such difficulties could delay or preclude the Company from marketing future products.


    Significant modification of the SenDx 100 system, or its components, such as the addition of new analytes, would require filing a new 510(k) Notification and the Company would not be able to market the modified product in the United States until FDA clearance is obtained. There is no assurance that the FDA would grant such clearance in a timely manner, or at all.

    The FDA and comparable state agencies also require the Company to manufacture its products in compliance with current Good Manufacturing Practices ("GMP") regulations which govern the procedures, controls and documentation used in manufacturing medical devices, including the Company's medical products. The Company believes its commercial medical device manufacturing is conducted in accordance with GMP requirements, however, there can be no assurance that its manufacturing facilities will continue to satisfy such requirements. Both the FDA and state agencies ensure GMP compliance through periodic facility inspections. Accordingly, the Company must commit substantial resources on an ongoing basis to maintain a high level of compliance with GMP requirements. The Company's prior facility in La Jolla, California was inspected once by the FDA. The Company's present facility in Carlsbad, California has been inspected once by the Food and Drug Branch of the California Department of Health Services. Such agencies may reinspect the Company at any time, without notice, and if the inspector observes conditions which might be violations of the GMP requirements, those conditions must be corrected or satisfactorily explained, or the Company could face regulatory action, which in extreme cases could include, among other things, withdrawal or recall of products and cessation of operations. The Company is also required to comply with various FDA requirements for labeling and marketing and the FDA prohibits a device from being marketed for unapproved clinical uses. In addition, the Company's promotional and educational activities regarding its diagnostic products must comply with evolving FDA policies and regulations regarding acceptable product promotion practices.


    In addition, the manufacture, sale or use of the Company's products are also subject to regulation by other federal entities, such as the Occupational Safety and Health Administration and the Environmental

Protection Agency, and by various state agencies. The Company believes it is materially in compliance with such requirements. Use of the Company's products will also be subject to inspection, quality control, quality assurance, proficiency testing, documentation and safety reporting standards of the Joint Commission on Accreditation of Healthcare Organizations. Various states and municipalities may also have similar regulations. Federal and state regulations regarding the manufacture, sale or use of the Company's products are subject to future change, which changes could have a material adverse effect on the Company's business, financial condition and results of operations.


    The Company's customers using its diagnostic devices for clinical analyses in the United States may be subject to the Clinical Laboratories Improvement Amendments of 1988 ("CLIA '88"), which provide for federal regulation of laboratory testing, an activity also regulated by most states. Laboratories either must obtain a registration certificate from the Health Care Finance Administration or a state license in a state with a federally approved licensure program. Laboratories that obtain state licenses will be required to comply with state regulations and may be exempt from CLIA '88. The CLIA '88 regulations are intended to ensure the quality and reliability of clinical laboratories testing in the United States by mandating specific standards. CLIA '88 categorizes diagnostic tests as "waived," "moderate complexity," or "high complexity" on the basis of test complexity. The SenDx 100 system has been classified as being of moderate complexity. There can be no assurance that the CLIA '88 regulations and future administrative interpretations will not have a material adverse impact on the Company by limiting its potential markets.



    The SenDx 100 provides for testing of control samples and calibration on the same sensor that is used to measure patient blood samples. It also performs a single point calibration, using a single calibration solution containing known concentrations of analytes, with each sample and an automatic two-point calibration, using two different calibration solutions with known concentrations of analytes, every two hours.



    The Company's products are also subject to various restrictions under the laws and regulations of those states where they will be marketed by the Company. Some states restrict use of blood gas and electrolyte analyzers to physicians and licensed technicians. These restrictions may limit the Company's ability to market the SenDx 100 in those states.


    Distribution  of the  Company's products  outside the  United States  may be subject to FDA, export and extensive foreign government regulation. These regulations, including the requirements for approvals or clearance to market, the time required for regulatory review and the sanctions imposed for violations, vary from country to country. There can be no assurance that the Company will obtain regulatory approvals in such countries on a timely basis, if at all, or that it will not be required to incur significant costs in obtaining or maintaining its foreign regulatory approvals. Prior to selling in Japan, the Company is required to obtain approval of its products by the Ministry of Health. The Company intends to seek this approval in conjunction with a Japanese distributor. Prior to selling in Europe, the Company is required to obtain TUV approval and then register the product for sale. The time required to obtain needed regulatory clearance by particular foreign governments may be longer or shorter than that required for FDA clearance, however, in general the extent of regulation of medical devices, and therefore the time and cost involved in obtaining such regulatory clearance, is increasing worldwide, and the Company expects this trend to continue. There can be no assurance that the Company will be able to obtain any required approvals in the future. Failure to obtain necessary regulatory approvals, the restriction, suspension or revocation of existing approvals or any failure to comply with regulatory requirements outside the United States could have a material adverse effect on the Company's business, financial condition and results of operations.

    The European Community has promulgated rules requiring that medical products qualify to affix the CE mark by mid-1998. The CE mark is an international symbol of adherence to quality assurance standards and compliance with applicable European medical device directives. In order to obtain the right to affix the CE mark to its potential products, the Company will need to obtain certification that its processes meet European quality standards. Failure to receive the right to affix the CE mark will prohibit the Company from selling its products in member countries of the European Community, and there can be no assurance that the Company will be successful in meeting European quality standards or other certificate requirements.

    In addition to governmental approvals, the Company is also seeking Underwriters' Laboratories (UL) listing of the SenDx 100 in the United States. Certain hospitals require UL listing as a prerequisite to use of equipment in such hospitals. In addition, certain state and local governments have enacted laws making it unlawful to sell electrical devices without UL or other comparable approval.

REIMBURSEMENT

    In the United States, healthcare providers generally rely on third-party payors, principally federal Medicare, state Medicaid and private health insurance plans, to reimburse all or part of the cost of therapeutic and diagnostic procedures. With the implementation of Medicare's Prospective Payment System for hospital inpatient care (Diagnosis Related Groups or "DRGs"), in the 1980's, public and private payors began to reimburse providers on a fixed payment schedule depending on the nature and severity of the illness. Many tests and procedures that would have been performed under cost-plus reimbursement formulas are now subject to scrutiny and must be justified in terms of their impact on patient outcomes. The percentage of blood gas and electrolyte tests for which hospitals receive direct reimbursement is declining in favor of reimbursement on a per procedure basis, including diagnosis and treatment, or through capitated charges. As a result, the incentives are now to test only for those parameters and on a frequency that will result in cost-effective care. In addition, Medicare DRG reimbursement originally allowed a pass-through of some of the capital cost of equipment. This pass-through is now being phased out, making non-purchase acquisition of capital equipment more attractive. Broad acceptance of the Company's products will require offering attractive acquisition alternatives that are economically viable for the hospitals and for the Company.

    Market acceptance of the Company's products in international markets may be dependent in part upon reimbursement within prevailing healthcare payment systems. Healthcare payment systems in international markets vary significantly by country. The main types of such payment systems in international markets are government sponsored healthcare and private insurance. Countries with government sponsored healthcare, such as the United Kingdom, have a centralized, nationalized healthcare system. New devices are brought into the system through negotiations between departments at individual hospitals at the time of budgeting. Although not as prevalent as in the United States, health maintenance organizations are emerging in certain European countries.

    The Company could be adversely affected by changes in governmental or private healthcare payor reimbursement policies to the extent any such changes affect reimbursement for procedures in which the Company's products are used. Adverse changes in governmental and private third party payors' policies toward reimbursement for such procedures would have a material adverse effect on the Company's business, financial condition and results of operations.

EMPLOYEES

    As of May 31, 1996, the Company had a total of 96 employees, of which 81 were full-time, two were part-time permanent employees, and 13 were temporary employees. Of the full-time employees, 31 were in manufacturing operations, 14 were in sales and marketing, 19 were in research and development and product engineering, eight were in regulatory affairs and quality assurance and nine were in general and administrative. The 13 temporary and the two part-time employees performed various functions throughout the Company. The Company expects to increase its manufacturing and marketing personnel during 1996. None of the Company's employees is covered by a collective bargaining agreement. The Company believes that its relationship with its employees is good.


FACILITIES
    The Company currently leases 39,000 square feet of space in Carlsbad, California, where its headquarters and manufacturing facilities are located. The lease is for a term expiring in January 2001, subject to three additional one-year options to renew. The Company believes such facilities are adequate for the next several years.

INSURANCE
    The Company maintains a "claims made" product liability insurance policy in the amount of $1.0 million per occurrence and in the aggregate, and an excess general and product liability insurance policy in the amount of $4.0 million per occurrence and in the aggregate, which are the maximum payouts for all claims made during a calendar year. If the Company does not or cannot maintain its existing or comparable liability insurance, its ability to market its products may be significantly impaired. There can be no assurance that the amount and scope of any insurance coverage upon which the Company relies will be adequate to protect the Company in the event of a product liability claim.

LEGAL PROCEEDINGS
    In late December 1995, the Company moved from leased facilities in La Jolla, California, at the termination of the lease term. On January 31, 1996, the Company's former landlord, Medical Biology Institute, filed a complaint against both the Company and PPG in San Diego County Superior Court, which was amended in April 1996. The complaint, as amended, alleges: breach of sublease (for allegedly failing to restore leased premises to their original condition at the termination of the sublease); fraud (for allegedly making false representations regarding restoration of the premises); trespass (for allegedly damaging the premises); conversion (for allegedly damaging the premises); nuisance (for allegedly leaving items on the premises); tortious interference with prospective economic advantage (for allegedly interfering with the plaintiff's ability to relet the premises); and negligence (for allegedly leaving supplies and products exposed to possible tampering by outsiders). The landlord seeks at least $860,000 in damages, plus exemplary and punitive damages. The action is in the procedural motion and early discovery phase. The Company is vigorously defending this action and does not anticipate that the litigation will have a material effect on the Company's financial statements. There can be no assurances, however, that such action would not be decided against the Company, which would have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company is not a party to any other material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors of the Company are as follows:


                   NAME                         AGE                                 POSITION
- ------------------------------------------      ---      ---------------------------------------------------------------
Douglas R. Hillier........................          61   President, Chief Executive Officer and Director
George Pache..............................          47   Vice President, Finance and Administration, Chief Financial
                                                          Officer and Secretary
Michael W. Mercer.........................          42   Vice President, Sales and Marketing
Ronald Betts, Ph.D........................          48   Vice President, Operations
Ruben Chairez, Ph.D.......................          53   Vice President, Regulatory Affairs and Quality Assurance
Matthew Leader............................          36   Director of Research and Development
Douglas Savage............................          38   Director of Product Engineering
Thomas O. Gephart.........................          59   Chairman of the Board of Directors
Anthony Rippo, M.D........................          54   Director
F. Duwaine Townsen........................          63   Director
Fredrik C. Schreuder......................          59   Director
C. Ian Sym-Smith..........................          66   Director
Robi Blumenstein..........................          39   Director


    DOUGLAS R. HILLIER joined the Company as a Director in March 1995, following the Medical Sensors acquisition and served as a consultant to the Company until his appointment as President and Chief Executive Officer in August 1995. Prior to joining the Company, Mr. Hillier was employed by PPG Industries, Inc., a publicly held industrial conglomerate, as General Manager of the Medical Sensors business unit from its inception in 1988 until its acquisition by the Company in December 1994. Prior to 1988, Mr. Hillier was President of Spectramed, Inc., a medical device manufacturer, and held various positions with Beckman Instruments, Inc., a manufacturer of scientific and laboratory instruments, and Varian Associates, a manufacturer of scientific and industrial instruments. Mr. Hillier holds both a bachelors and masters degree in electrical engineering from the University of Michigan and completed the Executive Management Program at the University of California at Los Angeles.

    GEORGE PACHE joined the Company as Vice President, Finance and Administration, Chief Financial Officer and Secretary in March 1995. Prior to joining the Company, Mr. Pache served from January 1994 to March 1995 as Executive Vice President and Chief Financial Officer of Advanced Materials Group, a publicly held high technology materials company. From February 1993 to January 1994, Mr. Pache was an independent financial consultant. From February 1989 to February 1993, Mr. Pache was Senior Vice President and Chief Financial Officer of PSICOR, Inc., a then publicly held cardiovascular technology company. Prior to 1989, Mr. Pache was Vice President and Chief Financial Officer of Kasler Corporation, a publicly held construction company, and was a practicing certified public accountant with Arthur Young & Co. Mr. Pache holds both a bachelors and a masters degree in business administration and accounting from the University of Houston and is a certified public accountant.

    MICHAEL W. MERCER joined the Company as Vice President, Sales and Marketing in March 1995. Prior to joining the Company, from May 1987 to March 1995, Mr. Mercer was employed as a sales and marketing executive with CDI/3M, a manufacturer of blood monitoring systems. Before joining CDI/3M in 1987, Mr. Mercer held various sales management and sales representative positions with a medical device manufacturing division of Allegheny International, Physio-Control, a manufacturer of cardiac monitors and defibrillators and Hudson Oxygen Therapy, a manufacturer of respiratory care products. Mr. Mercer received his bachelors degree in business administration from Ohio University and his masters degree in business administration from the University of Southern California.

    RONALD BETTS, PH.D. joined the Company as Vice President, Operations, in December 1994 in connection with the Medical Sensors acquisition. Prior to joining the Company, from 1978 to December 1994, Dr. Betts was employed by PPG in various senior scientific positions and was a founder of the Medical Sensors business unit. Dr. Betts has broad experience in blood gas immunochemical sensor design, development and manufacturing, and was a primary inventor of the Company's calibration technology. He also holds the position of Visiting Investigator at the Scripps Research Institute. Dr. Betts holds a Ph.D. in biochemistry from Iowa State University and a masters degree in medicinal chemistry from the University of Iowa.

    RUBEN CHAIREZ, PH.D. joined the Company as Vice President, Regulatory Affairs and Quality Assurance in December 1994, in connection with the Medical Sensors acquisition. Prior to joining SenDx, Dr. Chairez was employed by PPG from November 1993 to December 1994. From March 1990 to November 1993, Dr. Chairez served as Director of Regulatory Affairs for Gen-Probe Incorporated, a medical diagnostics company. Prior to 1990, Dr. Chairez was employed by E.I. duPont de Nemours & Co. and Abbott Laboratories in various research and regulatory management positions. Dr. Chairez holds a Ph.D in virology from the University of Oregon.

    MATTHEW LEADER joined the Company in December 1994, in connection with the Medical Sensors acquisition. Prior to joining the Company, Mr. Leader was employed from October 1988 to December 1994 by PPG, where he was instrumental in developing much of the Company's sensor technology. Prior to 1988, Mr. Leader held various bioengineering positions with Shiley, Inc., a manufacturer of medical devices. Mr. Leader holds a bachelors degree in engineering from the University of California, San Diego and a masters degree in bioengineering from the University of California, San Diego.

    DOUGLAS SAVAGE joined the Company in December 1994, in connection with the Medical Sensors acquisition. Prior to joining the Company, Mr. Savage was employed from May 1989 to December 1994 by PPG, where he was responsible for the electronic and mechanical engineering development of the StatPal II. Prior to 1989, Mr. Savage held various engineering positions with Spectramed, Inc. and Gould, Inc. Mr. Savage received a bachelors degree in biomedical engineering from the University of Illinois at Chicago.

    THOMAS O. GEPHART has served as a Director of the Company since February 1995. In 1976, Mr. Gephart founded Ventana Global, Ltd., a venture capital and private investment banking firm, and has served as its Managing General Partner since that time. Previously, Mr. Gephart held various executive management positions with AMP, Inc., a manufacturer of electrical connectors, Bunker-Ramo Corporation, a manufacturer of electric components and the Radar, Missiles and Electronics Division of Hughes Aircraft Corporation. Mr. Gephart holds a bachelors degree in engineering from the University of Southern California.

    ANTHONY RIPPO, M.D. founded the Company in December 1990 and has served as a Director since that time. In addition, Dr. Rippo served as President and Chief Executive Officer of the Company from December 1990 to May 1994. From 1983 to 1990, Dr. Rippo founded and served as President of Marine Medical Services of San Diego, Inc., a healthcare management company. Prior to 1983, Dr. Rippo founded industrial medical clinics and the California Marine Medical Service, a provider of medical care systems to remote areas, primarily ships at sea. Dr. Rippo holds an M.D. degree from the Loyola University Medical School.

    F. DUWAINE TOWNSEN has been a Director of the Company since 1992. Since 1983, Mr. Townsen has been a managing partner of Ventana Growth Fund, L.P., a venture capital fund. Previously, Mr. Townsen was Chairman of the Board and Chief Executive Officer of Kay Laboratories, Inc. a manufacturer of medical products. Mr. Townsen holds a bachelors degree in business administration and accounting from San Diego State University and is a Certified Public Accountant.

    FREDRIK C. SCHREUDER has been a Director of the Company since 1993. Since 1989, Mr. Schreuder has been President of Medical Venture Management A/S of
Norway, a venture capital management firm. Previously, Mr. Schreuder was Executive Vice-President of Hafslund Nycomed A/S, a manufacturer of medical imaging contrast media. Mr. Schreuder holds a masters degree in business administration from Harvard Business School, worked as a research associate at the IMEDE Management Institute in Switzerland and is a former President of the Norwegian Society of Financial Analysts. Mr. Schreuder serves as a member of the Board of Directors of Fuisz Technologies, Limited, a manufacturer of pharmaceutical products.

    C. IAN SYM-SMITH has been a Director of the Company since February 1995. From 1960 to 1984, Mr. Sym-Smith was a senior partner of Hay Management Consultants, a management consulting firm. From 1988 to May 1994, Mr. Sym-Smith was Chairman of the Board of Rural/Metro Corporation, an emergency services company. Since May 1994, Mr. Sym-Smith has been an independent investor. Mr. Sym-Smith holds a diploma in electrical engineering from the College of Technology in Birmingham, England and his masters degree with honors in business administration from the Wharton School of the University of Pennsylvania.

    ROBI BLUMENSTEIN has been a Director of the Company since March 1996. Mr. Blumenstein is a Managing Director of CIBC Wood Gundy Capital, the merchant banking division of the Canadian Imperial Bank of Commerce, where he has been employed since 1994. From May 1992 to December 1993, Mr. Blumenstein was a principal of Hadley & Baxendale Limited, an investment and consulting firm. From May 1991 to April 1992, Mr. Blumenstein was a Managing Director of Environmental Capital Management, an investment firm. From July 1984 to April 1991, Mr. Blumenstein was employed at First City Capital Corporation, a merchant bank. Mr. Blumenstein serves as a member of the Board of Directors of Thermatrix Inc., a publicly held environmental technology company. Mr. Blumenstein holds bachelors and law degrees from the University of Toronto and a masters degree in business administration from Harvard University.

ELECTION OF DIRECTORS AND OFFICERS

    All members of the Company's Board of Directors hold office until the next annual meeting of stockholders or until their successors are elected and qualified. Officers serve at the discretion of the Board of Directors and are elected annually. There are no family relationships among the directors or officials of the Company.

    Mr. Blumenstein was appointed to the Board of Directors in March 1996 pursuant to the terms and conditions of an Investors' Rights Agreement dated March 20, 1996 among the Company, CIBC Wood Gundy Ventures, Inc. and certain other shareholders of the Company, which provided that the holders of the Series D Preferred Stock shall have the right to elect up to two members of the Board of Directors. Such right terminates upon the closing of this Offering.

    Following the closing of this Offering, Messrs. Townsen and Rippo intend to resign as members of the Board of Directors, and the Company intends to appoint two outside directors to fill the resulting vacancies.

BOARD COMMITTEES AND COMPENSATION

    The Audit Committee consists of Messrs. Townsen and Sym-Smith. The Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by the Company's independent auditors, and reviews and evaluates the Company's internal control functions.

    The Compensation Committee consists of Messrs. Sym-Smith, Gephart and Rippo. The Compensation Committee administers the Company's 1991 Stock Option Plan, 1996 Stock Incentive Plan and 1996 Employee Stock Purchase Plan and makes recommendations to the Board of Directors concerning compensation for executive officers and consultants of the Company.


    The Company's directors currently do not receive cash compensation for attendance at Board of Directors or committee meetings. However, in the future, non-employee directors may receive compensation for attendance and may be reimbursed for certain expenses in connection with attendance at board and committee meetings. In addition, pursuant to the Company's 1996 Stock Incentive Plan, each non-employee director who is initially elected as a director after the closing of this Offering during the term of such plan is granted a nonstatutory option to purchase 12,000 shares of the Company's Common Stock, which option vests and becomes exercisable at the rate of 50% immediately and 25% upon reelection as a director in each of the two years following the date of grant. The exercise price of all such options shall be 100% of the fair market value of the Common Stock on the date of grant, and all such options shall have a term of 10 years. In addition, upon the expiration of each such four-year period during the director's term of office, such director shall receive an additional option to purchase 3,000 shares of Common Stock, exercisable immediately, subject to the terms and conditions of the 1996 Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During the fiscal year ended December 31, 1995, decisions regarding compensation of executive officers were made by the Compensation Committee of the Board of Directors. Dr. Rippo served as the Company's President and Chief Executive Officer from December 1990 to May 1994. Certain members of the Compensation Committee have been party to transactions with the Company since January 1, 1993. See "Certain Transactions."

EXECUTIVE COMPENSATION

    The following table sets forth compensation earned during the fiscal year ended December 31, 1995, by the individuals who served as the Company's Chief Executive Officer during such year and the four other executive officers whose total salary and bonus during such year exceeded $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                      ANNUAL COMPENSATION             COMPENSATION
                                            ----------------------------------------  -------------
                                                                         OTHER         SECURITIES         ALL
                                                                        ANNUAL         UNDERLYING        OTHER
NAME AND PRINCIPAL POSITION                   SALARY      BONUS    COMPENSATION (1)    OPTIONS (#)   COMPENSATION
- ------------------------------------------  ----------  ---------  -----------------  -------------  -------------
Douglas R. Hillier........................  $  111,576  $  30,000      $   5,250          108,333         --
 Chief Executive Officer (2)
W. Jerry Mezger...........................     113,533     --              4,000           --          $  42,894
 Chief Executive Officer (3)
George Pache..............................     103,069     --             --               40,000         --
 Chief Financial Officer
Ronald Betts, Ph.D........................     100,800     --             --               38,333         --
 Vice President, Operations
Matthew Leader............................     102,000     --             --               35,000         --
 Director of Research and Development

- ------------------------
(1) Consists of car allowances paid to such individuals.

(2) The Company paid Mr. Hillier $46,214 in consulting fees between January 1995 and August 1995, at which time Mr. Hillier was appointed President and Chief Executive Officer of the Company, and paid Mr. Hillier $65,362 in salary between August 1995 and December 1995.

(3) Mr. Mezger served as Chief Executive Officer of the Company from March 1994 until his resignation in August 1995.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth certain information concerning grants of options to each of the Named Executive Officers during the year ended December 31, 1995:

                                                    % OF TOTAL                                 POTENTIAL REALIZABLE
                                                      OPTIONS                                    VALUE AT ASSUMED
                                       NUMBER OF      GRANTED                                 ANNUAL RATES OF STOCK
                                      SECURITIES        TO                                    PRICE APPRECIATION FOR
                                      UNDERLYING     EMPLOYEES     EXERCISE                      OPTION TERM (3)
                                        OPTIONS      IN FISCAL       PRICE      EXPIRATION   ------------------------
NAME                                  GRANTED (#)    YEAR (1)      ($/SHARE)     DATE (2)      5% ($)      10% ($)
- ------------------------------------  -----------  -------------  -----------  ------------  ----------  ------------
Douglas R. Hillier..................      50,000          7.8%     $    1.50     02/14/2005  $  943,000  $  1,546,089
                                          50,000          7.8           1.50     08/24/2005     943,000     1,546,089
                                           8,333          1.3           1.50     10/08/2005     157,171       257,672
W. Jerry Mezger (4).................      16,667          2.6           1.50     05/24/1996      --           --
George Pache........................      33,333          5.2           1.50     03/05/2005     628,705     1,030,716
                                           6,667          1.0           1.50     10/08/2005     125,747       206,155
Ronald Betts, Ph.D..................      33,333          5.2           1.50     01/17/2005     628,705     1,030,716
                                           5,000          0.8           1.50     10/08/2005      94,306       154,609
Matthew Leader......................      28,333          4.4           1.50     01/17/2005     534,395       876,199
                                           6,667          1.0           1.50     10/08/2005     125,747       206,155

- ------------------------
(1) Options to purchase an aggregate of 644,317 shares of Common Stock were granted to employees, including the Named Executive Officers, during the year ended December 31, 1995.

(2) Options granted have a term of 10 years, subject to earlier termination in certain events related to termination of employment. The options granted to Mr. Mezger were granted in March 1994 and terminate in May 1996.

(3) Based on an assumed initial offering price of $12.50 per share. In accordance with the rules and regulations of the Securities and Exchange Commission, such gains are based on assumed rates of annual compound stock appreciation of 5% and 10% from the date on which the options were granted over the full term of the options. The rates do not represent the Company's estimate or projection of future Common Stock prices, and no assurance can be given that the rates of annual compound stock appreciation assumed for the purposes of the table will be achieved.

(4) Options were forfeited upon termination of employment.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

    The  following  table  sets  forth  certain  information  regarding   option
exercises  during the fiscal year ended December 31, 1995 by the Named Executive
Officers:

                                                                       NUMBER OF SECURITIES
                                                                            UNDERLYING             VALUE OF UNEXERCISED
                                                                       UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS
                                   SHARES                             AT FISCAL YEAR-END (#)    AT FISCAL YEAR-END ($)(2)
                                 ACQUIRED ON           VALUE        --------------------------  --------------------------
NAME                            EXERCISE (#)      REALIZED ($)(1)   EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
- ----------------------------  -----------------  -----------------  -----------  -------------  -----------  -------------
Douglas R. Hillier..........              0             --               8,333        100,000    $  91,663    $ 1,100,000
W. Jerry Mezger.............             33          $      46          67,649              0      804,318              0
George Pache................              0             --                   0         40,000            0        440,000
Ronald Betts, Ph.D..........              0             --               7,000         31,333       77,000        344,663
Matthew Leader..............              0             --               6,000         29,000       66,000        319,000

- ------------------------
(1) Based on a $1.50 per share valuation on the date of exercise.

(2) Calculated by determining the difference between the assumed initial public offering price of $12.50 per share and the exercise price of the options.

STOCK PLANS

1991 STOCK OPTION PLAN


    The Company adopted the 1991 Stock Option Plan (the "1991 Plan") in January 1992. At March 31, 1996, of the 1,000,000 shares of Common Stock which have been reserved for issuance under the 1991 Plan, 846,796 are subject to outstanding options at a weighted average exercise price of $1.32 per share, 141,811 shares had been purchased upon exercise of options and 11,393 shares were available for future grants of options. The 1991 Plan provides for the grant to employees of the Company of "incentive stock options," within the meaning of Section 422 of the Internal Revenue code of 1986, as amended (the "Code") and for the grant of nonstatutory options to employees, consultants and non-employee directors of the Company. The purpose of the 1991 Plan is to provide participants with incentives which will encourage them to acquire a proprietary interest in, and continue to provide services to, the Company. The 1991 Plan may be administered either by the Board of Directors or a committee approved by the Board of Directors in a manner that complies with Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Currently, the 1991 Plan is administered by the Compensation Committee, which has sole discretion and authority, consistent with the provisions of the 1991 Plan, to determine which eligible participants will receive options, the time when options will be granted, the terms of options granted and the number of shares which will be subject to options granted under the 1991 Plan.


    The exercise price of incentive stock options must at least be equal to the fair market value of a share of Common Stock on the date the option is granted (110% with respect to optionees who own at least 10% of the Company's outstanding voting stock). Nonstatutory options shall have an exercise price of not less than 85% of the fair market value of a share of Common Stock on the date such option is granted (110% with respect to optionees who own at least 10% of the Company's outstanding voting stock). Payment of the exercise price may be made in cash, by delivery of shares of the Company's Common Stock or, potentially, through the delivery of a full recourse promissory note. The Compensation Committee has the authority to determine the time or times at which options granted under the Plan become exercisable, provided that options must expire no later than ten years from the date of grant (five years with respect to optionees who own at least 10% of the outstanding Common Stock). Options are nontransferable, other than upon death by will and the laws of descent and distribution, and generally may be exercised only by an employee while employed by the Company or within three months after termination of employment (one year for termination resulting from death or disability).

1996 STOCK INCENTIVE PLAN


    The Company adopted the 1996 Stock Incentive Plan (the "1996 Plan") in May 1996, covering an aggregate of 700,000 shares of Common Stock plus any shares which are or become available for grant under the 1991 Plan. The 1996 Plan provides for the granting of "incentive stock options," within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), nonstatutory options and restricted stock grants to directors, officers, employees and consultants of the Company, except that incentive stock options may not be granted to non-employee directors or consultants. The purpose of the 1996 Plan is to provide participants with incentives which will encourage them to acquire a proprietary interest in, and continue to provide services to, the Company. The 1996 Plan is administered by the Compensation Committee, which has sole discretion and authority, consistent with the provisions of the 1996 Plan, to determine which eligible participants will receive options, the time when options will be granted, the terms of options granted and the number of shares which will be subject to options granted under the 1996 Plan. As of May 31, 1996, there were 135,596 options outstanding under the 1996 Plan at a weighted average exercise price of $6.14 per share.



    In addition, the 1996 Plan provides that each non-employee director of the Company who is initially elected as a director of the Company after the closing of this Offering during the term of the 1996 Plan, shall be granted an option consisting of 12,000 shares of Common Stock, which option shall vest and become exercisable at the rate of 50% immediately and 25% upon reelection as a director in each of the two years following the grant date. In addition, upon the reelection of such non-employee director in each year of such non-employee director's term of office such non-employee director shall receive an additional option covering 3,000 shares of Common Stock, exercisable immediately, subject to the limitations set forth in the 1996 Plan.



    The exercise price of incentive stock options must at least be equal to the fair market value of a share of Common Stock on the date the option is granted (110% with respect to optionees who own at least 10% of the outstanding Common Stock). Nonstatutory options shall have an exercise price of not less than 85% of the fair market value of a share of Common Stock on the date such option is granted (110% with respect to optionees who own at least 10% of the outstanding Common Stock). Payment of the exercise price may be made in cash, by delivery of shares of the Company's Common Stock or, potentially, through the delivery of a promissory note. The Compensation Committee has the authority to determine the time or times at which options granted under the 1996 Plan become exercisable, provided that options must expire no later than ten years from the date of grant (five years with respect to optionees who own at least 10% of the outstanding Common Stock). Options are nontransferable, other than upon death by will and the laws of descent and distribution, and generally may be exercised only by an employee while employed by the Company or within three months after termination of employment (one year for termination resulting from death or disability).


1996 EMPLOYEE STOCK PURCHASE PLAN


    The Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors and approved by the Company's stockholders in May 1996, covering an aggregate of 200,000 shares of Common Stock. The Purchase Plan, which is intended to qualify as an "employee stock purchase plan" under
Section 423 of the Internal Revenue Code, will be implemented by six-month offerings with purchases occurring at six-month intervals commencing on the date of this Prospectus. For the initial offering period, the offering period will commence on the effective date for the Purchase Plan and conclude on December 31, 1996. The Purchase Plan will be administered by the Compensation Committee. Employees will be eligible to participate if they are employed by the Company for at least 20 hours per week and if they have been employed by the Company for at least 90 days. The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions, which may not exceed 20% of an employee's compensation. The price of stock purchased under the Purchase Plan will be 85% of the lower of the fair market value of the Common Stock at the beginning of the six-month offering period or on the applicable purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment. The Board may at any time amend or terminate the Purchase Plan, except that no such amendment or termination may adversely affect options previously granted under the Purchase Plan. The Purchase Plan will in all events terminate on January 1, 2006.


EMPLOYMENT AGREEMENTS

    In August 1995, the Company entered into an employment agreement with Douglas R. Hillier, which agreement remains in effect until August 25, 1997, unless and until terminated by either the Company or Mr. Hillier at any time and for any reason, with or without cause, upon 30 days notice to the other party. During the fiscal year ended December 31, 1995, Mr. Hillier was paid $65,362 under such employment agreement. In the event Mr. Hillier's employment with the Company is terminated without cause, Mr. Hillier shall receive a severance payment equal to five months base salary, plus continuation of health insurance benefits for a period of five months following such termination.

    In January 1996, the Company entered into employment agreements with George Pache, Michael W. Mercer, Ronald Betts, Ph.D., Ruben Chairez, Ph.D., Matthew Leader, and Douglas Savage, which agreements remain in effect until terminated by either the Company or such officer at any time, for any reason, with or without cause, upon 30 days notice to the other party. In the event the officer's employment with the Company is terminated without cause, the officer shall receive a severance payment equal to five to six months base salary, plus continuation of employee benefits for a period of five to six months following such termination, and the vesting of such officer's stock options shall be accelerated as though such officer's employment had terminated five to six months following the actual date of termination.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    The Company's Bylaws provide that the Company will indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence by indemnified parties, and permits the Company to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification. Prior to the closing of this Offering, the Company expects to have in place liability insurance for its officers and directors.

    In addition, the Company's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as a director to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

    The Company intends to enter into separate indemnification agreements with its directors and officers prior to this Offering. These agreements require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to the best interests of the Company) to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors' insurance if available on reasonable terms. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable. The Company believes that its Certificate of Incorporation and Bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

                              CERTAIN TRANSACTIONS


    Since January 1, 1993, the Company has issued, in private placement transactions, shares of Series A, A-2, B and C Preferred Stock, as follows:
3,321,997 shares of Series A Preferred Stock at $1.00 per share, 861,067 of which were subsequently exchanged for shares of Series A-2 Preferred Stock; 1,310,000 shares of Series B Preferred Stock at $1.00 per share; 7,884,337 shares of Series C Preferred Stock at $1.00 per share, 364,395 shares of Series C Preferred Stock at $2.50 per share; and 3,809,524 shares of Series D Preferred Stock at $2.625 per share which numbers, as well as the numbers set forth below except as otherwise indicated, do not reflect the one-for-three reverse stock split effected in May 1996. All of such Preferred Stock will convert into an aggregate of 5,563,418 shares of Common Stock upon the closing of the sale of the Shares offered hereby, provided, however, that if the initial offering price is less than $11.81 per share, the Series D Preferred Stock will convert into up to 35,812 additional shares of Common Stock. In addition, the Company issued warrants to purchase Common and Series A Preferred Stock and warrants to purchase Series C Preferred Stock in connection with a Preferred Stock financing and a convertible debt financing, respectively. Executive officers, directors and five percent stockholders of the Company and persons associated with them as of the date of this Prospectus participated in such transactions as described below.


    Between March 1993 and May 1994, the Company issued Demand Promissory Notes in an aggregate principal amount of $671,500, each bearing interest at the rate of 8.0% per annum, to Ventana Partnership III, L.P. ("Ventana III"). In April 1993, the Company issued a Promissory Note in the principal amount of $650,000, bearing interest at the rate of 12.0% per annum and due in April 1994, to Praktikerfinans AB. In October 1993, the Company issued a Demand Promissory Note in the principal amount of $250,000, bearing interest at the rate of 8.0% per annum, to Viking Medical Ventures Limited ("Viking"). Each note was issued in exchange for cash equal to the principal amount thereof. Each of Ventana III and Praktikerfinans AB is a beneficial owner of more than five percent of the outstanding voting stock of the Company. Thomas O. Gephart and F. Duwaine Townsen, both of whom are Directors of the Company, are General Partners of various Ventana entities, and exercise investment and voting control over the shares held by such entities. Fredrick Schreuder, a Director of the company, is the President and Chief Executive Officer of Medical Venture Management AS, the investment manager of Viking.

    In June 1994, in connection with a recapitalization and financing of the Company, certain of such notes held by Ventana III having an aggregate principal amount equal to $361,500, together with accrued interest of $5,440, were refinanced, with the notes being converted to term promissory notes due in December 1996 and the interest rate being lowered to 8.0%. In addition, the $650,000 note held by Praktikerfinans AB, together with accrued interest of $88,688, were refinanced, with the notes being converted to term promissory notes due in June 1997 and the interest rate being lowered to 9.0%. As consideration for such extension, the Company issued to Praktikerfinans AB warrants to purchase 130,000 shares of the Company's Series A Preferred Stock at an exercise price of $1.00 per share. In addition, the Company repaid principal and accrued interest on certain of such notes held by Ventana III totalling $60,250.

    In connection with such financing, Ventana III and Viking converted the principal and accrued interest on certain of such notes into 263,981 shares and 262,221 shares, respectively, of Series A Preferred Stock at a Preferred Stock at a price of $1.00 per share. In connection with such conversion, Ventana III and Viking were issued warrants to purchase 52,796 shares, and 52,444 respectively, of Common Stock.

    In connection with such financing, the Company also issued and sold shares of Series A Preferred Stock to several entities, including Praktikerjanst AB (an affiliate of Praktikerfinans AB)(150,000 shares) and K/S Nordic Healthcare Partners (50,000 shares) at a price of $1.00 per share. In connection with such financing, the Company also issued to such purchasers warrants to purchase
30,000 shares and 10,000 shares, respectively, of Common Stock. Fredrik Schreuder, a Director of the Company, is the President and Chief Executive Officer of Medical Venture Management AS, the investment manager of K/S Nordic Healthcare Partners, and exercises investment and voting power over the shares held by such entity.

    In July 1994, the Company issued an aggregate of $310,000 in convertible promissory notes to S-E Banken Lakemedelsfond and S-E Banken Aktiv Lakemedel, two affiliated entities who together beneficially own more than 5% of the Company's stock. In February 1995, such entities converted such notes into shares of Series B Preferred Stock at a price of $1.00 per share. In connection with such conversion, such purchasers were issued Warrants to purchase an aggregate of 62,000 shares of Common Stock.

    In October 1994, the Company issued a Demand Promissory Note in the principal amount of $300,000 to Ventana III, bearing interest at the rate of 8% per annum. In December 1994 and January 1995, the Company issued Promissory Notes in the aggregate principal amount of $600,000 to Ventana III, due in September 1995 and bearing interest at the rate of 8% per annum. Between March 1995, and June 1995, the Company issued Demand Promissory Notes bearing interest at the prime rate plus 2% to several Ventana entities in the aggregate principal amount of $705,000. Each note was issued in exchange for cash equal to the principal amount thereof. During 1995, the Company paid an aggregate of $1,199,843 in principal and accrued interest on such Notes.


    In addition, during 1995 the Company issued Convertible Promissory Notes to several new and existing stockholders of the Company, including C. Ian Sym-Smith ($150,000), Viking ($100,000) and S-E Banken Lakemedelsfond ($200,000), in exchange for cash. Such notes were due in September 1995 and obligated the Company to pay interest at the rate of 8% per annum. The Company also issued Convertible Demand Promissory Notes, bearing interest at the prime rate plus 2%, to several parties, including Viking ($150,000), Praktikerjanst AB ($300,000), Canterbury Holdings, Ltd. ($200,000) and Douglas R. Hillier ($20,000). In July 1995, in connection with the Company's Series C Financing, the holders of such notes converted them, together with accrued interest thereon, into shares of Series C Preferred Stock at a conversion price of $1.00 per share. Thomas O. Gephart, a Director of the Company, is a General Partner of Canterbury Holdings, Ltd., and exercises investment and voting control over the shares held by such entity. Mr. Hillier is an executive officer and Director of the Company, and Mr. Sym-Smith is a Director of the Company.


    Between July and December 1995, the Company issued and sold shares of its Series C Preferred Stock at a purchase price of $1.00 per share to several new and existing stockholders of the Company, including certain Ventana entities and affiliates (1,211,901 shares), FBL Ventures of South Dakota, Inc. ("FBL Ventures")(1,200,000 shares), Canterbury Holdings, Ltd. (18,017 shares), C. Ian Sym-Smith (393,304 shares), Thomas O. Gephart (150,000 shares), F. Duwaine Townsen (258,845 shares), Douglas R. Hillier (129,817 shares), George Pache (55,000 shares) and Michael W. Mercer (7,500 shares). FBL Ventures is a beneficial owner of more than 5% of the Company's Stock, and Messrs. Pache and Mercer are executive officers of the Company.



    In February 1996, the Company issued Convertible Promissory Notes to several existing investors of the Company in exchange for cash. As consideration for the extension of such financing by such investors, the Company issued to each investor warrants to purchase Series C Preferred Stock. These investors included Ventana, which was issued a promissory note for $21,067 and 5,267 warrants, FBL Ventures, which was issued a Note for 500,000 and 125,000 warrants, C. Ian Sym-Smith, who was issued a Note for $75,000 and 18,750 in warrants, F. Duwaine Townsen, who was issued Notes for $22,293 and 5,574 warrants, Douglas R. Hillier, who was issued a Note for $80,000 and 20,000 warrants and George Pache, who was issued a Note for $20,000 and 5,000 warrants. In March 1996, all of the promissory notes were converted into shares of Series C Preferred Stock at a price of $2.50 per share.


    In March 1996, the Company issued 3,809,524 shares of its Series D Preferred Stock to CIBC Wood Gundy Ventures, Inc. ("CIBC Wood Gundy") for an aggregate purchase price of $10,000,001, which shares represent more than 5% of the Company's outstanding stock. Upon the closing of this Offering, such shares will automatically convert into 1,269,841 shares of Common Stock, based on a price to the public in excess of $11.81. Pursuant to the terms of the Series D Preferred Stock, CIBC Wood Gundy is entitled to additional shares of Common Stock if the public offering is $11.81 or less. Assuming an initial public offering of $11.50, CIBC Wood Gundy will be entitled to 35,812 additional shares. In connection with such transaction, the Company entered into an Amended and Restated Registration Rights Agreement with the holders of Series C Preferred Stock and certain warrants to purchase Common Stock, including certain executive officers, directors and five percent or greater stockholders, granting certain preferential rights to CIBC Wood Gundy, substantially all of which will expire upon the consummation of this Offering.


    In May 1996, the Company granted options to purchase Common Stock to Messrs. Hillier (50,000 shares), Pache (10,000 shares), Mercer (13,333 shares), Betts (8,333 shares), Chairez (15,000 shares), Leader (11,667 shares) and Savage (13,333 shares) at an exercise price of $11.50 per share, and granted Mr. Blumenstein options to purchase 12,000 shares of Common Stock at an exercise price of $6.00 per share.

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth the beneficial ownership of the Common Stock as of June 1, 1996, by (i) each person or entity known to the Company to own beneficially 5% or more of the outstanding shares of Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers and (iv) all directors and executive officers of the Company as a group. The information as to each person or entity has been furnished by such person or entity.



                                                                                                  PERCENTAGE OF SHARES
                                                                                                   BENEFICIALLY OWNED
                                                                                                ------------------------
                                                                                                  BEFORE        AFTER
NAME OF BENEFICIAL OWNER                                                  NUMBER OF SHARES (1)   OFFERING     OFFERING
- ------------------------------------------------------------------------  --------------------  -----------  -----------
CIBC Wood Gundy Ventures, Inc. .........................................         1,269,841            20.4%        14.7%
 423 Lexington Avenue
 New York, NY 10017
Ventana Funds (2) ......................................................         1,113,368            17.8         12.9
 c/o Ventana
 18881 Von Karman Avenue,
 Suite 350
 Irvine, CA 92715
FBL Ventures of South Dakota, Inc. (3) .................................           508,333             8.1          5.9
 c/o Farm Bureau Life Insurance Co.
 5400 University Avenue
 West Des Moines, IA 50266
S-E Banken (4) .........................................................           493,516             7.9          5.7
 Jakobsbergsgaten 17
 Stockholm, Sweden STJ9
Praktikerjanst AB (5) ..................................................           371,366             5.9          4.3
 Hollandargaten 10
 Stockholm, Sweden S-106-63
Thomas O. Gephart (6)...................................................         1,273,108            20.3         14.7
Anthony Rippo, M.D. (7).................................................           111,621             1.8          1.3
F. Duwaine Townsen (8)..................................................         1,214,480            19.4         14.0
Frederik C. Schreuder (9)...............................................           267,307             4.3          3.1
C. Ian Sym-Smith (10)...................................................           152,595             2.4          1.8
Robi Blumenstein (11)...................................................         1,275,841            20.4         14.7
Douglas R. Hillier (12).................................................            91,667             1.5          1.1
W. Jerry Mezger.........................................................            67,682             1.1        *
George Pache (13).......................................................            38,400           *            *
Ronald Betts, Ph.D. (14)................................................            14,000           *            *
Matthew Leader (15).....................................................            12,000           *            *
All executive officers and directors                                             3,399,333            52.1         38.1
 as a group (13 persons) (16)...........................................


- ------------------------
 *  Less than 1%


(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable, or exercisable within 60 days of June 1, 1996, are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) Includes 915,136 shares held by Ventana Partnership III, L.P., 100,000 shares held by Ventana Growth Fund II, L.P., 50,000 shares held by Ventana Equity Expansion Partnership IV, L.P., 30,634 shares held by Ventana Growth Capital Fund V, L.P., 6,667 shares held by Ventana Global, Ltd. and 3,500 shares held by Ventana Liquidating Trust. Also includes warrants for 17,599 shares held by Ventana Partnership III, L.P. and warrants for 1,756 shares held by Ventana Growth Capital Fund V, both of which are exercisable within 60 days of June 1, 1996. Voting power with respect to shares held by Ventana Growth Fund II, L.P., Ventana Partnership III, L.P., Ventana Equity Expansion Partnership IV, L.P. and Ventana Growth Capital Fund V, L.P. is shared by Thomas O. Gephart and F. Duwaine Townsen. Voting power with respect to shares held by Ventana Global, Ltd. and Ventana Liquidating Trust is held solely by Mr. Gephart.



(3) Includes 41,667 warrants exercisable within 60 days of June 1, 1996.



(4) Includes 382,849 shares held by S-E Banken Lakemedelsfond and 90,000 shares held by S-E Banken Aktiv Lakemedel. Also includes warrants exercisable for 16,000 shares held by S-E Banken Lakemedelsfond and warrants exercisable for 4,666 shares held by S-E Banken Aktiv Lakemedel, both of which are exercisable within 60 days of June 1, 1996.



(5) Includes 318,033 shares held by Praktikerjanst AB. Also includes warrants exercisable for 10,000 shares held by Praktikerjanst AB and warrants exercisable for 43,333 shares held by Praktikerfinans AB, both of which are exercisable within 60 days of June 1, 1996.



(6) Includes 1,123,535 shares held by Ventana entities. Also includes 73,907 shares held by Canterbury Holdings, Ltd., a company which is owned by a Grantor Trust established by Mr. Gephart, and 6,500 shares held in trust for The Gephart Family Trust, as to which shares Mr. Gephart exercises investment and voting control. Also includes options exercisable for 19,167 shares within 60 days of June 1, 1996. Mr. Gephart disclaims beneficial ownership of all shares held by Ventana entities except to the extent of his pecuniary interest therein.



(7) Consists of 44,954 shares held in trust for The Rippo Family Trust, as to which shares Dr. Rippo exercises investment and voting control, and options exercisable for 66,667 shares held by Dr. Rippo within 60 days of June 1, 1996.



(8) Includes 1,113,369 shares held by Ventana entities. Also includes 37,531 shares held in trust for The Townsen Family Trust, as to which shares Mr. Townsen exercises investment and voting control, warrants exercisable for 1,858 shares and options exercisable for 10,000 shares, both of which are exercisable within 60 days of June 1, 1996. Mr. Townsen disclaims beneficial ownership of all shares held by Ventana entities except to the extent of his pecuniary interest therein.



(9) Includes 172,886 shares held by Viking Medical Ventures, Ltd. and 66,663 shares held by K/S Nordic Healthcare Partners, over which shares Mr. Schreuder exercises investment and voting control. Also includes warrants exercisable for 17,481 shares held by Viking Medical Ventures, Ltd., warrants exercisable for 3,333 shares held by K/S Nordic Healthcare
    Partners, and options exercisable for 6,944 shares, all of which are exercisable within 60 days of June 1, 1996. Mr. Schreuder disclaims beneficial ownership of the shares held by such entities except to the extent of his pecuniary interest therein.



(10) Includes warrants for 6,250 shares exercisable by Mr. Sym-Smith within 60 days of June 1, 1996.



(11) Consists of shares held by CIBC Wood Gundy Ventures, Inc., an entity of which Mr. Blumenstein is a Managing Director. Mr. Blumenstein disclaims beneficial ownership of such shares. Also includes options for 6,000 shares exercisable by Mr. Blumenstein within 60 days of June 1, 1996.



(12) Includes 4,167 shares held in trust for The Hillier Family Trust, over which shares Mr. Hillier exercises investment and voting control. Also includes warrants exercisable for 6,667 shares held in trust for The Hillier Family Trust and options exercisable for 37,500 shares held by Mr. Hillier, both of which are exercisable within 60 days of June 1, 1996.



(13) Includes options exercisable for 21,666 shares and warrants exercisable for 1,667 shares, both of which are exercisable within 60 days of June 1, 1996.



(14) Consists of options exercisable for 14,000 shares within 60 days of June 1, 1996.



(15) Consists of options exercisable for 12,000 shares within 60 days of June 1, 1996.



(16) Includes an aggregate of 291,109 shares subject to options and warrants exercisable within 60 days of June 1, 1996.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $0.001 par value per share, and 10,000,000 shares of Preferred Stock, $0.001 par value per share.

COMMON STOCK


    As of June 1, 1996, there were 675,560 shares of Common Stock outstanding held by 96 stockholders of record. There will be 8,638,978 shares of Common Stock outstanding after giving effect to the sale of 2,400,000 shares of Common Stock offered by the Company hereby and after giving effect to the conversion of all of the outstanding shares of Preferred Stock into 5,563,418 shares of Common Stock.


    The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders, including the election of directors, and do not have cumulative voting rights. Subject to preferences that may be applicable to the holders of outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock shall be entitled to receive pro rata all of the assets of the Company available for distribution to its stockholders. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and shares of Common Stock to be issued pursuant to this offering shall be fully paid and nonassessable.

PREFERRED STOCK

    The Board of Directors has authority to issue up to 10,000,000 shares of Preferred Stock, $0.001 par value, and to fix the rights, preferences, privileges and restrictions, including voting rights, of those shares without any future vote or action by the stockholders. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, thereby delaying, deferring or preventing a change in control of the Company. Furthermore, such Preferred Stock may have other rights, including economic rights senior to the Common Stock, and, as a result, the issuance thereof could have a material adverse effect on the market value of the Common Stock. The Company has no present plans to issue shares of Preferred Stock.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

    The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law and anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless either (i) prior to the date at which the person becomes an interested stockholder, the Board of directors approves such transaction or business combination, (ii) the stockholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans) upon consummation of such transaction, or (iii) the business combination is approved by the Board of Directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent). A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to such interested stockholder. For purposes of Section 203, "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.


    The Company's Bylaws currently provide, and effective immediately following the closing of this Offering, the Company's Amended and Restated Certificate of Incorporation will provide, that all stockholder actions must be effected at a duly called meeting and not by a consent in writing. The Bylaws provide that a special meeting of the Company's stockholders may only be called by the Chairman of the Board or upon application by a majority of the Board of Directors, and not by the Company's stockholders, and further provide that stockholders must give the Company advance notice of any proposals or business which they intend to present at a meeting of the Company's stockholders. These provisions of the Amended and Restated Certificate of Incorporation and the Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change in control of the Company. These provisions are designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company's shares and, as a consequence, they may also inhibit fluctuations in the market price of the Company's shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in the management of the Company. See "Risk Factors -- Control by Management and Existing Stockholders; Effect of Antitakeover Provisions."


REGISTRATION RIGHTS

    Pursuant to an Amended and Restated Registration Rights Agreement, dated March 20, 1996, among the Company and certain stockholders of the Company ("Registration Rights Agreement"), after this offering, the holders of 6,255,166 shares of Common Stock (including shares issuable upon the exercise of the Company's outstanding warrants) (the "Registrable Securities") will be entitled to, subject to specific limitations, certain rights with respect to the registration of the Registrable Securities under the Act. Under the Registration Rights Agreement, if the Company proposes to register any of its securities under the Act, either for its own account or for the account of other security holders exercising registration rights, such holders may be entitled to notice of such registration and to include their shares of Common Stock in such registration. These rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares included in such registration. The stockholders benefiting from these rights may require the Company, on not more than four occasions, to file a registration statement under the Act at the Company's expense with respect to their shares of Common Stock, and the Company is required to use its best efforts to effect such registration, subject to certain conditions. Further, such holders may require the Company to file additional registration statements on Form S-3, subject to certain conditions.

STOCK TRANSFER AGENT AND REGISTRAR


    The stock transfer agent and registrar for the Company's Common Stock is American Stock Transfer & Trust Company, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this Offering, there has been no market for the Common Stock of the Company. Therefore, future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after this Offering because of certain contractual and legal restrictions on resale (as described below), sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity in the future.


    Upon completion of this Offering, the Company will have outstanding an aggregate of 8,638,978 shares of Common Stock (i) assuming no exercise of the Underwriters' over-allotment option, (ii) no exercise after May 31, 1996 of the approximately 1,448,365 shares issuable pursuant to outstanding options or warrants, approximately 806,873 of which would be eligible for immediate sale if exercised and (iii) the conversion of all outstanding shares of Preferred Stock into 5,563,418 shares of Common Stock. Of these outstanding shares of Common Stock, the 2,400,000 shares sold in this Offering will be freely tradeable without restriction or further registration under the Securities Act, unless purchased by an "affiliate" of the Company, as that term is defined in Rule 144 under the Securities Act (an "Affiliate"). The remaining 6,638,978 shares of Common Stock existing are "restricted securities" as that term is defined in Rule 144 under the Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Section 4(1) or Rules 144, 144(k), 145 or 701 promulgated under the Securities Act, which are summarized below. Sales of the Restricted Shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the Common Stock.



    Holders  of an  aggregate of 6,190,117  shares of Common  Stock have agreed, pursuant to certain "lock-up" agreements, that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of the shares of Common Stock owned by them or that could be purchased by them through the exercise of options to purchase Common Stock of the Company for certain designated periods. All shares owned by holders signing such lock-ups will be restricted from sale for a minimum of 180 days following the Effective Date of this Offering, unless the holder receives the prior written consent of CS First Boston to sell such shares. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of
Section  4(1)  or Rules  144, 144(k),  145  and 701,  shares subject  to lock-up agreements will not be saleable until the agreements expire. The number of outstanding shares that will be available for sale, subject in certain circumstances to volume and manner of sale restrictions, in the public market, after giving effect to lock-up agreements, will be as follows (assuming no exercise after May 31, 1996 of outstanding options or warrants): (i) 240,073 shares of Common Stock will be eligible for sale as of the Effective Date of this Offering, (ii) 270,906 shares of Common Stock will be eligible for sale beginning 90 days after the Effective Date of this Offering and (iii) 2,325,142 shares of Common Stock will be eligible for sale beginning 180 days after the Effective Date of this Offering. The approximately 3,913,836 remaining Restricted Shares will not be eligible for sale pursuant to Rule 144 until the expiration of their two-year holding periods.


    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years (including the holding period of any prior owner except an Affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the number of shares of Common Stock then outstanding; or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an Affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years (including the holding period of any prior owner except an Affiliate), is entitled to sell such shares without complying with the manner of sale, public information volume limitation or notice provisions of Rule 144; therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this Offering.

    In addition, any employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits an Affiliate to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the public information, volume limitation or notice provisions of Rule 144. In both cases, a holder of Rule 701 shares is required to wait until 90 days after the date of this Prospectus before selling such shares. At May 31, 1996, the Company had outstanding options to purchase 982,392 shares of Common Stock and an additional 575,797 shares of Common Stock were available for issuance pursuant to the 1991 Plan and the 1996 Plan.



    The Company intends to file one or more registration statements on Form S-8 under the Securities Act to register all shares of Common Stock subject to outstanding stock options and Common Stock issued or issuable pursuant to the Company's 1996 Stock Incentive Plan and 1991 Plan and Common Stock issuable pursuant to the Company's Employee Stock Purchase Plan. Accordingly, shares registered under such registration statements will, subject to Rule 144 volume limitations applicable to Affiliates and the lapsing of the Company's repurchase options, be available for sale in the open market, except to the extent that such shares are subject to vesting restrictions with the Company or the contractual restrictions described above. See "Management -- Stock Option Plans."

                                  UNDERWRITING

    Under  the terms and subject to the conditions contained in the Underwriting
Agreement dated                     , 1996 (the  "Underwriting Agreement"),  the
Underwriters named below (the "Underwriters") have severally but not jointly agreed to purchase from the Company the following respective numbers of shares of Common Stock:

                                                                                     NUMBER OF
                                   UNDERWRITER                                        SHARES
- ----------------------------------------------------------------------------------  -----------
CS First Boston Corporation.......................................................
J.P. Morgan Securities Inc........................................................
Needham & Company, Inc............................................................
                                                                                    -----------
        Total.....................................................................
                                                                                    -----------
                                                                                    -----------

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the shares of the Common Stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased.

    The Company has granted to the Underwriters an option, exercisable by CS First Boston, expiring at the close of business on the 30th day after the date of this Prospectus, to purchase up to 360,000 additional shares, at the initial public offering price less the underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. Such option may be exercised only to cover over-allotments in the sale of the shares of Common Stock. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as it was obligated to purchase pursuant to the Underwriting Agreement.

    The Company has been advised by the Underwriters that they propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession of not in excess of $ per share, of which $ may be reallowed to certain other dealers. After the initial public offering, the public offering price, concession and reallowance to dealers may be changed by the Representatives.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended, or contribute to payments that the Underwriters may be required to make in respect thereof.


    Pursuant to the terms of lock-up agreements, all officers, directors and certain stockholders have agreed that, until 180 days after the effective date of the Registration Statement of which this Prospectus is a part (the "lock-up period"), they will not offer, sell, contract to sell or otherwise dispose of or grant any rights with respect to any shares of Common Stock, any options or warrants to purchase shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock now owned or hereafter acquired directly by such holders or with respect to which they have the power of disposition, without the prior written consent of CS First Boston. Approximately 6,190,117 shares of Common Stock subject to the lock-up agreements will become eligible for immediate public sale following expiration of the lock-up period, subject to the provisions of Rule 144. CS First Boston may, in its sole discretion, and at any time without notice, release all or a portion of the securities subject to the lock-up agreements. See "Shares Eligible for Future Sale." In addition, the Company has agreed that until the expiration of the lock-up period, the Company will not offer, sell, contract to sell or otherwise dispose of any shares of Common Stock, any options or warrants to purchase Common Stock or any securities convertible into or exchangeable for shares of Common Stock, other than the Company's sales of shares in this Offering, the issuance of shares of Common Stock upon the exercise of outstanding options, the grant of options to purchase shares or the issuance of shares of Common Stock under the Company's, 1991 Plan, the 1996 Plan and Employee Stock Purchase Plan, without the prior written consent of CS First Boston.

    The   Underwriters  have  advised  the  Company  that  they  do  not  expect discretionary sales to exceed 5% of the shares offered hereby.


    Prior to this Offering, there has been no public trading market for the Common Stock of the Company. The initial public offering price will be determined through negotiations among the Company and the Underwriters. Among the factors to be considered in such negotiations will be prevailing market conditions, the net sales and results of operations of the Company in recent periods, market valuations of publicly traded companies that the Company and the Underwriters believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development, the current state of the industry and the economy as a whole, and other factors deemed relevant.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of the shares of Common Stock in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities regulatory authorities in each province where trades of the Common Stock are effected. Accordingly, any resale of the Common Stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Common Stock.

REPRESENTATIONS OF PURCHASERS

    Each purchaser of the Common Stock in Canada who receives a purchase confirmation will be deemed to represent to the Company and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Common Stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION AND ENFORCEMENT

    The Common Stock being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the SECURITIES ACT (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

    All of the Company's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Ontario purchasers to effect service of process within Canada upon the Company or such persons. All or a substantial portion of the assets of the Company and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the Company or such persons in Canada or to enforce a judgment obtained in Canadian courts against such Company or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

    A purchaser of the Common Stock to whom the SECURITIES ACT (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Common Stock acquired by such purchaser pursuant to this Offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of the Common Stock acquired on the same date and under the same prospectus exemption.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Stradling, Yocca, Carlson & Rauth, a Professional Corporation, Newport Beach, California. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Wilson, Sonsini, Goodrich and Rosati Professional Corporation, Palo Alto, California.

                                    EXPERTS

    The financial statements of SenDx Medical, Inc. as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995 and the financial statements of Medical Sensors at December 31, 1993 and 1994, and for each of the two years in the period ended December 31, 1994, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement. Such financial statements have been included herein in reliance on their reports given on their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company intends to furnish to its stockholders annual reports containing audited financial statements, with an opinion thereon expressed by an independent certified public accounting firm, and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

    The Company has filed with the Commission a Registration Statement (including any amendments thereto) on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. The Registration Statement, including exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained at prescribed rates from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                         INDEX TO FINANCIAL STATEMENTS

SENDX MEDICAL, INC.


Report of Independent Auditors.......................................................        F-2
Balance Sheets at December 31, 1994 and 1995 and at March 31, 1996 (Unaudited).......        F-3
Statements of Operations for the years ended December 31, 1993, 1994 and 1995 and for
 the three months ended March 31, 1995 (Unaudited) and March 31, 1996 (Unaudited)....        F-4
Statements of Stockholders' Equity (Deficit) for the years ended December 31, 1993,
 1994 and 1995 and for the three months ended March 31, 1996 (Unaudited).............        F-5
Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995 and for
 the three months ended March 31, 1995 (Unaudited) and March 31, 1996 (Unaudited)....        F-6
Notes to Financial Statements........................................................        F-7

MEDICAL SENSORS

Report of Independent Auditors.......................................................       F-18
Balance Sheets at December 31, 1993 and 1994.........................................       F-19
Statements of Operations and Intercompany Advances for the years ended December 31,
 1993 and 1994.......................................................................       F-20
Statements of Cash Flows for the years ended December 31, 1993 and 1994..............       F-21
Notes to Financial Statements........................................................       F-22

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
SenDx Medical, Inc.

    We have audited the accompanying balance sheets of SenDx Medical, Inc. as of December 31, 1994 and 1995, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SenDx Medical, Inc. at December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

San Diego, California
March 1, 1996,
except for Note 8, as to which
the date is May 8, 1996

- --------------------------------------------------------------------------------

THE FOREGOING REPORT IS IN THE FORM THAT WILL BE SIGNED UPON THE COMPLETION OF THE CHANGES IN CAPITALIZATION DESCRIBED IN NOTE 8 TO THE FINANCIAL STATEMENTS.

San Diego, California
May 9, 1996

                              SENDX MEDICAL, INC.
                                 BALANCE SHEETS
                                     ASSETS

                                                                                                     PRO FORMA
                                                           DECEMBER 31,                            STOCKHOLDERS'
                                                    ---------------------------                      EQUITY AT
                                                        1994          1995         MARCH 31,         MARCH 31,
                                                    ------------  -------------       1996              1996
                                                                                 --------------   ----------------
                                                                                  (UNAUDITED)       (UNAUDITED)

Current assets:
  Cash............................................  $    120,061  $     563,909  $    9,252,445
  Accounts receivable, less allowance of $2,473 in
   1994 and $25,206 in 1995 and 1996..............       352,897        203,724         420,407
  Inventories.....................................       554,095        429,510         375,661
  Other current assets............................        83,483         58,285          78,869
                                                    ------------  -------------  --------------
      Total current assets........................     1,110,536      1,255,428      10,127,382
Property and equipment, net.......................     1,337,849      1,627,432       1,829,231
Intangibles, net..................................     2,323,391      2,057,401       1,991,356
                                                    ------------  -------------  --------------
                                                    $  4,771,776  $   4,940,261  $   13,947,969
                                                    ------------  -------------  --------------
                                                    ------------  -------------  --------------

                                  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable................................  $    194,288  $     153,035  $      179,691
  Accrued expenses................................       409,951      1,152,497         743,523
  Notes payable, including accrued interest.......     2,561,682      2,191,543       2,244,085
  Current portion of long-term debt, including
   accrued interest...............................       --           1,000,000       1,000,000
                                                    ------------  -------------  --------------
      Total current liabilities...................     3,165,921      4,497,075       4,167,299
Long-term debt, including accrued interest........     6,588,129      5,379,967       5,521,658
Commitments and contingencies
Stockholders' equity (deficit):
  Convertible preferred stock, no par value
   ($0.001 unaudited pro forma):
    Authorized shares -- 100,000,000 (10,000,000
     unaudited pro forma)
    Issued and outstanding shares -- 4,631,997,
     12,516,334 and 16,690,253 in 1994, 1995 and
     1996, respectively, aggregate liquidation
     value -- $4,631,997, $12,516,334 and
     $22,880,730 in 1994, 1995 and 1996,
     respectively.................................     4,631,997     12,471,350      23,277,274
  Common stock, no par value ($0.001 unaudited pro
   forma):
    Authorized shares -- 50,000,000
    Issued and outstanding shares -- 559,333 in
     1994 and 606,828 in 1995 and 1996 (6,170,246
     shares unaudited pro forma)..................        53,800         72,780          72,780     $        6,170
  Additional paid-in capital......................       --            --              --               23,343,884
  Accumulated deficit.............................    (9,668,071)   (17,480,911)    (19,091,042)       (19,091,042)
                                                    ------------  -------------  --------------   ----------------
      Total stockholders' equity (deficit)........    (4,982,274)    (4,936,781)      4,259,012     $    4,259,012
                                                    ------------  -------------  --------------   ----------------
                                                                                                  ----------------
                                                    $  4,771,776  $   4,940,261  $   13,947,969
                                                    ------------  -------------  --------------
                                                    ------------  -------------  --------------

                            See accompanying notes.

                              SENDX MEDICAL, INC.

                            STATEMENTS OF OPERATIONS

                                                                                          THREE MONTHS ENDED
                                                 YEARS ENDED DECEMBER 31,                     MARCH 31,
                                        -------------------------------------------  ----------------------------
                                            1993           1994           1995           1995           1996
                                        -------------  -------------  -------------  -------------  -------------
                                                                                             (UNAUDITED)
Net sales.............................  $     190,178  $     154,424  $   1,250,945  $     377,221  $     825,965
Costs of goods sold...................        126,636         76,102      3,319,664        785,953        902,363
                                        -------------  -------------  -------------  -------------  -------------
Gross profit (loss)...................         63,542         78,322     (2,068,719)      (408,732)       (76,398)
Operating expenses:
  Research and development............        877,172        814,146      2,219,271        585,217        617,776
  Write-off of acquired in-process
   technology.........................       --            3,362,290       --             --             --
  General and administrative..........        810,327        962,348      1,614,663        368,951        361,024
  Sales and marketing.................        138,628         99,674      1,038,750        338,850        366,340
                                        -------------  -------------  -------------  -------------  -------------
Total operating expenses..............      1,826,127      5,238,458      4,872,684      1,293,018      1,345,140
                                        -------------  -------------  -------------  -------------  -------------
Loss from operations..................     (1,762,585)    (5,160,136)    (6,941,403)    (1,701,750)    (1,421,538)

Interest expense, net.................        (76,713)      (138,510)      (871,437)      (227,940)      (188,593)
                                        -------------  -------------  -------------  -------------  -------------
Net loss..............................  $  (1,839,298) $  (5,298,646) $  (7,812,840) $  (1,929,690) $  (1,610,131)
                                        -------------  -------------  -------------  -------------  -------------
                                        -------------  -------------  -------------  -------------  -------------
Pro forma net loss per share..........                                $       (1.59)                $       (0.32)
                                                                      -------------                 -------------
                                                                      -------------                 -------------
Pro forma shares used in per share
 computations.........................                                    4,919,000                     4,967,000
                                                                      -------------                 -------------
                                                                      -------------                 -------------

                            See accompanying notes.

                              SENDX MEDICAL, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                 CONVERTIBLE                                                   TOTAL
                                               PREFERRED STOCK          COMMON STOCK                       STOCKHOLDERS'
                                          -------------------------  ------------------   ACCUMULATED         EQUITY
                                            SHARES        AMOUNT      SHARES    AMOUNT      DEFICIT          (DEFICIT)
                                          -----------  ------------  --------  --------  --------------   ---------------
Balance at December 31, 1992............    3,018,638  $  3,018,638   476,666  $14,300   $  (2,530,127)     $    502,811
  Issuance of common stock for services
   provided.............................      --            --         50,000   15,000        --                  15,000
  Issuance of common stock upon exercise
   of stock options for cash............      --            --         25,000    7,500        --                   7,500
  Net loss..............................      --            --          --       --         (1,839,298)       (1,839,298)
                                          -----------  ------------  --------  --------  --------------   ---------------
Balance at December 31, 1993............    3,018,638     3,018,638   551,666   36,800      (4,369,425)       (1,313,987)
  Issuance of common stock for services
   provided.............................      --            --          6,000   16,500        --                  16,500
  Issuance of common stock upon exercise
   of stock options for cash............      --            --          1,667      500        --                     500
  Issuance of Series A convertible
   preferred stock for cash of $452,500
   and conversion of notes payable of
   $850,859.............................    1,303,359     1,303,359     --       --           --               1,303,359
  Issuance of Series B convertible
   preferred stock for cash.............      310,000       310,000     --       --           --                 310,000
  Net loss..............................      --            --          --       --         (5,298,646)       (5,298,646)
                                          -----------  ------------  --------  --------  --------------   ---------------
Balance at December 31, 1994............    4,631,997     4,631,997   559,333   53,800      (9,668,071)       (4,982,274)
  Issuance of common stock upon exercise
   of stock options for cash............      --            --         47,495   18,980        --                  18,980
  Issuance of Series C convertible
   preferred stock for cash of
   $5,172,125 and conversion of notes
   payable of $2,667,228, net...........    7,884,337     7,839,353     --       --           --               7,839,353
  Net loss..............................      --            --          --       --         (7,812,840)       (7,812,840)
                                          -----------  ------------  --------  --------  --------------   ---------------
Balance at December 31, 1995............   12,516,334    12,471,350   606,828   72,780     (17,480,911)       (4,936,781)
  Conversion of notes payable to Series
   C convertible preferred stock
   (Unaudited)..........................      364,395       910,987     --       --           --                 910,987
  Issuance of Series D convertible
   preferred stock, net (Unaudited).....    3,809,524     9,894,937     --       --           --               9,894,937
  Net loss (Unaudited)..................      --            --          --       --         (1,610,131)       (1,610,131)
                                          -----------  ------------  --------  --------  --------------   ---------------
Balance at March 31, 1996 (Unaudited)...   16,690,253  $ 23,277,274   606,828  $72,780   $ (19,091,042)     $  4,259,012
                                          -----------  ------------  --------  --------  --------------   ---------------
                                          -----------  ------------  --------  --------  --------------   ---------------

                            See accompanying notes.

                              SENDX MEDICAL, INC.
                            STATEMENTS OF CASH FLOWS

                                                                                     THREE MONTHS ENDED MARCH
                                                  YEARS ENDED DECEMBER 31,                     31,
                                          ----------------------------------------  --------------------------
                                              1993          1994          1995          1995          1996
                                          ------------  ------------  ------------  ------------  ------------
                                                                                           (UNAUDITED)
OPERATING ACTIVITIES
Net loss................................  $ (1,839,298) $ (5,298,646) $ (7,812,840) $ (1,929,690) $ (1,610,131)
Adjustments to reconcile net income to
 net cash used in operating activities:
  Depreciation and amortization.........       147,674       132,561       798,894       204,434       207,993
  Write-off of patent...................        43,333       --            --            --            --
  Write-off of leasehold improvements...       --            --             35,252       --            --
  Payment for services through issuance
   of common stock......................        15,000        16,500       --            --            --
  Write-off of investment in
   affiliate............................       --             78,031       --            --            --
  Write-off of acquired in-process
   technology...........................       --          3,362,290       --            --            --
  Changes in operating assets and
   liabilities, net of effects from
   purchase of Medical Sensors (NOTE 2):
    Accounts receivable.................         9,314         9,519       149,173         1,346      (216,683)
    Inventories.........................        33,551        12,093       124,585        67,687        53,849
    Other current assets................        (9,308)       (7,380)       25,198        61,390       (20,584)
    Accounts payable....................       (33,026)      (43,621)      (41,253)      312,425        26,656
    Accrued expenses....................        29,018       163,855       369,551       107,999       (35,979)
    Accrued interest....................        79,604       138,134       704,189       226,098       194,233
                                          ------------  ------------  ------------  ------------  ------------
Net cash used in operating activities...    (1,524,138)   (1,436,664)   (5,647,251)     (948,311)   (1,400,646)

INVESTING ACTIVITIES
Payment on purchase of Medical
 Sensors................................       --           (500,000)     (500,000)      --            --
Purchase of equipment and leasehold
 improvements...........................        (5,616)       (4,979)     (452,598)      (76,882)     (716,742)
Investment in affiliate.................       (28,031)      --            --            --            --
                                          ------------  ------------  ------------  ------------  ------------
Net cash used in investing activities...       (33,647)     (504,979)     (952,598)      (76,882)     (716,742)

FINANCING ACTIVITIES
Principal payments on notes payable.....       --            (60,250)   (2,908,723)     (500,000)     (190,000)
Proceeds from notes payable.............     1,560,000     1,221,500     4,761,315     1,500,800     1,100,987
Issuance of convertible preferred stock,
 net....................................       --            762,500     5,172,125        69,424     9,894,937
Issuance of common stock................         7,500           500        18,980       --            --
                                          ------------  ------------  ------------  ------------  ------------
Net cash provided by financing
 activities.............................     1,567,500     1,924,250     7,043,697     1,070,224    10,805,924
Net increase (decrease) in cash.........         9,715       (17,393)      443,848        45,031     8,688,536
Cash at beginning of period.............       127,739       137,454       120,061       120,061       563,909
                                          ------------  ------------  ------------  ------------  ------------
Cash at end of period...................  $    137,454  $    120,061  $    563,909  $    165,092  $  9,252,445
                                          ------------  ------------  ------------  ------------  ------------
                                          ------------  ------------  ------------  ------------  ------------

SUPPLEMENTAL DISCLOSURE OF NON-CASH
 INVESTING AND FINANCING ACTIVITIES
Business acquired through issuance of
 debt...................................  $    --       $  7,061,682  $    --       $    --       $    --
Notes payable, including accrued
 interest, exchanged for convertible
 preferred stock........................  $    --       $    850,859  $  2,667,228  $    --       $    910,987

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION
Interest paid...........................  $    --       $    --       $    220,684  $    --       $     12,066

                            See accompanying notes.

                              SENDX MEDICAL, INC.
                         NOTES TO FINANCIAL STATEMENTS
     (INFORMATION SUBSEQUENT TO DECEMBER 31, 1995 AND FOR THE THREE MONTHS
                  ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

    SenDx Medical, Inc. (the Company), formerly UniFET Incorporated, was incorporated in California in December 1990 for the purpose of developing, manufacturing and marketing highly advanced sensors for medical, laboratory and industrial applications. In December 1994, the Company acquired the principal assets of Medical Sensors, a business unit of PPG Industries, Inc. ("PPG"). The primary operations of Medical Sensors consisted of developing, manufacturing and marketing proprietary blood analysis systems that provide cost-effective measurement of critical diagnostic parameters at the patient point-of-care. Subsequent to the acquisition, the Company's primary focus has been to continue with the activities of Medical Sensors.

BASIS OF PRESENTATION

    The accompanying financial statements have been prepared assuming the Company will continue as a going concern. To continue to finance the planned growth of the Company's business, management intends to raise additional debt and/or equity through private placements and an initial public offering of its common stock as contemplated by this Prospectus. In March 1996, the Company issued 3,809,524 shares of Series D redeemable convertible preferred stock at $2.625 per share for total proceeds of $10,000,001 (see Note 7). The stock issued through the private placement will allow the Company to meet its obligations and to continue its operations through 1996.

INTERIM FINANCIAL INFORMATION (UNAUDITED)

    The financial statements at March 31, 1996 and for the three-month periods ended March 31, 1995 and 1996 are unaudited, but include all adjustments (consisting only of normal recurring adjustments) which management considers necessary for a fair statement of the financial position at such dates and the operating results and cash flows for those periods. Results for interim periods are not necessarily indicative of results for the entire year or any future periods.

PRO FORMA STOCKHOLDERS' EQUITY (UNAUDITED)

    If the offering contemplated by this Prospectus is consummated under the terms presently anticipated, all of the convertible preferred stock will convert to common stock (see Note 7). Unaudited pro forma stockholders' equity as of March 31, 1996 is adjusted for the conversion of the preferred stock into common stock.

CONCENTRATION OF CREDIT RISK

    The Company sells its products primarily to customers located throughout the United States, Europe and Japan. Credit is extended based on an evaluation of the customer's financial condition. The Company estimates its potential losses on trade receivables on an ongoing basis and provides for anticipated losses in the period in which the revenues are recognized. Actual losses may differ from the Company's estimates.

INVENTORIES

    Inventories are stated at lower of cost (using the first-in, first-out method) or market.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost and depreciated over the estimated useful lives of the assets (generally 5 - 7 years) using the straight-line method. Amortization of leasehold improvements is computed over the shorter of the lease term or the estimated life of the related assets.

RESEARCH AND DEVELOPMENT

    Costs associated with research and development are expensed as incurred.

                              SENDX MEDICAL, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
     (INFORMATION SUBSEQUENT TO DECEMBER 31, 1995 AND FOR THE THREE MONTHS
                  ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) INTANGIBLES

    Intangible assets are recorded at cost and amortized over their estimated useful lives, ten years for patents and trademarks and five years for workforce-in-place. Periodically, management assesses whether there has been a permanent impairment in the value of intangible assets and the amount of such impairment by comparing anticipated undiscounted future cash flows from operating activities with the carrying value of intangible assets. Management also considers other factors such as current operating results, as well as the effects of obsolescence, demand, competition and other economic conditions.

INCOME TAXES

    The Company accounts for income taxes using the liability method as prescribed by Statement of Financial Accounting Standards No. 109.

STOCK OPTIONS

    The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related Interpretations in accounting for its employee stock options. Accordingly, no compensation expense is recognized for stock options granted to the Company's employees if the exercise price is not less than the market price of the underlying stock on the date of grant.

    In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), effective for fiscal years beginning after December 15, 1995. SFAS 123 establishes the fair value-based method of accounting for stock-based compensation arrangements, under which compensation cost is determined using the fair value of the stock option at the grant date and the number of options vested, and is recognized over the periods in which the related services are rendered. The Company has made the decision to continue with the current intrinsic value-based method, as allowed by SFAS 123, and will be required to disclose the pro forma effect of adopting the fair value-based method in future fiscal years beginning with the fiscal year ending December 31, 1996.

ACCOUNTING STANDARD ON IMPAIRMENT OF LONG-LIVED ASSETS

    In March 1995, the Financial Accounting Standards Board issued SFAS No. 121 "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121") regarding the impairment of the long-lived assets, identifiable intangibles and goodwill related to those assets. SFAS 121 is effective for financial statements for fiscal years beginning after December 15, 1995. The Company does not anticipate the adoption of this standard will have a material effect on the Company's financial position or results of operations.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION


    Revenue is recognized at the date of shipment as the Company has no further significant obligations and, therefore, the earnings process is complete.

                              SENDX MEDICAL, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
     (INFORMATION SUBSEQUENT TO DECEMBER 31, 1995 AND FOR THE THREE MONTHS
                  ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) NET LOSS PER SHARE

    Except as noted below, historical net loss per share is computed using the weighted average number of common shares outstanding. Common equivalent shares from stock options, warrants and convertible preferred stock are excluded from the computation as their effect is antidilutive except that, pursuant to the Securities and Exchange Commission (the SEC) Staff Accounting Bulletins, common and common equivalent shares issued during the period beginning twelve months prior to the initial filing of the proposed public offering at prices substantially below the initial public offering price have been included in the calculation as if they were outstanding for all periods presented (using the treasury stock method and the assumed public offering price).

    Historical net loss per share information is as follows:

                                                                                 THREE MONTHS ENDED
                                                  YEARS ENDED DECEMBER 31,           MARCH 31,
                                               -------------------------------  --------------------
                                                 1993       1994       1995       1995       1996
                                               ---------  ---------  ---------  ---------  ---------
Net loss per share...........................  $   (0.56) $   (1.59) $   (2.35) $   (0.58) $   (0.48)
                                               ---------  ---------  ---------  ---------  ---------
                                               ---------  ---------  ---------  ---------  ---------
Shares used in computing net loss per share
 (in thousands)..............................      3,308      3,328      3,330      3,330      3,378
                                               ---------  ---------  ---------  ---------  ---------
                                               ---------  ---------  ---------  ---------  ---------

PRO FORMA NET LOSS PER SHARE AND UNAUDITED PRO FORMA STOCKHOLDERS' EQUITY

    Pro forma net loss per share has been computed as described above and also gives effect to the conversion of the convertible preferred shares, which automatically convert upon completion of the Company's initial public offering, using the if-converted method from the original date of issuance. If the Offering contemplated by this Prospectus is consummated, all of the convertible preferred stock outstanding as of the closing date will automatically be converted into 5,563,418 shares of common stock, based on the shares of convertible preferred stock outstanding at March 31, 1996. Unaudited pro forma stockholders' equity at March 31, 1996, as adjusted for the conversion of preferred stock, is disclosed in the accompanying balance sheet.

2.  BUSINESS ACQUISITION
    Effective December 31, 1994, the Company acquired for $7,561,682 certain assets and liabilities of Medical Sensors. The acquisition has been accounted for as a purchase and accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values on the date of acquisition as follows:

Trade accounts receivable...............               $   338,325
Inventories.............................                   476,749
Other current assets....................                    63,128
Property and equipment..................                 1,256,440
Intangibles:
  Patents and trademarks................  $ 2,001,363
  In-process technology.................    3,362,290
  Workforce-in-place....................      320,218    5,683,871
                                          -----------  -----------
    Total assets........................                 7,818,513
Liabilities assumed.....................                  (256,831)
                                                       -----------
Net assets acquired.....................               $ 7,561,682
                                                       -----------
                                                       -----------

                              SENDX MEDICAL, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
     (INFORMATION SUBSEQUENT TO DECEMBER 31, 1995 AND FOR THE THREE MONTHS
                  ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

2.  BUSINESS ACQUISITION (CONTINUED)
    As required by generally accepted accounting principles, the in-process technology was charged against operations on the date of acquisition as the technological feasibility of the in-process technology acquired had not yet been established and had no alternative future use.

    In consideration for the net assets acquired, the Company paid PPG $500,000 in both December 1994 and January 1995, issued PPG a $1,561,682 secured promissory note and a $5,000,000 secured promissory note (see Note 4). The note is secured by the assets of the Company; however, PPG has granted the Company exclusive royalty-free license for the use of the patents related to the Medical Sensors technology. Upon payment of the secured promissory notes title to the patents and trademarks passes to the Company. Additionally, the Company issued PPG a warrant to purchase 166,667 shares of the Company's common stock at a price of $4.50 per share expiring December 31, 1999.

    The following unaudited pro forma combined results of operations of the Company and Medical Sensors for the years ended December 31, 1993 and 1994 assume the acquisition occurred as of the beginning of each of the respective periods presented below and includes the write-off of in-process technology. These pro forma results are not necessarily indicative of the results that would have occurred nor are they indicative of future results.

                                                                   YEARS ENDED DECEMBER 31,
                                                                ------------------------------
                                                                     1993            1994
                                                                --------------  --------------
Revenues......................................................  $      822,875  $    2,301,680
Operating loss................................................     (10,838,882)    (10,067,795)
Net loss......................................................     (14,985,955)    (10,801,923)
Historical net loss per share.................................           (4.53)          (3.25)

3.  FINANCIAL STATEMENT INFORMATION

INVENTORIES

    Inventories consist of the following:

                                                                DECEMBER 31,
                                                           ----------------------  MARCH 31,
                                                              1994        1995        1996
                                                           ----------  ----------  ----------
Raw materials and purchased parts........................  $  241,526  $  252,086  $  154,892
Work-in-process..........................................     234,077     134,350     194,352
Finished goods...........................................      78,492      43,074      26,417
                                                           ----------  ----------  ----------
                                                           $  554,095  $  429,510  $  375,661
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------

                              SENDX MEDICAL, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
     (INFORMATION SUBSEQUENT TO DECEMBER 31, 1995 AND FOR THE THREE MONTHS
                  ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

3.  FINANCIAL STATEMENT INFORMATION (CONTINUED)
PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                             DECEMBER 31,
                                                      --------------------------   MARCH 31,
                                                          1994          1995          1996
                                                      ------------  ------------  ------------
Machinery and equipment.............................  $  1,206,730  $  1,324,653  $  1,509,725
Leasehold improvements..............................        46,501       732,594       857,915
Furniture and fixtures..............................       153,637       160,859       194,213
                                                      ------------  ------------  ------------
                                                         1,406,868     2,218,106     2,561,853
Less accumulated depreciation and amortization......       (69,019)     (590,674)     (732,622)
                                                      ------------  ------------  ------------
                                                      $  1,337,849  $  1,627,432  $  1,829,231
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

INTANGIBLES

    Intangibles consist of the following:

                                                             DECEMBER 31,
                                                      --------------------------   MARCH 31,
                                                          1994          1995          1996
                                                      ------------  ------------  ------------
Licenses and patents................................  $  2,001,363  $  2,001,363  $  2,001,363
Workforce-in-place..................................       320,218       320,218       320,218
Other...............................................         1,810         1,810         1,810
                                                      ------------  ------------  ------------
                                                         2,323,391     2,323,391     2,323,391
Less accumulated amortization.......................       --           (265,990)     (332,035)
                                                      ------------  ------------  ------------
                                                      $  2,323,391  $  2,057,401  $  1,991,356
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

INTEREST EXPENSE

    Interest expense in the accompanying statement of operations is net of interest income of $3,232 in 1993, $4,230 in 1994, and $34,423 in 1995 and
$1,805 and $19,719 for the three months ended March 31, 1995 and 1996, respectively.

EXPORT SALES

    The   following  information   summarizes  total  export   sales  (sales  to
unaffiliated customers outside the United States) by geographic area:

                                                                THREE MONTHS    THREE MONTHS
                                                                ENDED MARCH     ENDED MARCH
                                                      1995        31, 1995        31, 1996
                                                   ----------  --------------  --------------
Asia.............................................  $  118,479    $    3,150      $   40,372
Europe...........................................      92,441        30,645           2,960
Other............................................      41,298         7,096          18,929
                                                   ----------       -------         -------
                                                   $  252,218    $   40,891      $   62,261
                                                   ----------       -------         -------
                                                   ----------       -------         -------

The Company's export sales during 1993 and 1994 were not significant.

4.  DEBT FINANCINGS

NOTES PAYABLE

    In April 1995, the Company issued its largest stockholder an unsecured $100,000 demand note payable. The note accrues interest at prime plus 2% (10.5% at December 31, 1995).

                              SENDX MEDICAL, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
     (INFORMATION SUBSEQUENT TO DECEMBER 31, 1995 AND FOR THE THREE MONTHS
                  ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

4.  DEBT FINANCINGS (CONTINUED)

    In July 1995, the Company issued a single investor an unsecured $2,000,000 note payable which accrues interest at 10% per annum. The note is due on July 31, 1996. The note contains certain restrictions and limitations on the Company's operations, including restrictions on sale of assets, sale of equity, mergers or other forms of business combinations, transactions with affiliates and the incurrence of additional debt not subordinated to the note. The note also contains covenants which require the Company to prepay all amounts outstanding upon receipt of proceeds of a public offering of its securities In February 1996, the Company issued 8% convertible notes in the principal amount of $1,100,897 to investors, including affiliates, without notice to the noteholder. In addition, such 8% convertible notes were not expressly subordinated to the note as required. In March 1996, $910,987 of the principal amount of the 8% convertible notes was converted into Series C Preferred Stock and the remaining balance of $190,000 was paid in cash from proceeds of the sale of Series D Preferred Stock. As a result, none of the 8% convertible notes are outstanding. The Company requested, but did not receive a waiver from the noteholder. Since the debt is shown as a current liability in the accompanying balance sheet at March 31, 1996 and it will be repaid from the proceeds of the initial public offering contemplated by this Prospectus, management believes that this event does not have a significant effect on the Company's financial statements.


LONG-TERM DEBT

    Long-term debt obligations consist of the following:

                                                                     DECEMBER 31,
                                                              ---------------------------    MARCH 31,
                                                                  1994          1995           1996
                                                              ------------  -------------  -------------
Note payable due PPG, principal and unpaid accrued interest
 due December 31, 1997, bears interest at prime plus 2%
 (10.5% at December 31, 1995), $1,000,000 of accrued
 interest and/or principal due December 31, 1996. Secured by
 all assets of the Company..................................  $  5,000,000  $   5,000,000  $   5,000,000
Unsecured notes payable due certain private investors,
 accrue interest at 9%, principal and accrued interest due
 June 1, 1997...............................................       852,789        738,688        738,688
Unsecured notes payable due the Company's largest
 shareholder, interest at 8%, paid in 1995, including
 accrued interest of $60,150................................       666,940       --             --
Other.......................................................       --              32,146         30,153
                                                              ------------  -------------  -------------
                                                                 6,519,729      5,770,834      5,768,841
Accrued interest............................................        68,400        609,133        752,817
                                                              ------------  -------------  -------------
                                                                 6,588,129      6,379,967      6,521,658
Less current portion of long-term debt and accrued
 interest...................................................       --          (1,000,000)    (1,000,000)
                                                              ------------  -------------  -------------
                                                              $  6,588,129  $   5,379,967  $   5,521,658
                                                              ------------  -------------  -------------
                                                              ------------  -------------  -------------

    In connection with the Company's acquisition of Medical Sensors, the Company issued a $500,000, 8% convertible promissory note to the Company's largest shareholder. In July 1995, the convertible promissory note, including accrued interest of $23,342, was converted into 523,342 shares of Series C preferred stock at $1.00 per share.

                              SENDX MEDICAL, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
     (INFORMATION SUBSEQUENT TO DECEMBER 31, 1995 AND FOR THE THREE MONTHS
                  ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

4.  DEBT FINANCINGS (CONTINUED)
    In 1995, the Company issued convertible notes payable to certain investors totaling $2,661,315. In July 1995, the convertible notes payable, including accrued interest of $48,571, were converted into 2,143,886 shares of Series C preferred stock at $1.00 per share and $594,156 was paid in cash, including accrued interest of $28,156.


    In February 1996, the Company issued 8% convertible notes payable amounting to $1,100,987. The notes were due and were repaid from the proceeds of the Series D redeemable preferred stock issued on March 20, 1996. The notes accrued interest at 8% and were convertible at the option of the note holder into shares of Series C preferred stock at $2.50 per share. The note holders received 275,248 warrants to purchase shares of Series C preferred stock equal to 25% of the amount invested. The warrants are exercisable at $1.8375 per share and expire February, 1999. During March 1996, $910,987 of the principal amount of the notes were converted into 364,395 Series C preferred stock and the remaining balance of $190,000 was paid in cash.


    In May 1996, the Company reached an agreement with PPG that it would receive a 5% discount on the $5,000,000 of principal due and related accrual interest thereon in the event that these obligations are prepaid by August 31, 1996. In accordance with generally accepted accounting principles, any discount realized will be reported as an extraordinary gain in Company's statement of operations.

    In 1994, in connection with the renegotiation of the terms of the notes payable issued in 1993, the Company granted the note holders warrants to acquire 150,000 shares of Series A preferred stock at $1.00 per share.

    In 1992, in connection with certain financings, warrants were issued to purchase 150,000 shares of Series A preferred stock at $1.00 per share. The warrants expire in 1997.

5.  INCOME TAXES
    At December 31, 1995, the Company had federal and California net operating tax loss carryforwards of approximately $12,900,000 and $4,900,000, respectively. The difference between the federal and California net operating tax loss carryforwards is primarily attributable to the capitalization of research and development expenses for California income tax purposes and to the fifty-percent limitation on California loss carryforwards. The federal and California tax loss carryforwards begin expiring in 2006 and 1998, respectively, unless previously utilized. At December 31, 1995 the Company had federal and California business credit carryforwards of approximately $233,000 and $121,800, respectively, which will begin to expire in 2006 unless previously utilized.

    Pursuant to Sections 382 and 383 of the Internal Revenue Code, use of the Company's net operating loss and credit carryforwards may be limited because of cumulative changes in ownership of more than 50% which occurred in 1992 and 1996. Although the Company does not believe such changes will have a material impact upon the utilization of the net operating losses and credits over the respective carryforward periods, the changes will have an impact on the timing of such utilization.

                              SENDX MEDICAL, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
     (INFORMATION SUBSEQUENT TO DECEMBER 31, 1995 AND FOR THE THREE MONTHS
                  ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

5.  INCOME TAXES (CONTINUED)
    The components of the Company's deferred tax assets are shown below. A valuation allowance has been recognized to offset the deferred tax assets as realization of such assets is uncertain.

                                                                                    DECEMBER 31,
                                                                            ----------------------------
                                                                                1994           1995
                                                                            -------------  -------------
Deferred tax assets:
  NOL and credit carryforwards............................................  $   2,500,000  $   5,050,000
  Accruals and reserves...................................................      1,510,000      1,840,000
                                                                            -------------  -------------
Total deferred tax assets.................................................      4,010,000      6,890,000
Valuation allowance.......................................................     (4,010,000)    (6,890,000)
                                                                            -------------  -------------
Net deferred tax assets...................................................  $    --        $    --
                                                                            -------------  -------------
                                                                            -------------  -------------

6.  COMMITMENTS AND CONTINGENCIES
    In connection with the acquisition of Medical Sensors, the Company assumed assignment of the office and facilities sublease which expired December 31, 1995. In January 1996, the Company relocated its office and manufacturing facilities and entered into a non-cancelable operating lease expiring in January 2001. At the end of the lease term, the Company has the option to renew the lease for three years at 4% above the last year's rent. The Company has subleased a minor portion of the new facility under terms of an operating lease that expires June 1996.

    Annual future minimum payments for the years ended December 31, are as follows:

1996....................................  $   275,600
1997....................................      386,600
1998....................................      440,000
1999....................................      448,600
2000....................................      453,200
                                          -----------
                                          $ 2,004,000
                                          -----------
                                          -----------

    Rent expense for the years ended December 31, 1993, 1994 and 1995 was $40,549, $51,443 and $857,851, respectively, and $187,136 and $98,450 for the three months ended March 31, 1995 and 1996, respectively.

    In December 1995, the Company's previous lessor filed a lawsuit against the Company in the Superior Court of California alleging, among other things, that the Company caused harm to the property and failed to fulfill certain obligations. The landlord seeks at least $860,000 in damages, plus exemplary and punitive damages. The action is in the procedural motion and early discovery phase. The Company is vigorously defending this action and does not anticipate that the litigation will have a material effect on the Company's financial statements. There can be no assurances, however, that such action would not be decided against the Company, which would have a material adverse effect of the Company's business, financial condition and results of operations.

                              SENDX MEDICAL, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
     (INFORMATION SUBSEQUENT TO DECEMBER 31, 1995 AND FOR THE THREE MONTHS
                  ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

7.  STOCKHOLDERS' EQUITY
CONVERTIBLE PREFERRED STOCK

    A summary of convertible preferred stock issued and outstanding at March 31, 1996 is as follows:


                                                            SHARES
                                                          ISSUED AND    LIQUIDATION
                                                         OUTSTANDING    PREFERENCE
                                                         ------------  -------------
Series A...............................................     2,460,930  $   2,460,930
Series A-2.............................................       861,067        861,067
Series B...............................................     1,310,000      1,310,000
Series C...............................................     8,248,732      8,248,732
Series D...............................................     3,809,524     10,000,001
                                                         ------------  -------------
                                                           16,690,253  $  22,880,730
                                                         ------------  -------------
                                                         ------------  -------------


    In June 1994, the Company issued 452,500 Series A preferred stock and 310,000 Series B preferred stock at $1.00 per share, which resulted in proceeds of $762,500. Warrants to purchase 50,833 shares of common stock at $3.00 per share were issued. Simultaneously, the Company converted certain notes payable of $850,859, including accrued interest of $40,859, into 850,859 shares of Series A preferred stock at $1.00 per share. Additionally, the Company issued to the note holders warrants to purchase 56,724 shares of common stock at $3.00 per share.

    In 1995, the Company issued 7,884,337 shares of Series C preferred stock in exchange for the conversion of notes payable of $2,667,228, including accrued interest of $71,913, that were issued in 1994 and 1995 and $5,172,125 in cash, net of offering costs.

    On March 20, 1996, the Company issued 3,809,524 shares of Series D redeemable preferred stock to a venture capital investor for $10,000,001 ($2.625 per share). This amount was recorded net of offering costs of $105,064. The purchase agreement provides the investor with a liquidation preference of $2.625 per share and certain voting, automatic conversion and registration rights. The investor may request redemption of the Series D shares if a qualified public offering (equal to or greater than $18 million) is not completed prior to March 20, 1998. Pursuant to the terms of the Series D Preferred Stock, the investor is entitled to additional shares of common stock if the public offering price is $11.81 per share or less.

    At the option of the holder, each share of the Series A, Series B, Series C and Series D preferred stock are convertible into one-third of one share of common stock, which will be automatically converted into Common Stock upon the closing of a public offering for at least $20 million for the Series A, B and C preferred stock and in excess of $18 million for Series D preferred stock. Holders of Series A, Series B, Series C and Series D preferred stock are entitled to non-cumulative dividends, when and if declared, at the rate per share equal to the dividends paid on the number of common shares issuable upon conversion of the preferred shares into common. The Series B preferred stock has the same rights, preferences, privileges and restrictions of Series A and Series C preferred stock, except the Series B shares may not be voted in elections for the Company's directors. The Series D preferred stock may elect one director; any remaining directors are elected by holders of common stock and preferred stockholders (other than Series D preferred stock). In the event of liquidation, dissolution or winding up of the Company, the holders of Series D preferred stock are entitled to receive preference to any distribution to the other preferred and common stockholders up to an amount equal to $2.625 per share plus unpaid dividends. If assets are insufficient to pay the Series D liquidation preference, then the assets of the corporation, legally available for distribution, shall be distributed ratably to the Series D preferred stockholders.

                              SENDX MEDICAL, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
     (INFORMATION SUBSEQUENT TO DECEMBER 31, 1995 AND FOR THE THREE MONTHS
                  ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

7.  STOCKHOLDERS' EQUITY (CONTINUED)
WARRANTS

    At March 31, 1996, warrants to purchase 274,224 common shares at prices ranging from $3.00 to $4.50 per share, 300,000 Series A preferred shares at $1.00 per share and 275,248 Series C preferred shares at $1.8375 per share were outstanding. The warrants expire at various dates, principally in 1999. The value of these warrants on the various dates of issuance was not considered significant.

STOCK OPTION PLAN

    In January 1995, the Board of Directors and Stockholders voted to increase the number of shares available for grant to 1,000,000 under the 1991 Stock Option Plan. The Plan provides for both incentive and non-qualified stock options to be granted, with incentive stock options granted at no less than the fair value of the Company's common stock at the date of grant. The options vest and become exercisable over periods determined by the Board of Directors. Options expire no more than 10 years after the date of grant, or earlier if the employment or consulting agreement terminates.

    The summary of stock option transactions is as follows:

                                                                                      AVERAGE
                                                                                     PRICE PER
                                                          SHARES        PRICE          SHARE
                                                        ----------  --------------  -----------
Balance at January 1, 1993............................     158,288  $         0.30   $    0.30
Options granted.......................................       3,333  $         0.30
Options exercised.....................................     (25,000) $         0.30
                                                        ----------  --------------       -----
Outstanding at December 31, 1993......................     136,621  $         0.30   $    0.30
Options granted.......................................     255,879  $ 0.30 - $1.50
Options canceled......................................        (833) $         0.30
Options exercised.....................................      (1,667) $ 0.30 - $1.50
                                                        ----------  --------------       -----
Outstanding at December 31, 1994......................     390,000  $ 0.30 - $1.50   $    0.66
Options granted.......................................     644,317  $         1.50
Options canceled......................................    (139,735) $ 0.30 - $1.50
Options exercised.....................................     (47,495) $ 0.30 - $1.50
                                                        ----------  --------------       -----
Outstanding at December 31, 1995......................     847,087  $ 0.30 - $1.50   $    1.26
Options granted.......................................      37,158  $         3.00
Options canceled......................................     (12,084) $         1.50
                                                        ----------  --------------       -----
Outstanding at March 31, 1996.........................     872,161  $ 0.30 - $3.00   $    1.32
                                                        ----------
                                                        ----------

    At March 31, 1996, 339,992 options were vested and exercisable and 44,510 were available for future grant.

                              SENDX MEDICAL, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
     (INFORMATION SUBSEQUENT TO DECEMBER 31, 1995 AND FOR THE THREE MONTHS
                  ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

7.  STOCKHOLDERS' EQUITY (CONTINUED)
SHARES RESERVED FOR FUTURE ISSUANCE

    The following common stock is reserved for future issuance at March 31, 1996:

Stock options:
  Granted and outstanding........................................    872,161
  Reserved for future grants.....................................     44,510
                                                                   ---------
                                                                     916,671
Warrants.........................................................    274,224
                                                                   ---------
                                                                   1,190,895
                                                                   ---------
                                                                   ---------

    Additionally, 5,563,418 shares of common stock are reserved for future conversion of preferred stock and 300,000 shares of Series A preferred stock and 275,248 shares of Series C preferred stock are reserved for future issuance upon exercise of outstanding warrants.

8.  CHANGES IN CAPITALIZATION
    On May  8,  1996 the  Company's  Board  of Directors  approved  (subject  to shareholder ratification) that, prior to the effective date of the Offering contemplated by this Prospectus, the Company will change the authorized shares of preferred stock from 100,000,000 to 10,000,000, reincorporate the Company in Delaware and effect a reverse 1 for 3 split of the common stock. The financial statements have been retroactively restated to reflect the stock split. On May 8, 1996, the Board of Directors also approved (subject to shareholder ratification) the adoption of the 1996 Stock Incentive Plan and the 1996 Employee Stock Purchase Plan.

    The 1996 Stock Incentive Plan provides for the granting of incentive stock options to purchase shares of common and restricted stock to directors, officers, employees and consultants of the Company, at the fair market value as of the date of the grant. The purpose of the Stock Incentive Plan is to provide participants with incentives to acquire an interest in and continue to provide services to the Company.


    The 1996 Employee Stock Purchase Plan allows employees to be eligible to participate if they have been employed by the Company for at least 90 days. The plan will allow eligible employees to purchase stock at 85% of fair market value through payroll deductions, which may not exceed 20% of employee compensation.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
SenDx Medical, Inc.

    We have audited the accompanying balance sheets of Medical Sensors (Business unit of PPG Industries, Inc.) as of December 31, 1993 and 1994, and the related statements of operations and intercompany advances and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Medical Sensors (Business unit of PPG Industries, Inc.) at December 31, 1993 and 1994, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP
San Diego, California
March 1, 1996

                                MEDICAL SENSORS
                    (BUSINESS UNIT OF PPG INDUSTRIES, INC.)
                                 BALANCE SHEETS
                                     ASSETS


                                                                                               DECEMBER 31,
                                                                                        --------------------------
                                                                                            1993          1994
                                                                                        ------------  ------------
Current assets:
  Cash................................................................................  $      8,630  $    --
  Accounts receivable.................................................................       297,503       380,468
  Inventories.........................................................................       705,758       699,267
  Other current assets................................................................        74,156       113,287
                                                                                        ------------  ------------
                                                                                           1,086,047     1,193,022
Property and equipment, net...........................................................     2,132,908     1,569,480
                                                                                        ------------  ------------
                                                                                        $  3,218,955  $  2,762,502
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                                      LIABILITIES AND INTERCOMPANY ADVANCES
Current liabilities:
  Accounts payable....................................................................  $        819  $     47,846
  Accrued liabilities.................................................................       128,288        72,832
                                                                                        ------------  ------------
                                                                                             129,107       120,678
Intercompany advances.................................................................     3,089,848     2,641,824
                                                                                        ------------  ------------
                                                                                        $  3,218,955  $  2,762,502
                                                                                        ------------  ------------
                                                                                        ------------  ------------


                            See accompanying notes.

                                MEDICAL SENSORS
                    (BUSINESS UNIT OF PPG INDUSTRIES, INC.)
               STATEMENTS OF OPERATIONS AND INTERCOMPANY ADVANCES


                                                                                              YEARS ENDED
                                                                                              DECEMBER 31,
                                                                                      ----------------------------
                                                                                          1993           1994
                                                                                      -------------  -------------
Net sales...........................................................................  $     632,697  $   2,147,256
Cost of goods sold..................................................................      4,865,425      3,687,966
                                                                                      -------------  -------------
Gross profit (loss).................................................................     (4,232,728)    (1,540,710)
Operating expenses:
  Research and development..........................................................      1,772,117        963,972
  Sales and marketing...............................................................      2,377,143      1,857,123
  General and administration........................................................        492,140        346,673
                                                                                      -------------  -------------
Total operating expenses............................................................      4,641,400      3,167,768
                                                                                      -------------  -------------
Loss from operations................................................................     (8,874,128)    (4,708,478)
Other expense, net..................................................................       (206,460)       (91,019)
                                                                                      -------------  -------------
Net loss............................................................................     (9,080,588)    (4,799,497)
                                                                                      -------------  -------------
Intercompany advances at beginning of period........................................      2,835,010      3,089,848
Intercompany advances, net..........................................................      9,335,426      4,351,473
                                                                                      -------------  -------------
Intercompany advances at end of period..............................................  $   3,089,848  $   2,641,824
                                                                                      -------------  -------------
                                                                                      -------------  -------------


                            See accompanying notes.

                                MEDICAL SENSORS
                    (BUSINESS UNIT OF PPG INDUSTRIES, INC.)
                            STATEMENTS OF CASH FLOWS


                                                                                              YEARS ENDED
                                                                                              DECEMBER 31,
                                                                                      ----------------------------
                                                                                          1993           1994
                                                                                      -------------  -------------
OPERATING ACTIVITIES
Net loss............................................................................  $  (9,080,588) $  (4,799,497)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization.....................................................        654,915        662,482
  Changes in operating assets and liabilities:
    Accounts receivable.............................................................       (272,503)       (82,965)
    Inventories.....................................................................       (127,998)         6,491
    Other current assets............................................................         (2,156)       (39,131)
    Accounts payable................................................................            819         47,027
    Accrued expenses................................................................         73,288        (55,456)
                                                                                      -------------  -------------
Net cash used in operating activities...............................................     (8,754,223)    (4,261,049)
INVESTING ACTIVITIES
Purchase of equipment...............................................................       (581,703)       (85,140)
Leasehold improvements..............................................................       --              (13,914)
                                                                                      -------------  -------------
Net cash used in investing activities...............................................       (581,703)       (99,054)
FINANCING ACTIVITIES
Intercompany advances, net..........................................................      9,335,426      4,351,473
                                                                                      -------------  -------------
Net cash provided by financing activities...........................................      9,335,426      4,351,473
                                                                                      -------------  -------------
Net decrease in cash................................................................           (500)        (8,630)
Cash at beginning of period.........................................................          9,130          8,630
                                                                                      -------------  -------------
Cash at end of period...............................................................  $       8,630  $    --
                                                                                      -------------  -------------
                                                                                      -------------  -------------


                            See accompanying notes.

                                MEDICAL SENSORS
                    (BUSINESS UNIT OF PPG, INDUSTRIES, INC.)
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1994

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
ORGANIZATION

    Medical Sensors ("Sensors"), a wholly-owned business unit of PPG Industries, Inc. ("Parent") was formed in 1988 to develop, manufacture and market proprietary blood chemistry testing systems that provide immediate diagnostic results at the patient point-of-care.

    On December 31, 1994, the assets and liabilities of Sensors were purchased by SenDx Medical, Inc. from the Parent for $7,561,682 in cash and secured notes payable.

CONCENTRATIONS OF CREDIT RISK

    The Company sells its products primarily to customers located throughout the United States, Europe and Japan. Credit is generally extended based on an evaluation of the customer's financial condition. The Company estimates its potential losses on trade receivables on an ongoing basis and provides for anticipated losses in the period in which the revenues are recognized.

INVENTORIES

    Inventories are stated at the lower of cost or market using the first-in, first-out method.

PROPERTY AND EQUIPMENT

    Furniture, equipment and leasehold improvements are recorded at cost. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets. Amortization of leasehold improvements is provided over the life of the lease or the asset, whichever is less.

RESEARCH AND DEVELOPMENT

    Costs associated with research and development are expensed as incurred.

REVENUE RECOGNITION

    Revenue is recognized at the later of shipment or final acceptance.

2.  INVENTORIES
    Inventories consist of the following:


                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1993        1994
                                                                        ----------  ----------
Raw materials and purchased parts.....................................  $  624,596  $  544,822
Work-in-process.......................................................      --         115,661
Finished goods........................................................      81,162      38,784
                                                                        ----------  ----------
                                                                        $  705,758  $  699,267
                                                                        ----------  ----------
                                                                        ----------  ----------

                                MEDICAL SENSORS
                    (BUSINESS UNIT OF PPG, INDUSTRIES, INC.)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1994

3.  PROPERTY AND EQUIPMENT
    Property and equipment consists of the following:


                                                                          DECEMBER 31,
                                                                  ----------------------------
                                                                      1993           1994
                                                                  -------------  -------------
Machinery and equipment.........................................  $   3,427,669  $   3,465,785
Furniture and fixtures..........................................        533,640        560,239
Leasehold improvements..........................................         96,938        131,277
                                                                  -------------  -------------
                                                                      4,058,247      4,157,301
Less accumulated depreciation and amortization..................     (1,925,339)    (2,587,821)
                                                                  -------------  -------------
                                                                  $   2,132,908  $   1,569,480
                                                                  -------------  -------------
                                                                  -------------  -------------


4.  RELATED PARTY TRANSACTIONS

    For the years ended December 31, 1993 and 1994 Sensors had certain transactions with its Parent related to its principal operations totaling $198,000 and $271,000, respectively. The financial statements include all costs of conducting business. Costs incurred by the Parent on behalf of the Company, which have been allocated, are immaterial. Management believes that the method of allocation is reasonable.


5.  COMMITMENTS
    Sensors leases its office and manufacturing facilities under a non-cancelable operating lease that expires in December 1995. Rent expense for the years ended December 31, 1993 and 1994 was $842,307 and $794,546, respectively. Future minimum lease payments, excluding property taxes, under the non-cancelable operating lease is $686,580 for 1995.

6.  LITIGATION SETTLEMENT
    In August 1993, the Parent sued Diametrics Medical, Inc. claiming misappropriation of trade secrets, unfair competition and infringement of a design patent utilized by Sensors. In March 1994, the Parent reached a settlement with Diametrics with respect to all claims of the lawsuit. The cost of the settlement was incurred by the Parent and not charged to Sensors.

                                     [LOGO]
The SenDx 100 utilizes a single,
multi-use disposable sensor
cassette to accurately and
simultaneously measure any
combination of seven blood tests
frequently ordered for critical
care patients. The sensor cassette
can be used for up to 100 tests.


                                               The SenDx 100 analyzer is a
                                               compact, light weight, portable,
                                               line- and battery-powered
                                               instrument, weighing less than 14
                                               pounds, with a nine inch by nine
                                               inch foot print.


               SenDx Medical, Inc. occupies a 39,000 square foot
                   facility located in Carlsbad, California.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                                 --------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                -----------
Prospectus Summary............................           3
Risk Factors..................................           6
The Company...................................          14
Use of Proceeds...............................          14
Dividend Policy...............................          14
Dilution......................................          15
Capitalization................................          16
Selected Financial Data.......................          17
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations...................................          18
Business......................................          21
Management....................................          35
Certain Transactions..........................          43
Principal Stockholders........................          45
Description of Capital Stock..................          47
Shares Eligible for Future Sale...............          49
Underwriting..................................          51
Notice to Canadian Residents..................          52
Legal Matters.................................          53
Experts.......................................          53
Additional Information........................          53
Index to Financial Statements.................         F-1

                                 --------------

    UNTIL         ,  1996 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING),  ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                     [LOGO]

                                2,400,000 Shares
                                  Common Stock
                               ($0.001 PAR VALUE)

                              P R O S P E C T U S

                                CS First Boston
                               J.P. Morgan & Co.
                            Needham & Company, Inc.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The   following  table  sets  forth  all  costs  and  expenses,  other  than underwriting discounts and commissions, payable by the Company in connection with the sale of the Common Stock being registered hereunder. All of the amounts shown are estimates except for the SEC registration fee, the NASD filing fee and the Nasdaq National Market application fee.


                                                                   TO BE PAID BY
                                                                    THE COMPANY
                                                                   -------------
SEC registration fee.............................................  $     12,848
NASD filing fee..................................................         4,226
Nasdaq National Market application fee...........................        38,928
Printing expenses................................................       *
Legal fees and expenses..........................................       *
Accounting fees and expenses.....................................       *
Blue sky fees and expenses.......................................        10,000
Transfer agent and registrar fees................................       *
Director and Officer liability insurance.........................       *
Miscellaneous....................................................       *
                                                                   -------------
    Total........................................................  $
                                                                   -------------
                                                                   -------------


- ------------------------
*To be filed by amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


    (a) As permitted by the Delaware General Corporation Law, the Amended and Restated Certificate of Incorporation of the Company (Exhibit 3.3 hereto) eliminates the liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a directors, except to the extent otherwise required by the Delaware General Corporation Law.



    (b) The Amended and Restated Certificate of Incorporation provides that the Company will indemnify each person who was or is made a party to any proceeding by reason of the fact that such person is or was a director or officer of the Company against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith to the fullest extent authorized by the Delaware General Corporation Law. The Company's Bylaws (Exhibit 3.4 hereto) provide for a similar indemnity to directors and officers of the Company to the fullest extent authorized by the Delaware General Corporation Law.



    (c) The Amended and Restated Certificate of Incorporation also gives the Company the ability to enter into indemnification agreements with each of its directors and officers. The Company has entered into indemnification agreement with each of its directors and officers (Exhibit 10.15 hereto), which provide for the indemnification of directors an officers of the Company against any an all expenses, judgments, fines, penalties and amounts paid in settlement, to the fullest extent permitted by law.


ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    The following is a summary of transactions by the Company during the last three years preceding the date hereof involving sales of the Company's securities that were not registered under the Securities Act:


    (1) From time to time during the three years preceding the date hereof, the Registrant issued incentive stock options, nonqualified stock options and rights to purchase Common Stock pursuant to the Registrant's 1991 Stock Option Plan (the "1991 Plan") and 1996 Stock Incentive Plan to officers, directors and employees of the Registrant. During the period referred to above, 117,310 options and rights to purchase granted pursuant to the 1991 Plan were exercised for an aggregate exercise price of $62,534. Exemption from the registration provisions of the Securities Act is claimed, with respect to the grant of options referred to above, on the basis that the grant of options did not involve a "sale" of securities and, therefore, registration thereof was not required, and with respect to the exercise of options and rights to purchase referred to above, on the basis that such transactions met the requirements of Rule 701 as promulgated under Section 3(b) of the Securities Act.


    (2) Between March 1993 and May 1994, the Registrant issued promissory notes in an aggregate principal amount of $1,560,000 to seven accredited investors in exchange for cash. In June 1994, as consideration for the extension of the maturity date of certain of such notes, the Registrant issued to the holders of such notes warrants to purchase an aggregate of 150,000 shares of the Registrant's Series A Preferred Stock, which shares are convertible into shares of the Registrant's Common Stock upon the consummation of this Offering. In June 1994, certain of such notes having an aggregate principal amount of $810,000, together with accrued interest thereon aggregating $40,859, were converted into shares of the Registrant's Series A Preferred Stock and Warrants to purchase Common Stock, in the financing referred to in item (3) below.


    (3) In June 1994, the Registrant issued an aggregate of 1,303,359 shares of Series A Preferred Stock to 10 accredited investors at a price of $1.00 per share. In connection with such sale, the Registrant also issued to such purchasers warrants to purchase an aggregate of 260,672 shares of Common Stock. In 1995, an aggregate of 861,067 of such shares elected to exchange such shares for shares of Series A-2 Preferred Stock pursuant to an exchange offer made by the Registrant.


    (4) In June 1994, the Registrant issued convertible notes in the aggregate principal amount of $310,000 to S-E Banken Lakemedelsfond and S-E Banken Aktiv Lakemedel, which notes were subsequently converted into shares of Series B Preferred Stock at $1.00 per share. In connection with such conversion, the Registrant also issued to such purchasers warrants to purchase an aggregate of 62,000 shares of Common Stock.


    (5) Between October 1994 and June 1995, the Registrant issued promissory notes to Ventana Partnership I, L.P. and Ventana Partnership III, L.P. in exchange for an aggregate of $1,605,000 in cash.

    (6) During 1995, the Registrant issued Convertible Promissory Notes to 12 accredited investors in exchange for cash. In July 1995, the holders of such notes converted such notes into shares of Series C Preferred Stock in connection with the financing referred to in item (7) below at a conversion price of $1.00 per share.

    (7) In July 1995, the Registrant issued and sold shares of its Series C Preferred Stock at a purchase price of $1.00 per share to 31 accredited investors in addition to the purchasers referred to in item (6) above.

    (8) In February 1996, the Registrant issued Convertible Promissory Notes having an aggregate principal amount of $1,100,987 to 28 accredited investors. As consideration for the extension of such financing by such investors, the Registrant issued to such investors warrants to purchase an aggregate of 275,248 shares of the Registrant's Series C Preferred Stock at an exercise price of $2.50 per share. In March 1996, all of such Convertible Promissory Notes were converted into shares of the Registrant's Series C Preferred Stock at a conversion price of $2.50 per share.

    (9) In March 1996, the Registrant issued 3,809,524 shares of its Series D Preferred Stock to CIBC Wood Gundy Ventures, Inc. for an aggregate purchase price of $10,000,001.

    Except as set forth in item (1) above, exemption from the registration requirement of the Act for the transactions described above is claimed under
Section 4(2) of the Act, among others, on the basis that such transactions did not involve any public offering and the purchasers were sophisticated with access to the kind of information registration would provide. No underwriting fees or broker's commissions were paid in connection with the foregoing transactions.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits


 EXHIBIT
   NO.                                  DESCRIPTION
- ----------   -----------------------------------------------------------------
      1.1    Form of Underwriting Agreement
      2.1    Agreement  and  Plan  of  Merger between  the  Company  and SenDx
              Medical, Inc., a California corporation
      3.1    Certificate of Incorporation of the Company+
      3.2    Amended and Restated Certificate of Incorporation of the Company
      3.3    Form of Amended and Restated Certificate of Incorporation of  the
              Company
      3.4    Bylaws of the Company, as currently in effect+
      4.1    Specimen Certificate of Common Stock*
      5.1    Opinion  of  Stradling, Yocca,  Carlson  & Rauth,  a Professional
              Corporation*
     10.1    SenDx Medical, Inc. 1991 Stock Option Plan (the "1991 Plan")+
     10.2    Form of Incentive Stock Option  Agreement pertaining to the  1991
              Plan+
     10.3    Form  of Nonqualified  Stock Option  Agreement pertaining  to the
              1991 Plan+
     10.4    SenDx Medical, Inc. 1996 Stock Incentive Plan (the "1996 Plan")
     10.5    Form of Stock Option Agreement pertaining to the 1996 Plan
     10.6    Intentionally Omitted
     10.7    SenDx Medical, Inc. Employee Stock Purchase Plan -- 1996
     10.8    Employment Agreement dated  January 1, 1996  between the  Company and Douglas R. Hillier+
     10.9    Employment  Agreement dated  January 1, 1996  between the Company and George Pache+
     10.10   Employment Agreement dated  January 1, 1996  between the  Company and Michael W. Mercer+
     10.11   Employment  Agreement dated  January 1, 1996  between the Company and Ronald Betts, Ph.D.+
     10.12   Employment Agreement dated  January 1, 1996  between the  Company and Ruben Chairez, Ph.D.+
     10.13   Employment  Agreement dated  January 1, 1996  between the Company and Matthew Leader+
     10.14   Employment Agreement dated  January 1, 1996  between the  Company and Douglas Savage+
     10.15   Form  of Indemnification Agreement for  Officers and Directors of
              the Company
     10.16   Industrial Lease  Agreement dated  August  29, 1995  between  the
              Company and M.H.P.P., Inc.+
     10.17   Form of Warrant to Purchase Series A Preferred Stock+
     10.18   Form of Warrant to Purchase Common Stock+
     10.19   Form  of Series C Preferred Stock Purchase Agreement entered into between the Company and purchasers of Series C Preferred Stock+
     10.20   Series D Preferred Stock Purchase Agreement dated March 20,  1996 between the Company and CIBC Wood Gundy Ventures, Inc.+
     10.21   Investors'  Rights  Agreement  dated  March  20,  1996  among the
              Company, CIBC  Wood  Gundy  Ventures,  Inc.  and  certain  other stockholders of the Company+
     10.22   Amended  and Restated  Registration Rights  Agreement dated March
              20,  1996  among  the  Company  and  certain  stockholders   and
              warrantholders of the Company+
     10.23   Form of Subscription Agreement between the Company and purchasers of  Convertible  Promissory  Notes  in  February  1996  ("Bridge
              Financing")+

 EXHIBIT
   NO.                                  DESCRIPTION
- ----------   -----------------------------------------------------------------
     10.24   Form of Warrant to  purchase Series C  Preferred Stock issued  to investors in the Bridge Financing+
     10.25   Agreement  dated  January 17,  1995 between  the Company  and PPG
              Industries, Inc. ("PPG")+
     10.26   Amended License  Agreement dated  January  17, 1995  between  the
              Company and PPG (portions omitted pursuant to Rule 406)+
     10.27   Promissory  Note dated January 17, 1995, issued by the Company to
              PPG, as amended+
     10.28   Security Agreement dated January 17, 1995 between the Company and
              PPG+
     10.29   Amended and Restated Common Stock  Warrant dated March 20,  1996, issued to PPG+
     10.30   Promissory  Note dated  July 31,  1995 issued  by the  Company to
              Instrumentation Laboratory+
     10.31   Promissory Note dated  April 12,  1993 issued by  the Company  to
              Praktikerfinans AB
     10.32   Agreement  dated  June 8,  1994 between  the Company  and Beckman
              Instruments, Inc. (portions omitted pursuant to Rule 406)+
     11.1    Computation of pro forma net income (loss) per share+
     23.1    Consent of Stradling, Yocca, Carlson & Rauth (see Exhibit 5.1)*
     23.2    Consent of Ernst & Young LLP, Independent Auditors
     24.1    Power of Attorney+


- ------------------------

+Previously filed.

*To be filed by amendment.

        All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and therefore have been omitted.

ITEM 17.  UNDERTAKINGS

    The Company hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The Company hereby undertakes that:

    (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of a Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933 the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Carlsbad, State of California, on the 13th day of June, 1996.


                                   SenDx Medical, Inc.

                                   By:           /s/ DOUGLAS R. HILLIER
                                        ----------------------------------------
                                                   Douglas R. Hillier
                                         PRESIDENT AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



               SIGNATURE                             TITLE                  DATE
- ----------------------------------------  ---------------------------  --------------
                                          President, Chief Executive
            /s/ DOUGLAS R. HILLIER         Officer and Director
 -------------------------------------     (Principal Executive         June 13, 1996
           Douglas R. Hillier              Officer)

                                          Vice President and Chief
                 /s/ GEORGE PACHE          Financial Officer
 -------------------------------------     (Principal Financial and     June 13, 1996
              George Pache                 Principal Accounting
                                           Officer)

                            *             Chairman of the Board of
 -------------------------------------     Directors                    June 13, 1996
           Thomas O. Gephart

                            *
 -------------------------------------    Director                      June 13, 1996
          Anthony Rippo, M.D.

                            *
 -------------------------------------    Director                      June 13, 1996
           F. Duwaine Townsen

                            *
 -------------------------------------    Director                      June 13, 1996
          Fredrik C. Schreuder

                            *
 -------------------------------------    Director                      June 13, 1996
            C. Ian Sym-Smith

                            *
 -------------------------------------    Director                      June 13, 1996
            Robi Blumenstein

*By:      /s/ DOUGLAS R. HILLIER
        --------------------------------
           Douglas R. Hillier
            ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


 EXHIBIT
   NO.                               DESCRIPTION                           PAGE
- ----------   ------------------------------------------------------------  ----
      1.1    Form of Underwriting Agreement..............................
      2.1    Agreement and Plan of Merger between the Company and SenDx
              Medical, Inc., a California corporation....................
      3.1    Certificate of Incorporation of the Company+
      3.2    Amended and Restated Certificate of Incorporation of the
              Company....................................................
      3.3    Form of Amended and Restated Certificate of Incorporation of
              the Company
      3.4    Bylaws of the Company, as currently in effect+
      4.1    Specimen Certificate of Common Stock*
      5.1    Opinion of Stradling, Yocca, Carlson & Rauth, a Professional
              Corporation*
     10.1    SenDx Medical, Inc. 1991 Stock Option Plan (the "1991
              Plan")+
     10.2    Form of Incentive Stock Option Agreement pertaining to the
              1991 Plan+
     10.3    Form of Nonqualified Stock Option Agreement pertaining to
              the 1991 Plan+
     10.4    SenDx Medical, Inc. 1996 Stock Incentive Plan (the "1996
              Plan").....................................................
     10.5    Form of Stock Option Agreement pertaining to the 1996
              Plan.......................................................
     10.6    Intentionally Omitted
     10.7    SenDx Medical, Inc. Employee Stock Purchase Plan -- 1996....
     10.8    Employment Agreement dated January 1, 1996 between the
              Company and Douglas R. Hillier+
     10.9    Employment Agreement dated January 1, 1996 between the
              Company and George Pache+
     10.10   Employment Agreement dated January 1, 1996 between the
              Company and Michael W. Mercer+
     10.11   Employment Agreement dated January 1, 1996 between the
              Company and Ronald Betts, Ph.D.+
     10.12   Employment Agreement dated January 1, 1996 between the
              Company and Ruben Chairez, Ph.D.+
     10.13   Employment Agreement dated January 1, 1996 between the
              Company and Matthew Leader+
     10.14   Employment Agreement dated January 1, 1996 between the
              Company and Douglas Savage+
     10.15   Form of Indemnification Agreement for Officers and Directors
              of the Company.............................................
     10.16   Industrial Lease Agreement dated August 29, 1995 between the
              Company and M.H.P.P., Inc.+
     10.17   Form of Warrant to Purchase Series A Preferred Stock+
     10.18   Form of Warrant to Purchase Common Stock+
     10.19   Form of Series C Preferred Stock Purchase Agreement entered into between the Company and purchasers of Series C
              Preferred Stock+
     10.20   Series D Preferred Stock Purchase Agreement dated March 20,
              1996 between the Company and CIBC Wood Gundy Ventures,
              Inc.+
     10.21   Investors' Rights Agreement dated March 20, 1996 among the
              Company, CIBC Wood Gundy Ventures, Inc. and certain other
              stockholders of the Company+
     10.22   Amended and Restated Registration Rights Agreement dated
              March 20, 1996 among the Company and certain stockholders
              and warrantholders of the Company+

 EXHIBIT
   NO.                               DESCRIPTION                           PAGE
- ----------   ------------------------------------------------------------  ----
     10.23   Form of Subscription Agreement between the Company and
              purchasers of Convertible Promissory Notes in February 1996
              ("Bridge Financing")+
     10.24   Form of Warrant to purchase Series C Preferred Stock issued to investors in the Bridge Financing+
     10.25   Agreement dated January 17, 1995 between the Company and PPG
              Industries, Inc. ("PPG")+
     10.26   Amended License Agreement dated January 17, 1995 between the
              Company and PPG (portions omitted pursuant to Rule 406)+
     10.27   Promissory Note dated January 17, 1995, issued by the
              Company to PPG, as amended+
     10.28   Security Agreement dated January 17, 1995 between the
              Company and PPG+
     10.29   Amended and Restated Common Stock Warrant dated March 20,
              1996, issued to PPG+
     10.30   Promissory Note dated July 31, 1995 issued by the Company to
              Instrumentation Laboratory+
     10.31   Promissory Note dated April 12, 1993 issued by the Company to Praktikerfinans AB......................................
     10.32   Agreement dated June 8, 1994 between the Company and Beckman
              Instruments, Inc. (portions omitted pursuant to Rule 406)+
     11.1    Computation of pro forma net income (loss) per share+
     23.1    Consent of Stradling, Yocca, Carlson & Rauth (see Exhibit
              5.1)*
     23.2    Consent of Ernst & Young LLP, Independent Auditors..........
     24.1    Power of Attorney+..........................................


- ------------------------

+Previously filed.

*To be filed by amendment.